As filed with the Securities and Exchange Commission on July __, 1995

                                                       Registration No. 33-91154


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ________________

                              FINANCIAL TRUST CORP
             (Exact name of registrant as specified in its charter)

         Pennsylvania                            6711                            23-2229155
(State or other jurisdiction            (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)        Classification Code Number)        Identification No.)

               1415 Ritner Highway, Carlisle, Pennsylvania 17013
                                 (717-243-8003)
               (Address, including zip code and telephone number,
        including area code of registrant's principal executive offices)
                                ________________
               Bradley S. Everly, Secretary, Financial Trust Corp
               1415 Ritner Highway, Carlisle, Pennsylvania 17013
                                 (717-241-7744)
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)
                                ________________
                                   Copies to:


     W. Jeffry Jamouneau            Melissa Allison Warren
     McNees Wallace & Nurick        Shapiro and Olander
     100 Pine Street                36 South Charles Street, Twentieth Floor
     Harrisburg, PA 17101           Baltimore, MD 21201
     (717) 237-5230                 (410) 385-0202

            Approximate date of commencement of the proposed sale of
                         the securities to the public:
      The date of mailing the Proxy Statement/Prospectus contained herein.
                                ________________

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.    _/  /_


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              FINANCIAL TRUST CORP

                Cross-Reference Sheet between Items of Form S-4
                 and Captions in the Proxy Statement/Prospectus


           Form S-4 Item                                                           Caption(s) or Location in
         Number and Caption                                                        Proxy Statement/Prospectus
A.       Information About the Transaction

         1.       Forepart of Registration Statement
                  and Outside Front Cover Page of
                  Prospectus..................................................  Outside Front Cover Page of
                                                                                Proxy Statement/Prospectus
         2.       Inside Front and Outside Back
                  Cover Pages of Prospectus...................................  Available Information; Table of
                                                                                Contents
         3.       Risk Factors, Ratio of Earnings
                  to Fixed Charges and Other
                  Information.................................................  Summary

         4.       Terms of the Transaction....................................  Proposed Merger-Conversion of
                                                                                WCNB Common Stock in the
                                                                                Merger

         5.       Pro Forma Financial Information.............................  Pro Forma Combined Financial
                                                                                Information

         6.       Material Contacts With the
                  Company Being Acquired......................................  Proposed Merger - Interests of
                                                                                Certain Persons in the Merger

         7.       Additional Information Required
                  for Reoffering by Persons and
                  Parties Deemed to be
                  Underwriters................................................  Not applicable

         8.       Interest of Named Experts
                  and Counsel.................................................  Proposed Merger-Opinion of
                                                                                Financial Advisor
         9.       Disclosure of Commission Position
                  on Indemnification for Securities
                  Act Liabilities.............................................  Certain Differences of Rights of
                                                                                Shareholders of FTC and WCNB-
                                                                                Indemnification



B.       Information About the Registrant

         10.      Information with Respect to S-3 Registrants.................  Available Information;
                                                                                Incorporation of Certain FTC
                                                                                Documents by Reference
         11.      Incorporation of Certain Information
                  by Reference................................................  Information Concerning Financial
                                                                                Trust Corp; Available
                                                                                Information; Incorporation of
                                                                                Certain FTC Documents by
                                                                                Reference

         12.      Information with Respect to
                  S-2 or S-3 Registrants......................................  Not applicable

         13.      Incorporation of Certain
                  Information by Reference....................................  Not applicable

         14.      Information with Respect to
                  Registrants other than S-2 or
                  S-3 Registrants.............................................  Not applicable


C.       Information About the Company Being Acquired

         15.      Information with Respect to S-3 Companies...................  Not applicable

         16.      Information with Respect to
                  S-2 or S-3 Companies........................................  Not applicable

         17.      Information with Respect to
                  Companies Other Than S-2 or S-3
                  Companies...................................................  Information Concerning
                                                                                Washington County National
                                                                                Bank; Management of Washington
                                                                                County National Bank

D.       Voting and Management Information

         18.      Information if Proxies, Consents
                  or Authorizations are to be
                  Solicited


     Item Number and Caption in
   Schedule 14A of the Securities                                                  Caption(s) or Location in
Exchange Act of 1934 or Regulation S-K                                             Proxy Statement/Prospectus
- --------------------------------------                                             --------------------------

(1)      Date, Time and Place Information.....................................  Introduction - Date, Place and
                                                                                Time of Special Meeting

(2)      Revocability of Proxy................................................  Introduction-Revocation and
                                                                                Voting of Proxies


(3)      Dissenters' Rights of Appraisal......................................  Proposed Merger-Dissenters'
                                                                                Rights of WCNB Shareholders

(4)      Persons Making the Solicitation......................................  Introduction-General

(5)      Interest of Certain Persons in
         Matters to be Acted Upon.............................................  Proposed Merger-Management
                                                                                Following the Merger; Interests of
                                                                                Certain Persons in the Merger

(6)      Voting Securities and Principal
         Holders Thereof......................................................  Introduction-Voting of Shares and
                                                                                Principal Holders Thereof

(21)     Vote Required for Approval...........................................  Summary-Shareholder Voting;
                                                                                Proposed Merger-Required Vote
                                                                                of Shareholders

(401)    Directors and Executive Officers.....................................  Proposed Merger-Management
                                                                                after the Merger; Incorporation of
                                                                                Certain FTC Documents by
                                                                                Reference; Management of
                                                                                Washington County National Bank

(402)    Executive Compensation...............................................  Incorporation of Certain FTC
                                                                                Documents by Reference;
                                                                                Management of Washington
                                                                                County National Bank
(404)    Certain Relationships and
         Related Transactions.................................................  Incorporation of Certain FTC
                                                                                Documents by Reference;
                                                                                Management of Washington
                                                                                County National Bank-Certain
                                                                                Transactions

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange
         Offer................................................................  Not applicable


                               LETTERHEAD OF WCNB
                               ------------------



                                 July 10, 1995



Dear Shareholder:

     Enclosed are materials relating to a Special Meeting of Shareholders of Washington County National Bank to be held at 10:00 a.m. on Tuesday, August 8, 1995 at the office of the Bank at 14 West Potomac Street, Williamsport, Maryland.

     The purpose of the meeting is to consider and vote on the proposed acquisition of Washington County National Bank by Financial Trust Corp pursuant to a merger of WCNB into a wholly-owned subsidiary of Financial Trust Corp. If the merger is completed, each outstanding share of WCNB common stock will be exchanged for 2.25 shares of the common stock of Financial Trust Corp. The Board of Directors of WCNB believes that the merger is in the best interest of the shareholders of WCNB.

     This matter is fully described in the attached Proxy Statement/Prospectus.

     For the merger to be approved, two-thirds of the outstanding shares of WCNB must vote FOR the merger. We urge you to take time to consider this important matter and vote now. In order to make sure that your vote is represented, indicate your choice on the enclosed proxy form, date and sign it, and return it in the enclosed envelope.

     Your prompt response will ensure that your shares are counted at the meeting. If you are able to attend the meeting in person, you may revoke your proxy at the meeting and vote in person.


                                              M.L. Patterson, Jr.
                                              President

                        WASHINGTON COUNTY NATIONAL BANK
                             14 West Potomac Street
                          Williamsport, Maryland 21795


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 8, 1995


To the Shareholders:

     A Special Meeting of Shareholders of Washington County National Bank ("WCNB") will be held at the office of the Bank at 14 West Potomac Street, Williamsport, Maryland on August 8, 1995, at 10:00 a.m., local time, for the following purposes:

1. To consider and act upon an Agreement and Plan of Affiliation between WCNB and Financial Trust Corp ("FTC"), which is described in the accompanying Proxy Statement/Prospectus, whereby, among other things, WCNB would be merged into a subsidiary of FTC and thereby become a wholly-owned subsidiary of FTC and the shareholders of WCNB would be entitled to receive
     2.25 shares of FTC Common Stock for each share of WCNB Common Stock held.

2.   To act upon such other matters as may properly come before the Special
     Meeting.

     Only shareholders of record at the close of business on June 20, 1995 are entitled to notice of and to vote at the Special Meeting.

     Approval of the proposal described above requires the affirmative vote of two-thirds of the outstanding shares of WCNB Common Stock. Accordingly, all shareholders are urged to complete, sign, date and return the enclosed proxy card promptly, whether or not they expect to attend the Special Meeting. If you attend the Special Meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By order of the Board of Directors


                                          Nancy L. Michael, Secretary


July 10, 1995


          YOUR ATTENTION IS DIRECTED TO THE PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                                                PRELIMINARY COPY

                           PROXY STATEMENT/PROSPECTUS


                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                       OF WASHINGTON COUNTY NATIONAL BANK
                          TO BE HELD ON AUGUST 8, 1995
                             ______________________

                                 PROSPECTUS FOR
                             SHARES OF COMMON STOCK
                                       OF
                              FINANCIAL TRUST CORP


     This Proxy Statement/Prospectus is being furnished to the shareholders of Washington County National Bank ("WCNB") in connection with the solicitation of proxies by the WCNB Board of Directors for use at the Special Meeting of Shareholders of WCNB to be held on August 8, 1995. The purpose of the Special Meeting is to consider a proposed merger of WCNB with and into a wholly-owned subsidiary of Financial Trust Corp ("FTC") in which each outstanding share of WCNB Common Stock, except for shares for which dissenters' rights are properly claimed, will be converted automatically into 2.25 shares of FTC Common Stock (the "Merger"). FTC has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a Registration Statement under the Securities Act of 1933 with respect to a maximum of 1,054,888 shares of FTC Common Stock, par value $5.00 per share, which will be issued in the Merger to the shareholders of WCNB.

                                ________________

           THE SHARES OF FTC COMMON STOCK TO BE ISSUED IN THE MERGER
            HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
             AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
                  UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                                ________________

     All information contained herein with respect to WCNB has been furnished by the management of WCNB and all information contained herein with respect to FTC has been furnished by the management of FTC. Although the information concerning WCNB and FTC contained herein has been taken from sources believed to be reliable, neither company can take responsibility for the accuracy or completeness of the information concerning the other contained herein or for the disclosure of events, unknown to the managements of WCNB or FTC respectively, which may have occurred and might affect the significance or adequacy of such information.

     No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by WCNB or FTC. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase in any State or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of FTC Common Stock hereunder shall imply that the information contained herein is correct as of any time subsequent to the date hereof.


     The approximate date on which this Proxy Statement/Prospectus is first being mailed to the shareholders of WCNB is July 10, 1995.


                             _____________________


         The date of this Proxy Statement/Prospectus is July 10, 1995.

                             AVAILABLE INFORMATION

     As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Proxy Statement/Prospectus omits certain information contained in the Registration Statement and exhibits thereto. FTC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement of which this Proxy Statement/Prospectus forms a part, as well as reports, proxy statements and other information filed by FTC, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Commission as prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     WCNB is not subject to the informational requirements of the Exchange Act and does not make such filings with the Commission.

     Shares of FTC Common Stock are traded in the NASDAQ National Market System under the symbol "FITC".

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein) are available without charge, upon oral or written request by any person receiving this Proxy Statement/Prospectus, from Nancy L. Michael, Secretary, Washington County National Bank, 14 West Potomac Street, P.O. Box 378, Williamsport, Maryland 21795, telephone (301) 223-7600, in the case of documents relating to WCNB, or, in the case of documents relating to FTC, from Bradley S. Everly, Secretary, Financial Trust Corp, 1415 Ritner Highway, Carlisle, Pennsylvania 17013, telephone (717) 243-3212. In order to ensure timely delivery of the documents prior to the Special Meeting, any such request should be received by July 28, 1995.

              INCORPORATION OF CERTAIN FTC DOCUMENTS BY REFERENCE

     The following documents of FTC previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement/Prospectus:

            Annual Report on Form 10-K of FTC for the fiscal year ended December 31, 1994 (which includes certain information contained in FTC's 1994
     Annual Report to Shareholders and in FTC's Proxy Statement for its
     1995 Annual Meeting of Shareholders and which information is incorporated therein by reference).


            Current Report on Form 8-K filed January 25, 1995.


            Quarterly Report on Form 10-Q of FTC for the quarterly period ended March 31, 1995.

     All documents subsequently filed by FTC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the WCNB Special Meeting, including any postponement or adjournment thereof, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                              FINANCIAL TRUST CORP
                                      and
                        WASHINGTON COUNTY NATIONAL BANK

                            ________________________

                           Proxy Statement/Prospectus
                            _______________________


                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY

         General..................................................................................................9
         The Parties.............................................................................................10
         The WCNB Meeting........................................................................................11
         Effective Date..........................................................................................11
         Shareholder Voting......................................................................................12
         Reasons for the Merger and Recommendations of the Board of Directors....................................12
         Opinion of Financial Advisor............................................................................13
         Interests of Certain Persons in the Mergers.............................................................13
         Management After the Mergers............................................................................13
         Federal Income Tax Consequences.........................................................................13
         Conditions to Consummation..............................................................................14
         Amendment, Waiver and Termination.......................................................................14
         Accounting Treatment....................................................................................14
         Certain Differences of Rights of Shareholders of FTC and WCNB...........................................15
         Dissenters' Rights......................................................................................15
         Comparative Stock Prices................................................................................15
         Selected Financial Data (Unaudited).....................................................................16
         Comparative Per Share Data (Unaudited)..................................................................21

INTRODUCTION

         General.................................................................................................23
         Date, Place and Time of Special Meeting.................................................................23
         Purpose of Special Meeting..............................................................................23
         Revocation and Voting of Proxies........................................................................24
         Voting of Shares and Principal Holders Thereof..........................................................24
         Solicitation of Proxies.................................................................................25
         Recommendation of the Board of Directors Concerning the Merger..........................................25


                                     - 5 -



PROPOSED MERGER

         The Merger in General; Effective Date...................................................................26
         Conversion of WCNB Common Stock in the Merger...........................................................26
         Background of and Principal Reasons for the Merger......................................................27
         Opinion of Financial Advisor............................................................................31
         Management after the Merger.............................................................................36
         Interests of Certain Persons in the Merger..............................................................36
         Required Vote of Shareholders...........................................................................37
         Exchange of Stock Certificates..........................................................................37
         Treatment of Fractional Interests.......................................................................38
         Conditions of the Merger and Governmental Approvals.....................................................38
         Representations and Warranties..........................................................................39
         Amendment, Waiver and Termination.......................................................................39
         Merger-Related Expenses.................................................................................40
         Dissenters' Rights of WCNB Shareholders.................................................................40
         Federal Income Tax Consequences.........................................................................41
         Restrictions on Resales of FTC Common Stock.............................................................42
         Accounting Treatment....................................................................................42
         Recommendations of the FTC and WCNB Boards..............................................................42


MARKET PRICES, DIVIDENDS, AND RELATED SHAREHOLDER MATTERS

         FTC.....................................................................................................43
         FTC Dividend Reinvestment Plan..........................................................................44
         WCNB....................................................................................................45


PRO FORMA COMBINED FINANCIAL INFORMATION

         Information Concerning the Pro Forma Combined Financial Data............................................46


FINANCIAL TRUST CORP

         Pro Form Combined Condensed Balance Sheet...............................................................47
         Pro Forma Combined Condensed Statements of Income.......................................................49


WASHINGTON COUNTY NATIONAL BANK - SELECTED FINANCIAL DATA........................................................55



                                     - 6 -


WASHINGTON COUNTY NATIONAL BANK - MANAGEMENT'S DISCUSSION AND
         ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Summary.................................................................................................57
         Net Interest Income.....................................................................................57
         Loans...................................................................................................60
         Investment Securities...................................................................................61
         Deposits................................................................................................62
         Noninterest Income and Expenses.........................................................................63
         Federal Income Taxes....................................................................................64
         Asset Quality/Risk Analysis.............................................................................64
         Liquidity and Rate Sensitivity..........................................................................67
         Capital Adequacy........................................................................................70
         Regulatory Matters......................................................................................71

INFORMATION CONCERNING WASHINGTON COUNTY NATIONAL BANK

         General.................................................................................................73
         Properties..............................................................................................73
         Competition.............................................................................................74
         Regulation and Supervision..............................................................................74
         Legal Proceedings.......................................................................................75
         Employees...............................................................................................75
         Relations with Independent Certified Public Accountants.................................................75


MANAGEMENT OF WASHINGTON COUNTY NATIONAL BANK

         Directors and Executive Officers........................................................................76
         Executive Compensation..................................................................................78
         Compensation and Benefit Plans..........................................................................79
         Compensation of Directors...............................................................................81
         Certain Transactions....................................................................................81
         Securities Ownership of Certain Beneficial Owners and Management........................................82


INFORMATION CONCERNING FINANCIAL TRUST CORP......................................................................84


DESCRIPTION OF FTC COMMON STOCK..................................................................................86




                                     - 7 -


CERTAIN DIFFERENCES OF RIGHTS OF SHAREHOLDERS OF FTC AND WCNB

         Authorized Common Stock.................................................................................87
         Voting Rights...........................................................................................87
         Amendment of Articles and Bylaws........................................................................87
         Required Vote for Mergers and Similar Transactions......................................................88
         Dissenters' Rights......................................................................................88
         Board of Directors......................................................................................89
         Nomination of Directors.................................................................................89
         Call of Special Shareholders Meeting....................................................................89
         Anti-Takeover Provisions................................................................................90
         Indemnification.........................................................................................91
         Miscellaneous...........................................................................................92


EXPERTS..........................................................................................................92


LEGAL OPINIONS...................................................................................................92


OTHER MATTERS....................................................................................................93

         Return of Proxy.........................................................................................93


FINANCIAL STATEMENTS OF WASHINGTON COUNTY NATIONAL BANK..........................................................94


         EXHIBIT A - Agreement and Plan of Affiliation between FTC and WCNB
         EXHIBIT B - Opinion of Berwind Financial Group, L.P. to
                     Board of Directors of WCNB
         EXHIBIT C - Statutory Provisions Concerning Dissenters' Rights of WCNB
                     Shareholders

                                     - 8 -


                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus and in the documents incorporated herein by reference. This summary is not intended to be complete and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Exhibits hereto, and the documents incorporated herein by reference. All shareholders are urged to review this Proxy Statement/Prospectus carefully.


General

     This Proxy Statement/Prospectus relates to the merger (the "Merger") of Washington County National Bank ("WCNB") with and into a wholly-owned national bank subsidiary being organized by Financial Trust Corp ("FTC") for that purpose. The Merger will be consummated pursuant to the Agreement and Plan of Affiliation dated December 23, 1994 (the "Affiliation Agreement"), a copy of which is attached hereto as Exhibit A.

     Upon the Effective Date of the Merger (as defined below in this Summary), each share of WCNB Common Stock, par value $10.00 per share ("WCNB Common Stock"), issued and outstanding immediately prior to the Effective Date, except for shares for which dissenters' rights are properly claimed, will be converted automatically into 2.25 shares of common stock, $5.00 par value, of FTC ("FTC Common Stock"). Fractional shares of FTC Common Stock will not be issued, but in lieu thereof each holder of shares of WCNB Common Stock who would otherwise have been entitled to a fraction of a share of FTC Common Stock will be paid an amount in cash equal to such fraction multiplied by the Closing Market Value Per Share (as defined in the Affiliation Agreement) of FTC. See "PROPOSED MERGER--Treatment of Fractional Interests." Cash received in lieu of fractional shares may be taxable income to the recipient.

     As soon as practicable after the Effective Date of the Merger, a letter of transmittal will be mailed to all holders of record of WCNB Common Stock for use in surrendering their WCNB Common Stock certificates in exchange for FTC Common Stock certificates and cash in lieu of fractional shares. The transmittal materials will contain forms and instructions concerning the surrender of such WCNB Common Stock certificates. See "PROPOSED MERGER--Exchange of Stock Certificates."

The Parties

     FTC is a Pennsylvania business corporation and a registered bank holding company, headquartered in Carlisle, Pennsylvania. In addition to the nonoperating national bank subsidiary of FTC being organized for purposes of the Merger, FTC's five operating subsidiaries are (i) Farmers Trust Company, a bank and trust company organized under Pennsylvania law; (ii) Chambersburg Trust Company, also a Pennsylvania bank and trust company; (iii) First National Bank and Trust Co., a national banking association; (iv) First Federal Savings Bank, also a national banking association; and (v) Financial Trust Life Insurance Company, an insurance company organized under the laws of Arizona. As of March 31, 1995, FTC's four bank subsidiaries operated 34 banking offices and 16 remote service facilities in seven south central Pennsylvania counties which include the cities of Carlisle, Chambersburg, Waynesboro and Hanover. First National Bank and Trust Co. is a member of the Federal Reserve System. All banks are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law, and engage in general commercial banking and provide individuals, businesses, municipalities and state agencies with comprehensive financial services. FTC also offers, through its insurance subsidiary, credit life and disability insurance to the banks' consumer loan customers. FTC and its subsidiaries employed approximately 436 full-time equivalent employees as of March 31, 1995. FTC intends, subject to necessary regulatory approvals, to merge First Federal Savings Bank into Farmers Trust Company, and to change the name of the latter bank to Financial Trust Company. Additionally, FTC has applications pending for regulatory approvals to form a new subsidiary, Financial Trust Services Co., into which all trust services of the bank subsidiaries would be consolidated.

     At March 31, 1995, FTC had consolidated total assets, deposits and shareholders' equity of $952.5 million, $777.2 million and $118.3 million, respectively. FTC's personal and corporate trust assets totalled $345.6 million at December 31, 1994, and at that date on the basis of total assets, FTC was the eighteenth largest independent bank holding company in Pennsylvania.

     The principal executive offices of FTC are located at 1415 Ritner Highway, Carlisle, Pennsylvania 17013, and its telephone number is (717) 243-8003.

     For further information about FTC, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN FTC DOCUMENTS BY REFERENCE".

     WCNB is a national bank, incorporated under the National Bank Act and headquartered in Williamsport, Maryland. As of March 31, 1995, WCNB operated eight banking offices and four automated teller machines in Washington County, Maryland which includes the cities of Hagerstown, Williamsport, Sharpsburg, Boonsboro, Keedysville and Clear Spring. WCNB is insured by the FDIC and offers a wide variety of banking services to all segments of its service area. WCNB engages in mortgage lending, primarily for one- to-four family properties, and provides other business financial services. WCNB's commercial lending services include lines of credit, revolving credit, mortgages, term loans and other forms of secured financing. WCNB employed approximately 89 full-time equivalent employees as of March 31, 1995.

     WCNB's total assets have grown from $107.7 million at December 31, 1990 to $136.9 million at March 31, 1995. At March 31, 1995, WCNB had deposits and shareholders' equity of $124.9 million and $11.0 million, respectively.

     The principal executive offices of WCNB are located at 14 West Potomac Street, Williamsport, Maryland 21795, and its telephone number is (301) 223-7600.

     For further information concerning WCNB, see "INFORMATION CONCERNING WASHINGTON COUNTY NATIONAL BANK" and "MANAGEMENT OF WASHINGTON COUNTY NATIONAL BANK."


The WCNB Meeting

     The Special Meeting of Shareholders of WCNB will be held at the WCNB office at 14 West Potomac Street, Williamsport, Maryland, on August 8, 1995, at 10:00 a.m. (local time). The purpose of the meeting is to consider and act on the proposed Merger, as well as any other matters properly brought before the meeting (management presently knows of no other such matters). Only holders of record of WCNB Common Stock at the close of business on June 20, 1995, will be entitled to vote at the Special Meeting. At that date, 468,839 shares of WCNB Common Stock were outstanding. Each share will be entitled to one (1) vote on the proposed Merger and any other matters presented.


Effective Date

     The Merger will become effective (the "Effective Date") following approval of the Merger by the WCNB shareholders and the securing of all necessary regulatory approvals, provided that all conditions required by the Affiliation Agreement have been met (or if not met, are waived by the party for whose benefit the condition exists). It presently is believed that the Merger will be consummated during the third quarter of 1995. See "PROPOSED

MERGER--The Merger in General; Effective Date" and "--Conditions of the Merger and Governmental Approvals."


Shareholder Voting

     Pursuant to the National Bank Act, the affirmative vote of the holders of at least two-thirds of the outstanding shares of WCNB Common Stock at the Special Meeting is required to approve the Merger. As of May 31, 1995, the directors and executive officers of WCNB and their affiliates were entitled to cast 60,122 votes at the Special Meeting, representing approximately 12.82% of the 468,839 total votes entitled to be cast. See "INTRODUCTION--Voting of Shares and Principal Holders Thereof." Such persons intend to vote all of these shares in favor of the Merger. No vote or action will be required by holders of FTC Common Stock.


Reasons for the Merger and Recommendation of the Board of Directors

     The Board of Directors of WCNB believes that WCNB shareholders will benefit from the Merger through their ownership of the stock of a bank holding company with more diversified banking operations and substantially greater assets than those of WCNB. Following the Merger, WCNB will operate as a subsidiary of FTC and will have the support of FTC's greater managerial and administrative resources and greater scope and depth of service. The Board believes that this should enable WCNB offices to serve effectively a wider range of businesses and other customers, and to compete more effectively in the rapidly changing marketplace for banking and financial services.

     The terms of the Merger were determined by FTC and WCNB on the basis of arms-length negotiations. In arriving at the terms of the Merger, the Boards of Directors of FTC and WCNB gave consideration to many factors, including, without limitation, information concerning the financial condition, current business and future prospects of FTC and WCNB. In addition, the Boards considered stock market data for FTC and WCNB, the financial terms of other recent business combinations in the banking industry and the tax consequences of the Merger to shareholders of WCNB. See "PROPOSED MERGER--Background of and Principal Reasons for the Merger."

     THE BOARD OF DIRECTORS OF WCNB HAS UNANIMOUSLY APPROVED THE AFFILIATION AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE WCNB SHAREHOLDERS VOTE "FOR" THE MERGER.

Opinion of Financial Advisor

     Berwind Financial Group, L.P., which provides bank financial advisory and investment banking services, has rendered an opinion to the Board of Directors of WCNB as to the fairness, from a financial point of view, to WCNB's shareholders of the share conversion of 2.25 shares of FTC Common Stock for each share of WCNB Common Stock. This opinion, a copy of which is attached hereto as Exhibit B, should be read in its entirety. See "PROPOSED MERGER--Opinion of Financial Advisor."


Interests of Certain Persons in the Merger

     In connection with the proposed Merger, M. L. Patterson, Jr., President and Chief Executive Officer of WCNB, and David E. Drury, Vice-President, Staff Accountant and Cashier of WCNB, will enter into Employment Agreements with WCNB, effective upon the Effective Date of the Merger, providing for their continued employment in their respective positions for a term of three years after the Merger. See "PROPOSED MERGER--Interests of Certain Persons in the Merger."


Management After the Merger

     Upon the Effective Date of the Merger, the executive officers and members of the Board of Directors of WCNB will continue to serve as such, and Ray L. Wolfe, President and Chief Executive Officer of FTC, will become a member of the WCNB Board. The Board of Directors of FTC will consist of those persons who are Directors of FTC on the Effective Date, and three of the current directors of WCNB (M. L. Patterson, Jr., James E. Byron and Thomas H. Shank) will be added to the FTC Board. See "PROPOSED MERGER--Interests of Certain Persons in the Merger" and --"Management after the Merger."


Federal Income Tax Consequences

     It is a condition to the Merger that FTC and WCNB shall have received either a ruling from the Internal Revenue Service or an opinion of counsel to FTC to the effect that no gain or loss will be recognized for federal income tax purposes by holders of shares of WCNB Common Stock who receive shares of FTC Common Stock in exchange for their shares, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares or for dissenting shares. FTC and WCNB have determined that a ruling will not be sought. McNees Wallace & Nurick, counsel to FTC, expects to deliver its opinion substantially to this effect, which opinion will be based in part on certain representations and warranties of FTC and WCNB as of and on the Effective Date. See "PROPOSED MERGER--Federal Income Tax Consequences."

     Each holder of shares of WCNB Common Stock is urged to consult his or her own tax advisor concerning the federal (and any state and local) tax consequences of the Merger as they may affect his or her particular circumstances.


Conditions to Consummation

     Consummation of the Merger is subject to various conditions, including approval by (i) the shareholders of WCNB; (ii) the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended;
(iii) the Office of the Comptroller of the Currency; (iv) the Pennsylvania Department of Banking, and (v) the Office of the Bank Commissioner of Maryland. There can be no assurance that the shareholders of WCNB or the various regulatory authorities will approve the Merger. In addition, the Merger is contingent upon the satisfaction of a number of other conditions and requirements, including the conditions that the covenants, warranties and representations made and given by each party are met and that the Merger qualifies for pooling-of-interests accounting treatment. See "PROPOSED MERGER--Conditions of the Merger and Governmental Approvals"; --"Representations and Warranties"; and "--Accounting Treatment."


Amendment, Waiver and Termination

     FTC and WCNB may amend or terminate the Affiliation Agreement at any time prior to the Effective Date, providing that no amendment may be made after approval of the Merger by the WCNB shareholders that would materially adversely affect such shareholders. Either party may terminate the Agreement in the event of a material breach by the other party or under certain other circumstances, and may waive any of the terms or conditions intended for its benefit. See "PROPOSED MERGER--Amendment, Waiver and Termination."


Accounting Treatment

     It is a condition to consummation of the Merger that the Merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. See

"PROPOSED MERGER--Conditions of the Merger and Governmental Approvals" and "-- Accounting Treatment."


Certain Differences of Rights of Shareholders of FTC and WCNB

     Upon completion of the Merger, WCNB shareholders will become shareholders of FTC and their rights as such will be governed by the Pennsylvania Business Corporation Law, as amended, and FTC's Articles of Incorporation and ByLaws. The rights of shareholders of FTC are different in certain respects from the rights of shareholders of WCNB. See "CERTAIN DIFFERENCES OF RIGHTS OF SHAREHOLDERS OF FTC AND WCNB."


Dissenters' Rights


     WCNB shareholders will have dissenters' rights in accordance with the statutory provisions set forth in the National Bank Act. A copy of these provisions is attached as Exhibit C. See "PROPOSED MERGER--Dissenters' Rights of WCNB Shareholders."


Comparative Stock Prices

     The following table sets forth (i) the closing sale price for FTC Common Stock on the NASDAQ National Market System on December 22, 1994, the last trading day prior to the first public announcement of the Merger, (ii) the sale price for WCNB Common Stock quoted by Ferris, Baker, Watts, Incorporated on December 19, 1994, which, to the knowledge of WCNB management, was the last trading day on which a sale of WCNB Common Stock took place prior to the first public announcement of the Merger, and (iii) an equivalent per share price for WCNB Common Stock computed by multiplying the closing sale price for FTC Common Stock on December 22, 1994, by 2.25, the exchange ratio in the Merger:


                                                     Last
                                                     Pre-Announcement           Equivalent Per
                                                     Prices                     Share Price
                                                     ----------------           --------------

FTC Common Stock....................                     $27.75

WCNB Common Stock.................                       $39.00                      $62.44

Selected Financial Data (Unaudited)



     The following tables present for FTC and for WCNB, on a historical basis, selected unaudited financial data, and unaudited pro forma combined amounts for FTC on a consolidated basis assuming the Merger had been effective for each of the five years ended December 31, 1994, and for the three months ended March 31, 1995 and 1994. The Merger will be accounted for under the pooling-of-interests method and pro forma combined data is derived in accordance with such method. This information should be read in conjunction with the pro forma combined financial statements, including the notes thereto, set forth elsewhere herein, and the historical financial statements of FTC, including the notes thereto, which are incorporated herein by reference, and in conjunction with the historical financial statements of WCNB, including the notes thereto, which are contained elsewhere herein. After the selected financial data tables is selected information concerning components of the investment securities portfolio as of December 31, 1994.

FINANCIAL TRUST CORP
SELECTED HISTORICAL FINANCIAL DATA
(In thousands)


                                       At or for the                  At or for the
                                    Quarter Ended March 31      Year Ended December 31
                                    ----------------------      -----------------------

                                 1995       1994        1994        1993        1992       1991       1990
                                 ---------------    ------------------------------------------------------

Summary of Operations:
- ---------------------

Net interest income           $10,449     $9,576     $40,294     $37,847     $36,228    $32,294    $30,225
Provision for loan losses         130        165         795       1,345       2,373      1,191        970
                              ------------------   -------------------------------------------------------

Net interest income after
   provision for loan losses   10,319      9,411      39,499      36,502      33,855     31,103     29,255
Other operating income          1,712      1,638       6,950       6,413       5,903      5,435      4,817
Other operating expense         6,829      5,960      25,856      23,731      22,326     20,904     18,469
Income tax expense              1,200      1,238       5,045       4,769       4,079      3,416      4,000
                              ------------------   -------------------------------------------------------

Income before cumulative effect
   of changes in accounting
   principles                   4,002      3,851      15,548      14,415      13,353     12,218     11,603
Cumulative effect of a change in
   an accounting principle -
   income taxes                     0          0           0         410           0          0          0
                              ------------------   -------------------------------------------------------

Net Income                     $4,002     $3,851     $15,548     $14,825     $13,353    $12,218    $11,603
                              ==================   =======================================================

Average Balance Sheet Totals:
- ----------------------------

Assets                       $948,531   $863,040    $930,866    $838,675    $806,690   $758,563   $697,510
Investment securities and
   money market investments   263,415    220,560     274,020     227,230     223,053    194,607    181,676
Loans and leases (net of
   unearned income)           619,850    577,506     593,167     553,599     527,801    514,911    471,141
Deposits                      769,843    711,929     770,741     708,655     692,399    660,584    608,274
Long-term debt and
   lease obligations              805        609         697         651       1,110      1,484      1,408
Shareholders' equity          115,965    109,421     110,765      98,133      88,548     80,134     72,147

Actual Balance at Period End:
- ----------------------------

Assets                       $952,461   $876,188    $953,918    $858,340    $830,098   $788,137   $753,445
Loans and leases (net of
   unearned income)           622,727    579,247     619,273     567,578     540,458    519,668    513,555
Deposits                      777,234    725,433     774,470     711,264     705,800    677,776    655,992
Long-term debt and lease
   obligations                    795        598         811         615         683      1,402      1,563
Shareholders' equity          118,266    108,674     115,541     104,108      93,880     84,972     76,844

Perfomance Statistics:
- ---------------------
Return on avearge assets         1.69%      1.78%       1.67%       1.77%       1.66%      1.61%      1.66%
Return on average equity        13.80%     14.08%      14.04%      14.69%      15.08%     15.25%     16.09%
Average equity/average assets   12.23%     12.68%      11.90%      11.70%      10.98%     10.56%     10.34%

Per Common Share Data*
- ---------------------
Income before cumulative effect
   of an accounting change -
   operating income             $0.60      $0.58       $2.32       $2.15       $2.00      $1.83      $1.75
Net income                       0.60       0.58        2.32        2.21        2.00       1.83       1.75
Cash dividends                   0.23       0.21        0.87        0.78        0.72       0.68       0.65
Book value at period end        17.62      16.19       17.22       15.51       14.03      12.73      11.55

*  All prior year per common share amounts have been restated to reflect:
          the 3 for 2 stock split, in the form of a 50% stock dividend paid June 1, 1992 the 10% stock dividend paid August 30, 1993.
          the 4 for 3 stock split in the form of a 33 1/2% stock dividend paid August 29, 1994.

WASHINGTON COUNTY NATIONAL BANK
SELECTED HISTORICAL FINANCIAL DATA
(In thousands)

                                  At or for the                           At or for the
                              Quarter Ended March 31                 Year Ended December 31
                              ----------------------                 ----------------------

                                 1995       1994        1994        1993        1992       1991      1990
                                 ---------------    ------------------------------------------------------
Summary of Operations:
- ---------------------

Net interest income            $1,405     $1,382      $5,719      $6,103      $6,044     $4,773     $4,183
Provision for loan losses         (54)        45          45       2,295         427        307        150
                               -----------------    ------------------------------------------------------

Net interest income after
   provision for loan losses    1,459      1,337       5,674       3,808       5,617      4,466      4,033
Other operating income             87         78         343         451         416        368        340
Other operating expense         1,095      1,089       4,755       4,299       3,665      3,159      2,909
Income tax expense                125         82         381         413         701        441        351
                               -----------------    ------------------------------------------------------

Income (loss) before cumulative
   effect of changes in
   accounting principles          326        244         881        (453)      1,667      1,234      1,113
Cumulative effect of a change in
   an accounting principle -
   income taxes                     0          0           0         (37)          0          0          0
                               -----------------    ------------------------------------------------------

Net Income (loss)                $326       $244        $881       ($490)     $1,667     $1,234     $1,113
                               =================    ======================================================
Average Balance Sheet Totals:
- ----------------------------

Assets                       $136,638   $138,715    $139,611    $135,789    $134,039   $115,343   $103,562
Investment securities and
   money market investments    40,647     39,191      44,711      35,902      36,488     29,308     23,197
Loans and leases (net of
   unearned income)            88,395     87,659      88,176      92,844      90,293     79,506     73,497
Deposits                      124,257    127,151     128,002     124,235     122,229    104,876     94,056
Long-term debt and
   lease obligations                0          0           0           0           0          0          0
Shareholders' equity           10,619     10,742      10,761      11,012      10,891      9,757      8,822

Actual Balance at Period End:
- ----------------------------
Assets                       $136,897   $140,223    $136,658    $136,831    $134,819   $130,047   $107,738
Loans and leases (net of
   unearned income)            88,200     88,006      88,222      88,434      95,476     83,821     76,464
Deposits                      124,872    128,644     124,389     125,469     122,887    119,167     97,805
Long-term debt and lease
   obligations                      0          0           0           0           0          0          0
Shareholders' equity           10,968     10,817      10,328      10,630      11,495     10,199      9,263

Performance Statistics:
- ----------------------
Return on average assets         0.95%      0.70%       0.63%      -0.36%       1.25%      1.08%      1.07%
Return on average equity        12.29%      9.10%       8.00%      -4.62%      14.50%     12.62%     11.95%
Average equity/average assets    7.77%      7.74%       7.71%       8.11%       8.12%      8.46%      8.52%

Per Common Share Data*
- ---------------------
Income before cumulative effect
   of an accounting change -
   operating income             $0.70      $0.52       $1.88      ($0.97)      $3.55      $2.63      $2.37
Net income                       0.70       0.52        1.88       (1.05)       3.55       2.63       2.37
Cash dividends                   0.15       0.15        0.80        0.80        0.79       0.63       0.60
Book value at period end        23.39      23.07       22.03       22.67       24.52      21.75      19.76

*   All prior year per common share amounts have been restated to reflect:
          the 5% stock dividend paid December 1991.
          the 20% stock dividend paid in December 1992


FINANCIAL TRUST CORP/WASHINGTON COUNTY NATIONAL BANK
SELECTED HISTORICAL FINANCIAL DATA
(In thousands)



                                  At or for the                            At or for the
                              Quarter Ended March 31                   Year Ended December 31
                              ----------------------                   ----------------------

                                 1995       1994        1994        1993        1992       1991       1990
                                 ---------------    ------------------------------------------------------

Summary of Operations:
- ---------------------
Net interest income           $11,854    $10,958     $46,013     $43,950     $42,272    $37,067    $34,408
Provision for loan losses          76        210         840       3,640       2,800      1,498      1,120
                               -----------------    ------------------------------------------------------

Net interest income after
   provision for loan losses   11,778     10,748      45,173      40,310      39,472     35,569     33,288
Other operating income          1,799      1,716       7,293       6,864       6,319      5,803      5,157
Other operating expense         7,924      7,049      30,611      28,030      25,991     24,063     21,378
Income tax expense              1,325      1,320       5,426       5,182       4,780      3,857      4,351
                               -----------------    ------------------------------------------------------

Income before cumulative effect
   of changes in accounting
   principles                   4,328      4,095      16,429      13,962      15,020     13,452     12,716
Cumulative effect of a change
   in an accounting principle -
   income taxes                     0          0           0         373           0          0          0
                               -----------------    ------------------------------------------------------

Net Income                     $4,328     $4,095     $16,429     $14,335     $15,020    $13,452    $12,716
                               =================    ======================================================
Average Balance Sheet Totals:
- ----------------------------

Assets                     $1,085,169 $1,001,755  $1,070,477    $974,464    $940,729   $873,906   $801,072
Investment securities and
   money market investments   304,062    259,751     318,731     263,132     259,541    223,915    204,873
Loans and leases (net of
   unearned income)           708,245    665,165     681,343     646,443     618,094    594,417    544,638
Deposits                      894,100    839,080     898,743     832,890     814,628    765,460    702,330
Long-term debt and
   lease obligations              805        609         697         651       1,110      1,484      1,408
Shareholders' equity          126,584    120,163     121,526     109,145      99,439     89,891     80,969

Actual Balance at Period End:
- ----------------------------

Assets                     $1,089,358 $1,016,411  $1,090,576    $995,171    $964,917   $918,184   $861,183
Loans and leases (net of
   unearned income)           710,927    667,253     707,495     656,012     635,934    603,489    590,019
Deposits                      902,106    854,077     898,859     836,733     828,687    796,943    753,797
Long-term debt and lease
   obligations                    795        598         811         615         683      1,402      1,563
Shareholders' equity          129,234    119,491     125,869     114,738     105,375     95,171     86,107

Performance Statistics:
- ----------------------
Return on average assets         1.60%      1.64%       1.53%       1.47%       1.60%      1.54%      1.59%
Return on average equity        13.68%     13.63%      13.52%      13.13%      15.10%     14.96%     15.70%
Average equity/average assets   11.66%     12.00%      11.35%      11.20%      10.57%     10.29%     10.11%


     FTC and WCNB both hold structured notes in their investment securities portfolios as of December 31, 1994. All such notes are classified as Other U.S. Government Agencies securities and are included as part of the Other U.S. Government Agencies totals that are disclosed throughout this Proxy Statement/Prospectus. All structured note holdings are either "step-ups" or "floaters." Step-ups are notes whose coupon rates increase by predetermined amounts at predetermined dates. Floaters are notes whose coupon rate can vary up or down at predetermined dates based upon specified indices. The indices used for the WCNB holdings include 5 year U.S. Treasury securities, 7 year U.S. Treasury securities, 10 year U.S. Treasury securities, the cost of funds index for the 11th Federal Reserve District and the cost of funds index for the State of California. FTC holds no floaters. The following tables compile the holdings by company and type as of December 31, 1994:


                                                                             December 31, 1994
                                                                      Amortized Cost    Fair Value
                                                                      --------------    ----------
                                                                              (in thousands)

Financial Trust Corp                                                      $14,748          $14,158
Washington County National Bank                                             6,685            6,317
                                                                          -------          -------

                                         Total                            $21,433          $20,475
                                                                          =======          =======

Financial Trust Corp:
  Federal Home Loan Bank Step-Ups                                         $13,248          $12,718
  Student Loan Marketing Association Step-Ups                               1,000              982
  Federal Home Loan Mortgage Corporation Step-Ups                             500              458
                                                                          -------          -------
                                         Total                            $14,748          $14,158
                                                                          =======          =======

Washington County National Bank:
  Federal Home Loan Mortgage Corporation Step-Ups                         $   250          $   238
  Federal Home Loan Bank Floaters                                           2,439            2,285
  Federal Farm Credit Bank Floaters                                         1,047              975
  Student Loan Marketing Association Floaters                               1,249            1,186
  Federal Home Loan Mortgage Corporation Floaters                             250              250
  Federal National Mortgage Association Floaters                            1,450            1,383
                                                                          -------          -------
                                         Total                            $ 6,685          $ 6,317
                                                                          =======          =======

Comparative Per Share Data (Unaudited)

     The following summary presents selected comparative unaudited per share data for both FTC and WCNB on a historical basis, for FTC on a pro forma combined basis assuming the Merger had been effective during the periods presented and for WCNB on a pro forma equivalent basis. Pro forma information for FTC is based on the exchange ratio of 2.25 shares of FTC Common Stock for each share of WCNB Common Stock. These data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

SELECTED HISTORICAL AND PRO FORMA COMBINED PER SHARE DATA

                                             FOR THREE MONTHS
                                             ENDED MARCH 31                       YEARS ENDED DECEMBER 31
                                             ----------------        ------------------------------------------------
                                             1995       1994         1994       1993       1992       1991       1990
                                             ----------------        -------------------------------------------------


         FINANCIAL TRUST CORP (FTC)
         Historical Per Common Share:
           Average Shares Outstanding:     6,710,867  6,711,692    6,711,407  6,702,545  6,680,701  6,663,033  6,643,202
           Book Value                         $17.62     $16.19       $17.22     $15.51     $14.03     $12.73     $11.53
           Cash Dividends                       0.23       0.21         0.87       0.78       0.72       0.68       0.65
           Income From Continuing Operations    0.60       0.58         2.32       2.15       2.00       1.83       1.75

         WASHINGTON COUNTY
         NATIONAL BANK (WCNB)
         Historical Per Common Share:
           Average Shares Outstanding:       468,839    468,839      468,839    468,839    468,839    468,839    468,839
           Book Value                         $23.39     $23.07       $22.03     $22.67     $24.52     $21.75     $19.76
           Cash Dividends                       0.15       0.15         0.80       0.80       0.79       0.63       0.60
           Income From Continuing Operations    0.70       0.52         1.88      (0.97)      3.55       2.63       2.37

         FTC, WCNB Combined Pro Forma
         Per Common Share of FTC (A)
           Average Shares Outstanding:     7,765,755  7,766,580    7,766,295  7,757,433  7,735,589  7,717,921  7,698,090
           Book Value                         $16.64     $15.39       $16.21     $14.77     $13.60     $12.31     $11.16
           Cash Dividends                       0.21       0.19         0.80       0.72       0.67       0.63       0.59
           Income From Continuing Operations    0.56       0.53         2.12       1.80       1.94       1.74       1.65

         Equivalent Pro Forma Per Share
         Data for WCNB (B)
           Book Value                         $37.44     $34.62       $36.47     $33.24     $30.60     $27.70     $25.10
           Cash Dividends                       0.47       0.43         1.80       1.63       1.51       1.41       1.34
           Income From Continuing Operations    1.26       1.19         4.76       4.05       4.37       3.92       3.71

(A) The above combined pro forma per-share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends by each institution through the periods. Pro forma information for FTC is based on the exchange ratio of 2.25 shares of FTC common stock for each share of WCNB common stock.

(B) Equivalent pro forma per share data for WCNB is arrived at by multiplying the FTC, WCNB combined pro forma per common share of FTC data by the exchange ratio of 2.25 for each current WCNB share.

                                  INTRODUCTION

General

     This Proxy Statement/Prospectus is being furnished to holders of WCNB Common Stock in connection with the solicitation of proxies by the Board of Directors of WCNB for use at a Special Meeting of Shareholders to be held on August 8, 1995 and any adjournments or postponements thereof, to consider and act upon (i) the Affiliation Agreement and the Merger, and (ii) the transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof. Each copy of this Proxy Statement/Prospectus mailed to shareholders of WCNB is accompanied by a form of proxy for use at the WCNB Special Meeting of Shareholders.


     This document is also furnished by FTC to WCNB shareholders as a Prospectus in connection with the issuance by FTC of the shares of FTC Common Stock upon consummation of the Merger. All information contained herein with respect to FTC has been supplied by FTC and all information with respect to WCNB has been supplied by WCNB. This Proxy Statement/Prospectus, the attached Notice of Special Meeting and the form of proxy enclosed herewith are first being mailed to shareholders of WCNB on or about July 10, 1995.



Date, Place and Time of Special Meeting

     The Special Meeting of Shareholders of WCNB will be held at the WCNB offices at 14 West Potomac Street, Williamsport, Maryland, on Tuesday, August 8, 1995, at 10:00 a.m. (local time). Only holders of record of WCNB Common Stock at the close of business on June 20, 1995 will be entitled to vote at the Special Meeting.


Purpose of Special Meeting

     At the Special Meeting, the holders of WCNB Common Stock will be asked to approve the Affiliation Agreement and the Merger. A copy of the Affiliation Agreement is attached to this Proxy Statement/Prospectus as Exhibit A.

     Pursuant to the Affiliation Agreement, WCNB will be merged with and into a wholly-owned national bank subsidiary being organized by FTC. Upon the Effective Date of the Merger, each share of WCNB Common Stock issued and outstanding immediately prior to the Effective Date, except for shares for which dissenters' rights are properly claimed, will be converted automatically into 2.25 shares of FTC Common Stock.

Revocation and Voting of Proxies

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Special Meeting and to vote in person. Any proxy given pursuant to this solicitation may be revoked by delivering written notice of revocation to the Secretary of WCNB, at any time before the proxy is voted at the Special Meeting. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Special Meeting in accordance within the instructions thereon of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the approval of the Affiliation Agreement and the Merger.

     The enclosed proxy also confers discretionary authority to vote with respect to such other business as may properly come before the Special Meeting or any postponement or adjournment thereof, including, without limitation, on a motion to adjourn the meeting. Neither the Board of Directors nor management of WCNB currently is aware of any matters (other than procedural matters) which will be brought before the meeting and which are not referred to in the enclosed meeting notice. However, in the event that any other matters are brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the discretion of the persons named in the proxies.


Voting of Shares and Principal Holders Thereof

     At the close of business on June 20, 1995, which is the record date for determination of WCNB shareholders entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof, WCNB had outstanding 468,839 shares of WCNB Common Stock. There is no other class of stock authorized, issued or outstanding. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum for the purpose of considering such matter. Pursuant to the National Bank Act, approval of the Merger requires the affirmative vote of at least a two-thirds of the outstanding WCNB Common Stock at the Special Meeting. Each share has one (1) vote with respect to the Merger. Because the two-thirds vote requirement is based on the total number of outstanding shares, the effect of a WCNB shareholder not voting or abstaining from voting is the equivalent of such shareholder casting a vote against the Merger. As of May 31, 1995, the directors and executive officers of WCNB and their affiliates were entitled to cast 60,122 votes at the Special Meeting with respect to the Merger or approximately 12.82% of the total votes entitled to be cast. Such persons intend to vote all of these shares in favor of the Merger.

     To the knowledge of WCNB, three persons owned beneficially on the record date more than five percent (5%) of the outstanding WCNB Common Stock. See

"MANAGEMENT OF WASHINGTON COUNTY NATIONAL BANK--Securities
Ownership of Certain Beneficial Owners and Management".


Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of WCNB, who will not be specifically compensated for such services, may solicit proxies from the shareholders of WCNB personally, by telephone or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for expenses incurred in sending proxy materials to beneficial owners. WCNB will bear its own expenses in connection with the solicitation of proxies for its Special Meeting. See "PROPOSED MERGER--Merger-Related Expenses."

     HOLDERS OF WCNB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO WCNB IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


Recommendation of the Board of Directors Concerning the Merger

     THE BOARD OF DIRECTORS OF WCNB UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL FOR THE MERGER DESCRIBED IN THIS PROXY
STATEMENT/PROSPECTUS.


                                PROPOSED MERGER


     The following description contains summaries of certain provisions of the Affiliation Agreement, and is qualified in its entirety by reference to the full text of the Affiliation Agreement which is attached to this Proxy
Statement/Prospectus as Exhibit A.


SHAREHOLDERS ARE URGED TO CAREFULLY REVIEW THE AFFILIATION AGREEMENT AS WELL AS ALL OTHER INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS.

The Merger in General; Effective Date

     The Affiliation Agreement provides that on the Effective Date WCNB will be merged with and into a wholly-owned national bank subsidiary of FTC ("FTC Interim Bank") being organized for that purpose, thereby becoming a wholly-owned subsidiary of FTC, and that WCNB shareholders will be entitled to receive 2.25 shares of FTC Common Stock for each share of WCNB Common Stock. FTC, as the sole shareholder of FTC Interim Bank, will cause its subsidiary to take all action necessary to approve the Merger and to enter the Bank Merger Agreement with WCNB.

     On the Effective Date, all assets and liabilities of WCNB will become the assets and liabilities of FTC Interim Bank, which as the surviving bank entity will carry on the business of WCNB under the name "Washington County National Bank". The principal office and branch offices of WCNB will remain the same following the Effective Date. References herein to WCNB, as constituted after the Effective Date, are to the continuing entity.

     The Merger is subject to the satisfaction of a number of conditions, including approval of the shareholders of WCNB, the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Office of the Comptroller of the Currency ("Comptroller"), the Office of the Bank Commissioner of Maryland and the Pennsylvania Department of Banking. The Effective Date will be the date on which WCNB is merged with and into FTC Interim Bank and will be the earliest practicable date (consistent with good accounting practices) following the receipt of all necessary shareholder and regulatory approvals and favorable opinions of counsel and the satisfaction of all other conditions of the Affiliation Agreement. It is presently believed that the Merger will be consummated during the third quarter of 1995. See "Conditions of the Merger and Governmental Approvals" below.

     After the Effective Date, giving effect to the merger of WCNB with and into FTC Interim Bank and on the basis of the pro forma financial information given elsewhere in this Proxy Statement/Prospectus, the portion of FTC represented by WCNB in terms of (1) assets would be 12.6%; (2) shareholder equity would be 8.5%; (3) voting power would be 13.6%; (4) interest income would be 12.0%; and
(5) net income would be 7.5%.


Conversion of WCNB Common Stock in the Merger

     On the Effective Date of the Merger, each of the then issued and outstanding shares of WCNB Common Stock, except for the shares held by dissenting shareholders (see "PROPOSED MERGER--Dissenters' Rights of WCNB Shareholders"), shall automatically be converted into 2.25 shares of FTC Common Stock.

     Fractional shares of FTC Common Stock will not be issued, but in lieu thereof each holder of shares of WCNB Common Stock who would otherwise have been entitled to a fraction of a share of FTC Common Stock will be paid an amount in cash equal to such fraction multiplied by the Closing Market Value Per Share of FTC as defined in the Affiliation Agreement. See "PROPOSED MERGER--Treatment of Fractional Interests". Cash received in lieu of fractional shares may be taxable income to the recipient. See "PROPOSED MERGER--Federal Income Tax Consequences."

     Any share of WCNB Common Stock which, immediately prior to the Effective Date of the Merger, is issued and held in the treasury of WCNB will be canceled and retired. As of May 31, 1995, no shares of WCNB Common Stock were held in the treasury of WCNB.

     Each share of FTC Common Stock outstanding on the Effective Date will remain outstanding and unchanged by reason of the Merger. Likewise, the shares of FTC Interim Bank held by FTC as its sole shareholder will remain outstanding following the Merger.

     As soon as practicable after the Effective Date, a form letter of transmittal will be mailed to all holders of record of WCNB Common Stock for use by such holders in surrendering their WCNB Common Stock certificates in exchange for certificates representing FTC Common Stock. The transmittal materials will contain instructions concerning the surrender of such WCNB Common Stock certificates. See "PROPOSED MERGER--Exchange of Certificates".


Background of and Principal Reasons for the Merger

     Recent changes in federal and state banking laws and regulations have had a major impact upon the banking industry in Pennsylvania, Maryland and throughout the United States. For example, Maryland law permits statewide branching by Maryland banks and also permits bank holding companies located in other states to acquire Maryland banks under specified conditions. Similarly, due to changes in Pennsylvania law that became effective in March, 1990, Pennsylvania banks may establish banking offices throughout the state, and bank holding companies located in a number of other states may acquire Pennsylvania banks. In response to these and other recent changes, many mergers and consolidations involving Pennsylvania and Maryland banks and bank holding companies have occurred.

     Further merger activity within Pennsylvania and Maryland is likely to occur in the future, resulting in increased concentration levels in banking markets within Pennsylvania and Maryland and other significant changes in the competitive environment. Mergers and acquisitions across state lines are likely to occur with the enactment of federal legislation that permits bank holding companies to acquire banks on a nationwide basis, and that allows national banks to establish nationwide branches.

All these changes are expected to intensify competition in local, regional and national banking markets.

     In addition, recent changes in federal banking laws have significantly increased the severity and complexity of federal banking regulations, as well as the costs that banks must incur in complying with those regulations. For example, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies have established guidelines for real estate lending by FDIC-insured banks, including maximum loan-to-value ratios for various types of real estate loans. FDICIA also contains "Truth in Savings" provisions that require extensive disclosures regarding the rates of interest paid and the fees charged by FDIC-insured banks with respect to their deposit accounts. FDICIA further provides greatly expanded authority to the federal banking agencies to impose administrative enforcement sanctions (including cease-and-desist orders, civil money penalties, and officer removal or suspension orders) against FDIC-insured banks. These changes in federal law have added significantly to the cost and complexity of operating a bank and have made it more difficult for smaller independent banks like WCNB to compete with large banking organizations.

     From the standpoint of WCNB, the Merger presents an attractive opportunity for WCNB to gain access to the managerial expertise and specialized services offered by FTC, thereby permitting WCNB's banking offices to provide a broader range of services to their customers in the face of increasing competition from larger financial institutions. For example, small business customers of WCNB will have access to FTC's greater expertise, flexibility, and capacity in extending credit. Because FTC shares WCNB's philosophy of community banking, WCNB's offices will maintain their community orientation after WCNB merges into FTC. Thus, the Merger will enhance the ability of WCNB's offices to remain competitive and to satisfy local customers' financial needs. The Merger will benefit FTC by establishing a market presence in Washington County, Maryland, which will be its first banking operation outside of Pennsylvania. FTC's senior management has selected western Maryland as a strategic area for expansion of its business and believes that the Merger will result in a favorable diversification of FTC's banking operations. In sum, the Merger will benefit both parties by creating a larger multibank holding company that has a significant presence in central Pennsylvania and western Maryland and is in a better position to compete effectively in the rapidly changing market for financial services. WCNB's Board of Directors believes that the terms of the Merger are fair to and in the best interests of WCNB and its shareholders. WCNB's Board of Directors also believes that the Merger will significantly enhance the ability of WCNB's offices to satisfy the financial needs of their customers and the communities which they serve.

     Discussions regarding a possible merger commenced in the first quarter of 1994 when WCNB was approached by a number of financial institutions that had expressed interest in merging with WCNB. By the early fall of 1994, the WCNB Board of Directors had received two written preliminary merger proposals. In early October

1994, WCNB retained Berwind Financial Group, L.P. , formerly Berwind
Financial Group, Inc. ("Berwind"), an investment banking firm located at 3000 Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania, to evaluate proposals previously received by WCNB regarding a merger. Berwind was selected to act as WCNB's financial advisor based upon its qualifications, expertise and experience. The terms of Berwind's engagement were set forth in a written agreement dated October 3, 1994.

     On November 4, 1994, the Board of Directors of WCNB met with representatives of Berwind to discuss the two proposals that had previously been received by WCNB from potential acquirors, including the initial proposal from FTC. At that meeting, Berwind provided an analysis in connection with the proposals, including comparable merger transactions on national and local levels. The Board considered the relative merits of the two proposals as well as the relative merits of maintaining the independence of WCNB and of merging WCNB with a larger financial institution. In analyzing a merger partner, the Board's primary consideration was financial return to WCNB's shareholders. Other factors considered by the Board were increase in the liquidity of WCNB stock, maintenance of autonomy for WCNB, retention of the WCNB name, representation on the acquiring party's board of directors, financial and market strength of the acquiror, and market area compatibility.

     At the conclusion of its November 4 presentation, Berwind suggested that the Board of Directors had three options: (i) accept one of these existing proposals; (ii) return to the offerors and ask for certain clarification of their respective proposals; and/or (iii) approach other potential merger partners. After discussing the merits of each of the above-referenced options, the Board decided to return to the original offerors to seek revised proposals and to approach certain other financial institutions identified by the Board to solicit expressions of interest to a merger.

     On December 9, 1994, Berwind presented to WCNB's Board of Directors certain information Berwind had assembled regarding five potential merger partners which had made formal, written expressions of interest to WCNB, including FTC. The information compiled by Berwind included financial information concerning the potential merger partners, the stock trading prices and volumes of the potential merger partners over the past twelve months and over the past five years, analyst reports on the potential merger partners published by various third parties and maps showing the combined market areas of the potential acquirors after a merger with WCNB. The information also contained a comparison of the terms of the various expressions of interest. In evaluating the five expressions of interest the Board of Directors considered many factors. The Board focused not only on the value of the stock price as of a date but also considered the long-term trends and prospects of and the depth and breadth of the market for the stock. One of the five expressions of interest received was for between $42-$45 in cash and was eliminated from consideration by the Board of

Directors due to the comparative low value and taxable nature of the transaction to WCNB shareholders. The second expression of interest received had an approximate value of $55.15 per share in stock. This offer was eliminated from consideration by the Board of Directors due to its relative low value and low pro forma increase in dividend, earnings and book value per share to the WCNB shareholders. The third expression of interest contemplated a share exchange based upon 2.8 times WCNB's book value as of the last day of the quarter preceding the effective date of the proposed transaction. Based upon the price on that day, the offer resulted in a value of approximately $73.00 per share. This expression of interest was eliminated from consideration by the Board of Directors due to this offer being based upon a multiple of "closing book value" which presented a higher level of risk; further, the offer was based upon a less liquid stock, the stock traded at a significantly higher price to earnings and price to book value resulting in a higher level of market risk, and the pro forma effect on earnings resulted in significant dilution which was considered by WCNB's Board of Directors to be disadvantageous to the WCNB shareholders. The fourth expression received contemplated a value of 2.375 times WCNB's book value at the date of closing, which equated to approximately $62.23 per share. This offer was eliminated from consideration due to the low value of the offer relative to the expression of interest of FTC. FTC's expression of interest contemplated a share exchange based upon 2.5 times WCNB's closing book value, subject to certain minimum (2.0 to 1) and maximum (2.1 to 1) share exchange ratios, which on December 9 equated to a share exchange ratio of
2.1 to 1 or approximately $60.90 per share. Based upon the monetary and non-monetary factors discussed above, WCNB concluded that acceptance of FTC's proposal was in the best interest of WCNB's shareholders, provided that FTC would agree to a fixed share exchange ratio of 2.25 to 1.

     Over the following two weeks, each of WCNB and FTC conducted due diligence reviews of the other institution to determine the economic viability and desirability of a merger. In addition, FTC instructed its counsel to prepare an agreement as the basis of negotiation for a possible merger. Upon the conclusion of its review, the board of directors of FTC voted unanimously to increase the proposed merger consideration to 2.25 shares for each WCNB share, which equated to $65.25 per share.

     On December 22, 1994, the WCNB Board met with and received a presentation from Berwind indicating that the consideration of 2.25 shares of FTC to be received in a proposed transaction was fair to WCNB shareholders from a financial point of view. After extensive discussions, the Board determined that FTC's proposal was preferable and recommended that WCNB pursue a merger with FTC. After further discussion, the Board agreed, by a unanimous vote of the directors present, to finalize a definitive merger agreement. The Merger Agreement was signed on December 23, 1994, and both WCNB and FTC issued related press releases that day.

     The Board of Directors of WCNB has concluded that the Merger is in the best interests of WCNB's shareholders, employees, customers, and community. The following discussion explains how the Merger is expected to benefit each of these groups.

     Berwind has advised WCNB's Board of Directors that the terms of the Merger Agreement are fair to WCNB's shareholders from a financial point of view. In addition, the Board of Directors expects that the Merger will benefit the shareholders of WCNB by providing them with equity ownership in a larger banking organization whose stock is listed on a national securities exchange, thereby increasing the liquidity of their investment. Historically, WCNB's Common Stock has been traded on a limited basis in the over the counter market and in privately negotiated transactions. Upon consummation of the Merger, the shareholders of WCNB will receive FTC Common Stock, which is actively traded and is listed for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ).

     In addition to the benefits that the Merger would provide to WCNB's shareholders, the Board of Directors of WCNB determined that FTC would be an attractive merger partner for other reasons. First, FTC will provide additional management expertise and resources which will enable WCNB to expand the range of products and services it can offer to its customers. In addition, WCNB hopes that the Merger will enable WCNB not only to maintain, but improve its competitive position in the Washington County, Maryland market. A further benefit of the Merger to WCNB's customers is that FTC shares with WCNB a strong commitment to the concept of community-oriented banking. FTC will provide WCNB's employees with employee benefits that are substantially equivalent in the aggregate to those they were receiving before the Merger, and after the Merger, WCNB's Board of Directors will be able to designate three persons for appointment to the Board of Directors of FTC (subject to the concurrence of FTC as to the persons designated). Thus, following the Merger, WCNB's offices will continue to employ and to be administered by local residents for the benefit of the local community. WCNB's management believes that, in view of the difficulties that WCNB would face in continuing to operate as an independent bank, the employees of WCNB will benefit from the Merger by receiving the opportunity to associate with a larger but still community-oriented banking organization such as FTC.


Opinion of Financial Advisor

     WCNB has retained Berwind Financial Group, L.P. ("Berwind") to act as its financial advisor and to render a fairness opinion in connection with the Merger. Berwind has rendered its opinion to the Board of Directors of WCNB that, based upon and subject to the various considerations set forth therein, as of December 22, 1994, and as of the date of the Proxy Statement/Prospectus, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of WCNB Common Stock.

     The full text of Berwind's opinion as of the date thereof, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Exhibit B to this Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Berwind set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Exhibit B to this Proxy Statement/Prospectus.

     Berwind was selected to act as WCNB's financial advisor in connection with the Merger based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, Maryland banking markets and banking organizations operating in those markets and was selected by WCNB because of its knowledge of, experience with, and reputation in the financial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuation for various other purposes and in the determination of adequate consideration in such transactions.

     As WCNB's financial advisor, Berwind provided financial advice with respect to the pricing of the Merger, but the conversion ratio was determined by WCNB in the process of its negotiations with FTC. On December 22, 1994, WCNB's Board of Directors approved and executed the Affiliation Agreement. Prior to such approval, Berwind delivered an opinion (the "December Opinion") to WCNB's Board stating that, as of such date, the consideration to be received in the Merger was fair to the shareholders of WCNB from a financial point of view. Berwind reached the same opinion as of the date of this Proxy Statement/Prospectus (the "Proxy Opinion"). The full text of the Proxy Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Exhibit B to this Proxy Statement/Prospectus. No limitations were imposed by WCNB's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the December Opinion or the Proxy Opinion.

     In rendering its Proxy Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of WCNB and FTC, (ii) reviewed the Affiliation Agreement, (iii) reviewed and analyzed stock market performance of FTC, (iv) studied and analyzed the consolidated financial and operating data of WCNB and FTC, (v) considered the terms and conditions of the proposed Merger as compared with the terms and conditions of comparable bank mergers and acquisitions, (vi) met and/or communicated with certain members of WCNB's and FTC's senior management to discuss their respective operations, historical financial statements, and future prospects, (vii) reviewed this Proxy Statement/Prospectus, and

(viii) conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

     In delivering its December Opinion and Proxy Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on FTC that would have a material adverse effect on the contemplated benefits of the Merger. Berwind also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of FTC after the Merger.

     Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to WCNB's financial forecasts reviewed by Berwind in rendering its opinion, Berwind assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of WCNB as to the future financial performance of WCNB. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of WCNB or FTC nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of WCNB and FTC were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

     The following is a summary of selected analyses prepared by Berwind and presented to WCNB's Board in connection with the December Opinion and analyzed by Berwind in connection with the December and Proxy Opinions. In connection with delivering its Proxy Opinion, Berwind updated certain analyses described above to reflect current market conditions and events occurring since the date of the Affiliation Agreement. Such reviews and updates led Berwind to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the December opinion.

     Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind compared selected financial and operating data for WCNB with those of a peer group of selected banks and bank holding companies with assets between approximately $100 million and $200 million, as of the most recent financial period publicly available, located in Maryland and surrounding selected counties located in Pennsylvania, Virginia and West Virginia. Financial data and operating ratios compared in the analysis of the WCNB peer group included but was not limited to: return on average assets, return on average equity, shareholders' equity to assets ratio and certain asset quality ratios.

     Berwind also compared selected financial, operating and stock market data for FTC with those of a peer group of selected commercial banks with assets between $700 million and $1.4 billion, as of the most recent period publicly available, located in Maryland, Pennsylvania, Virginia and West Virginia. Financial, operating and stock market data, ratios and multiples compared in the analysis of the FTC peer group included but was not limited to: return on average assets, return on average equity, shareholders' equity to asset ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and dividend yield.

     Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate acquisitions announced since January 1, 1994, in which the selling institution's assets were between $100 million and $300 million. No company or transaction, however, used in this analysis is identical to WCNB, FTC or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

     Discounted Dividend Analyses. Using discounted dividend analyses, Berwind estimated the present value of the future dividend streams that WCNB could produce over a five year period under different assumptions as to dividend payout levels, if WCNB performed in accordance with various earnings growth forecasts. Berwind also estimated the terminal value for WCNB's Common Stock after the five year period by applying a range of earnings multiples to WCNB's terminal year earnings. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of WCNB. The dividend streams and terminal values were then discounted to present value using discount rates, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of WCNB's Common Stock.

     Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value and dividends represented by one share of WCNB stock prior to the Merger and two and one-quarter (2.25) shares of FTC stock after the Merger. The analysis considered, among other things, the changes that the Merger would cause to WCNB's earnings per share, book value per share, and indicated dividends. In reviewing the pro forma combined earnings, equity and assets of FTC based on the Merger with WCNB, Berwind analyzed the contribution that WCNB would have made to the combined company's earnings, equity and assets as of and for the period ended September 30, 1994. Berwind also reviewed the percentage ownership that WCNB's shareholders would hold in the combined company.

     In connection with rendering its December Opinion and Proxy Opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinion. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond WCNB's and FTC's control. Any estimates contained in Berwind's analyses are not necessarily indicative of fixture results or values, which may be significantly more or less favorable than such estimates.

     In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater or lesser weighting by Berwind than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion, and opined, that the consideration to be received in the Merger as set forth in the Affiliation Agreement, is fair from a financial point of view to WCNB and its shareholders.

     Berwind's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Berwind has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date thereof.

     Pursuant to the terms of the engagement letter dated October 3, 1994 WCNB has paid Berwind $50,000 for acting as financial advisor in connection with the Merger including delivering its December and Proxy Opinions. In addition, WCNB has also agreed to pay Berwind $200,000 upon the consummation of the Merger and to reimburse Berwind for its reasonable out-of-pocket expenses. Whether or not the Merger is consummated, WCNB has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

     The full text of the Proxy Opinion of Berwind dated as of the date of this Proxy Statement/Prospectus, which sets forth assumptions made and matters considered, is attached hereto as Exhibit B. WCNB's shareholders are urged to read the Proxy Opinion in its entirety. Berwind's Proxy Opinion is directed only to the consideration to be received by WCNB shareholders in the Merger and does not constitute a recommendation to any holder of WCNB Common Stock as to how such holder should vote at the WCNB Special Meeting.

     THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS.

Management after the Merger

     On the Effective Date, the Board of Directors and executive officers of WCNB as presently constituted will continue, except that Ray L. Wolfe, President and Chief Executive Officer of FTC, will become a member of the WCNB Board. On the Effective Date, in addition to the then-current persons serving on FTC's Board of Directors, M. L. Patterson, Jr., James E. Byron and Thomas H. Shank who are currently Directors of WCNB will be appointed to the FTC Board to serve until the expiration of the respective class of Directors to which each belongs, which will be the class of 1998 in the case of Mr. Patterson and the class of 1997 in the case of Messrs. Byron and Shank. See "CERTAIN DIFFERENCES OF RIGHTS OF SHAREHOLDERS OF FTC AND WCNB--Board of Directors" for further information concerning the organization of the FTC Board.

     Detailed information about the business experience and compensation of the current Directors and executive officers of WCNB and their ownership of WCNB Common Stock is provided under "MANAGEMENT OF WASHINGTON COUNTY NATIONAL BANK".


Interests of Certain Persons in the Merger

     Employment Agreements of Messrs. Patterson and Drury. M. L. Patterson, Jr. and David E. Drury each will have a three-year Employment Agreement with WCNB that becomes effective upon the Effective Date. Prior to the Effective Date, neither Mr. Patterson nor Mr. Drury has had an employment agreement with WCNB. Under such Agreements, Mr. Patterson will continue to serve as President and Chief Executive Officer at an annual base salary of $100,000 and Mr. Drury will continue to serve as Vice President, Cashier and Finance Division Manager at an annual base salary of $50,000. These base salaries are the same as the salaries each currently receives from WCNB. Each will be entitled to participate in employee benefit plans and may receive increases based on merit review and to reflect cost of living adjustments. Mr. Patterson additionally will be entitled to participate in executive incentive compensation programs. Under FTC's current executive incentive plan, named individuals including the chief executive officer of each subsidiary bank are awarded annual incentive bonuses based on the annual growth and profitability of the bank in question and FTC's consolidated results. Such bonuses typically range between 5% and 17% of base salary, are not vested and are payable over a three-year period. Information concerning WCNB executive compensation appears herein under the caption "MANAGEMENT OF WASHINGTON COUNTY NATIONAL BANK - Executive Compensation."

     No Material Contracts. Neither WCNB nor FTC is aware of any material contract or other relationship (i) between WCNB or its directors or executive officers and FTC or (ii) between FTC or its directors or executive officers and WCNB.

Required Vote of Shareholders

     To be approved, the Merger must receive the affirmative vote of the holders of not less than two-thirds of the outstanding Common Stock of WCNB. The Affiliation Agreement further requires that the percentage of WCNB Common Stock voting against or dissenting from the Merger may not exceed 10% of the outstanding shares. Because the two-thirds vote requirement is based on the total number of outstanding shares, the effect of a WCNB shareholder not voting or abstaining from voting is the equivalent of such shareholder casting a vote against the Merger. Approval by the shareholders of FTC is not required.


Exchange of Stock Certificates

     Following the Effective Date, each holder of WCNB Common Stock who surrenders to FTC the certificates representing such stock will receive a certificate or certificates representing the number of whole shares of FTC Common Stock into which his shares of WCNB Common Stock shall have been converted plus cash representing any fractional interests. All surrendered certificates for WCNB Common Stock will be canceled. Until a WCNB shareholder has surrendered his certificates, no dividends or other distributions on the FTC Common Stock will be paid to such former WCNB shareholder.

     If certificates for shares of WCNB Common Stock are exchanged for FTC Common Stock at a date after one or more dividend payment dates on the shares of FTC Common Stock but within two years from the Effective Date, FTC shall pay cash in an amount equal to dividends theretofore payable on such FTC Common Stock and pay or deliver any other distribution to which holders of shares of FTC Common Stock become entitled. No interest will accrue or will be payable in respect of any such dividends or distributions.

     If certificates representing shares of WCNB Common Stock are not surrendered for exchange until after two years from the Effective Date, the shares of FTC Common Stock that otherwise would have been issued in exchange may be sold by FTC and the net proceeds of such sale shall be held by FTC for the benefit of the WCNB shareholder. If such sale takes place, the sole right of the WCNB shareholder thereafter, upon surrender of his WCNB Common Stock certificate, shall be the right to collect the net sale proceeds and dividends accumulated to the date of sale held for the shareholder's account, which right shall be subject to such escheat or similar laws as shall then be in effect. No interest shall accrue or be payable with respect to any such net sale proceeds or dividends accumulated to the date of sale and held for the shareholder's account.

     Each certificate for shares of WCNB Common Stock delivered for exchange must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed by such registered holder. If shares of FTC Common Stock are to be issued or delivered to someone other than the registered holder of the surrendered certificate, such certificate must be properly endorsed or otherwise be in proper form for transfer and the person to whom FTC Common Stock is to be issued must pay any transfer or other taxes required in connection therewith.

     On the Effective Date, the stock transfer books for WCNB Common Stock will be closed and no further transfers of WCNB Common Stock will be made or recognized. All surrendered certificates for WCNB Common Stock will be canceled by FTC.

     FOLLOWING THE EFFECTIVE DATE, WCNB SHAREHOLDERS WILL BE PROVIDED WITH A WRITTEN LETTER OF TRANSMITTAL DESCRIBING THE PROCEDURES TO BE FOLLOWED. CERTIFICATES FOR SHARES OF WCNB COMMON STOCK SHOULD NOT BE SURRENDERED, OTHER THAN IN CONNECTION WITH THE EXERCISE OF DISSENTERS' RIGHTS, EXCEPT IN ACCORDANCE WITH SUCH PROCEDURES.


Treatment of Fractional Interests

     Neither certificates nor scrip for fractional interests in FTC Common Stock will be issued in the Merger, but in lieu thereof each WCNB shareholder who would otherwise have been entitled to a fraction of a share of FTC Common Stock will be paid an amount in cash equal to such fraction multiplied by the Closing Market Value Per Share of the FTC Common Stock. For this purpose, "Closing Market Value Per Share" means the average of the closing sales price of FTC Common Stock as reported by the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") for the ten consecutive trading days ending on and including the second trading day prior to Closing.


Conditions of the Merger and Governmental Approvals

     In addition to shareholder approval by WCNB shareholders, consummation of the Merger is contingent upon the satisfaction of a number of conditions, including, among others: (i) approval of the Merger by the Federal Reserve, the Comptroller, the Office of the Bank Commissioner of Maryland and the Pennsylvania Department of Banking; (ii) receipt of favorable opinions of respective counsel to the parties concerning certain matters, including an opinion on tax matters from counsel to FTC; (iii) the effectiveness of FTC's registration statement filed with the Securities and Exchange Commission registering the shares of FTC Common Stock issuable to WCNB shareholders in the Merger; (iv) the qualification of the Merger for pooling of interests accounting treatment; and (v) the receipt by FTC of agreements restricting the sale or other disposition of FTC Common Stock from all holders of WCNB Common Stock who, on or before the Effective Date, may be deemed to be "affiliates" of WCNB or FTC within the meaning of SEC Rule 145 under the Securities Act of 1933. Additionally, each party must give to the other a certificate to the effect that all representations and warranties given by it are true and correct in all material respects, and that it has complied with all applicable agreements, covenants and conditions pursuant to the Affiliation Agreement.


Representations and Warranties

     The representations and warranties of WCNB and FTC are set forth in Article 5 of the Affiliation Agreement. The representations and warranties relate, among other things, to good standing and adequate capitalization of WCNB and FTC and the authorization by each of the Affiliation Agreement; the accuracy and completeness of published financial statements of WCNB and of the information provided by WCNB for inclusion in the registration statement of which this Proxy Statement/Prospectus is a part; the absence of undisclosed liabilities; the absence of certain material adverse changes; the status of title to properties; non-existence of any contract which would be breached by the Merger; the existence of and compliance with employee benefit plans; absence of material litigation; and material compliance with all laws. As described in the preceding section, WCNB and FTC each must present to the other a certificate evidencing the continued material accuracy of the representations and warranties as a condition of closing.


Amendment, Waiver and Termination

     Amendment of the Affiliation Agreement by the parties acting through their Boards of Directors is permitted at any time before the Effective Date, provided that once approval has been given by the WCNB shareholders, no amendment may be made which would change the type or amount of consideration receivable by the WCNB shareholders (i.e., FTC shares) or otherwise materially adversely affect the WCNB shareholders.

     The Affiliation Agreement may be terminated at any time prior to the Effective Date by joint action of the FTC and WCNB Boards of Directors. Further, either party may terminate if there has been a material breach by the other of any representation, warranty or covenant; litigation or proceedings are pending against the other party making it inadvisable or undesirable to carry out the Agreement; upon a failure of the other party to satisfy a condition intended to benefit the acting party; or the Merger is not consummated by October 31, 1995. Either party, however, may waive any of the terms or conditions of the Affiliation Agreement intended to benefit such party.

Merger-Related Expenses

     The Affiliation Agreement provides that each party is to bear its own expenses, except that the costs of printing the registration statement including this Proxy Statement/Prospectus and certain filing fees are to be divided evenly between FTC and WCNB. Notwithstanding the foregoing, however, if the Affiliation Agreement is terminated as the result of a material breach by either party, such party will be liable to the other for all costs and expenses incurred pursuant to the Affiliation Agreement, except that WCNB in all events will bear the cost of any financial advisor it retains (including Berwind Financial Group, L.P.) in connection with the proposed transaction.


Dissenters' Rights of WCNB Shareholders

     In accordance with the National Bank Act, any shareholder of WCNB who votes against the Merger at the Special Meeting or gives notice in writing at or prior to the Special Meeting to the WCNB officer presiding at the Special Meeting that he dissents from the Merger will be entitled to receive the value of the shares of WCNB Common Stock held by him upon written request made to the receiving association not later than thirty (30) days following the Effective Date. (As used in this section, "receiving association" means Washington County National Bank following its merger with the nonoperating national bank subsidiary organized by FTC for purposes of the Merger transaction). The presiding officer at the WCNB Special Meeting is expected to be M. L. Patterson, Jr., President and CEO of WCNB. WCNB shareholders will be notified as soon as practicable after the Effective Date. A dissenting shareholder must accompany his written request with the surrender of his WCNB share certificates.

     The value of the shares of any dissenting WCNB shareholder will be determined as of the Effective Date of the Merger by an appraisal made by a committee of three persons composed of (i) one person selected by the majority vote of all dissenting shareholders; (ii) one person chosen by the Board of Directors of the receiving association; and (iii) one person selected by the other two committee members. The valuation agreed upon by any two of the three committee members will control. If the value so fixed is not satisfactory to any dissenting WCNB shareholder who has requested payment, such shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who will cause a final and binding reappraisal to be made.

     If within ninety days following the Effective Date, one or more committee members is not selected or if such committee fails to appraise the value of the dissenters' shares, the Comptroller, upon the written request of any interested party, will cause a binding and final appraisal of such shares to be made. The expenses incurred by the Comptroller in any appraisal or reappraisal will be borne by the receiving association.

     THE STATUTORY PROVISIONS RELATING TO THE DISSENTERS' RIGHTS OF WCNB SHAREHOLDERS ARE SET FORTH IN EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD BE REVIEWED VERY CAREFULLY BY ANY SHAREHOLDER WHO IS CONSIDERING CLAIMING DISSENTERS' RIGHTS. AS DESCRIBED ABOVE, ANY WCNB SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST EITHER VOTE AGAINST THE MERGER AT THE SPECIAL MEETING OR PROVIDE WRITTEN NOTICE AT OR PRIOR TO THE MEETING THAT HE DISSENTS FROM THE MERGER, AND MUST DELIVER A WRITTEN REQUEST FOR THE VALUE OF HIS SHARES, ACCOMPANIED BY THE SURRENDER OF HIS SHARE CERTIFICATES FOR WCNB COMMON STOCK, WITHIN THIRTY (30) DAYS FOLLOWING THE EFFECTIVE DATE OF THE MERGER.


Federal Income Tax Consequences

     FTC does not intend to apply to the Internal Revenue Service for a ruling concerning the federal income tax consequences of the Merger. The obligation of each party to consummate the Merger is conditioned upon receipt of such ruling or an opinion of McNees Wallace & Nurick, counsel to FTC, satisfactory in form and in substances to the parties, substantially to the effect that for federal income tax purposes:

     1. The Affiliation Agreement and the Merger provided for therein will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended;

     2. No gain or loss will be recognized by WCNB or FTC by reason of the Merger; and

     3. No income, gain or loss will be recognized by WCNB shareholders on the exchange of their shares of WCNB Common Stock for shares of FTC Common Stock, except to the extent cash is received in lieu of fractional shares.

     The summary of the expected opinion of counsel concerning federal income tax consequences set forth above is intended for general information only. Each WCNB shareholder is urged to consult his or her tax adviser with respect to the federal income tax consequences (and any state or local tax consequences) of the Merger. McNees Wallace & Nurick expects to deliver such opinion, which will be based in part on certain representations and warranties of FTC and WCNB as of and on the Effective Date.

Restrictions on Resales of FTC Common Stock

     Although the shares of FTC Common Stock issuable in connection with the Merger have been registered under the Securities Act of 1933, as amended (the "1933 Act"), such registration does not cover resales by shareholders of WCNB who may be deemed to control or be under common control with WCNB or FTC at the time of and after the Special Meeting and who therefore may be deemed "Affiliates" of WCNB or FTC as that term is used in Rule 145 under the 1933 Act. Such Affiliates may not sell their shares of FTC Common Stock acquired in connection with the Merger except pursuant to: (i) an effective registration statement under the 1933 Act covering such shares of FTC Common Stock; (ii) the conditions contemplated by paragraph (d) of Rule 145; or (iii) another applicable exemption from the registration requirements of the 1933 Act. The management of WCNB has notified those persons whom it believes to be Affiliates. FTC Common Stock received in connection with the Merger by persons who are not Affiliates may be freely traded.

     FTC is under no obligation to register any shares acquired by Affiliates of WCNB in connection with the Merger.


Accounting Treatment

     The Merger will be treated as a "pooling of interests" for accounting purposes unless the holders of more than 10% of the outstanding shares of WCNB Common Stock perfect dissenters' rights, in which case the Merger will be treated as a "purchase" for accounting purposes. See "PROPOSED MERGER--Dissenters' Rights of WCNB Shareholders". In accordance with generally accepted accounting principles, if the Merger is treated as a "pooling of interests", the historical value of assets and liabilities of WCNB will be recorded on the books of FTC at the time of the Effective Date and shareholders' equity will reflect the elimination of WCNB shareholders' equity and be adjusted for the issuance of FTC Common Stock to effect the transaction. Accounting for the transaction as a "pooling of interests" is a condition to consummating the Merger.


Recommendations of the FTC and WCNB Boards

     Both the FTC and WCNB Boards approved the Merger, and the WCNB Board unanimously recommends that the Merger be approved by the WCNB shareholders.

                          MARKET PRICES, DIVIDENDS AND
                          RELATED SHAREHOLDER MATTERS

FTC

     Shares of FTC Common Stock are traded on the NASDAQ National Market System under the symbol "FITC". The following table sets forth the range of prices of FTC Common Stock and cash dividends declared per share for the calendar quarters indicated. The price information has been provided by the National Association of Securities Dealers as reported by NASDAQ. The price information provided below reflects actual high and low sales prices and has been restated to reflect the 10% stock dividend which was paid in 1993 and the 4 for 3 stock split in the form of a 33-1/3% stock dividend which was paid in August, 1994 with respect to the FTC Common Stock.

                                                                        Cash
                                                                        Dividends
                                                                        Declared
                                               High         Low         Per Share
                                               ----         ---         ---------

1993     First Quarter...........             $24.20       $21.39          .19
         Second Quarter..........              25.57        23.52          .19
         Third Quarter...........              31.88        23.86          .19
         Fourth Quarter..........              33.00        30.38          .21

1994     First Quarter...........              34.88        31.50          .21
         Second Quarter..........              33.38        30.75          .21
         Third Quarter...........              32.25        30.75          .22
         Fourth Quarter..........              32.00        27.00          .23

1995     First Quarter...........              29.00        26.75          .23
         Second Quarter
          (through 5-31).........              28.00        26.75          .23


     On December 22, 1994, the last trading day prior to the public announcement of the Merger, the closing sales price for FTC Common Stock as reported by NASDAQ was $27.75 per share.

     As of May 31, 1995, there were approximately 2,995 record holders of FTC Common Stock.

     Holders of FTC Common Stock are entitled to dividends when, as and if declared by the FTC Board of Directors out of funds legally available. FTC has paid regular quarterly cash dividends each quarter since November, 1982 when FTC was organized as a holding company and acquired all of the outstanding stock of Farmers Trust Company. Prior to that date, Farmers paid regular quarterly cash dividends for many years.

     The principal source of funds to pay cash dividends on FTC Common Stock is the earnings of FTC's bank subsidiaries; consequently, dividends are dependent upon earnings, capital needs, regulatory requirements and policies and other factors affecting such subsidiaries. Under applicable state and federal laws, the dividends that may be paid by the bank subsidiaries of FTC without prior regulatory approval are subject to certain prescribed limitations. The two state bank subsidiaries of FTC that are chartered under the Pennsylvania Banking Code of 1965, may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution. In the case of national banks, the approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared during any calendar year would exceed the net profits (as defined) of the bank for the year, combined with its retained net profits (as defined) for the two preceding calendar years. In addition to the foregoing statutory restrictions on dividends, state and federal bank regulators have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be such an unsafe or unsound practice.

     As a Pennsylvania business corporation, FTC is prohibited from paying a dividend or making any other corporate distribution if after giving effect thereto the corporation would be unable to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus any dissolution rights of shareholders whose rights are superior to the class of shareholders receiving the dividend or distribution.

     Farmers Trust Company, a subsidiary of FTC, acts as Transfer Agent for FTC Common Stock.


FTC Dividend Reinvestment Plan

     FTC has a Dividend Reinvestment Plan, which provides, for those shareholders who elect to participate, that dividends paid on FTC Common Stock may be invested in additional shares of FTC Common Stock at the then-current market price without payment of brokerage commissions, fees or service charges. The Plan also permits participants to invest voluntary cash payments, within certain dollar limitations, in additional shares of FTC Common Stock at the then-current market price. It is anticipated that, after the Effective Date, FTC will continue to offer its Dividend

Reinvestment Plan and that shareholders of WCNB who receive FTC Common Stock in the Merger will have the right to participate therein.


WCNB

     WCNB Common Stock has been traded in the over-the-counter market for many years. Trading activity historically has been light and has occurred through registered market makers including Ferris, Baker, Watts, Incorporated. The following table sets forth the range of bid prices for the WCNB Common Stock and declared per share cash dividends for the calendar quarters indicated.

                                                                                 Cash
                                                                               Dividends
                                                                               Declared
                                                  High              Low        Per Share
                                                  ----              ---        ---------

1993     First Quarter...................        $36.00           $36.00       $.15
         Second Quarter..................         36.00            36.00        .15
         Third Quarter...................         36.00            35.00        .15
         Fourth Quarter..................         34.00            32.50        .35

1994     First Quarter...................         32.75            32.75        .15
         Second Quarter..................         32.75            32.25        .15
         Third Quarter...................         37.00            33.00        .15
         Fourth Quarter..................         52.00            38.00        .35

1995     First Quarter...................         53.00            49.00        .15
         Second Quarter
              (through 5-31).............         54.00            51.00        .00

     Stock price range information given above was obtained from the registered market makers for WCNB Common Stock for the periods indicated. These quotes represent inter-dealer prices without adjustment for retail markup, markdown or commission and do not necessarily represent actual transactions.

     On December 19, 1994, the last day prior to the public announcement of the Merger on which, to the knowledge of WCNB management, the WCNB Common Stock traded, the last sale price for WCNB Common Stock was $39.00 per share.

     As of May 31, 1995, there were approximately 480 record holders of WCNB Common Stock.

     WCNB has paid regular cash dividends for several decades. WCNB serves as its own transfer agent.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

                           Information Concerning The
                       Pro Forma Combined Financial Data


     The Merger of WCNB with and into a wholly-owned subsidiary of FTC will be accounted for under the pooling-of-interests method of accounting, which views the merger as a uniting of the separate ownership interests through means of an exchange of equity securities. As such, the pro forma financial information represents the combined historical financial data, adjusted for elimination of intercompany activity.

     The pro forma financial information is unaudited and is not necessarily indicative of the results of operations or financial condition of FTC as they would have been had the Merger occurred during the periods presented, or as they may be in the future. The pro forma financial information should be read in conjunction with the historical financial statements of FTC, including the notes thereto, which are incorporated herein by reference, and in conjunction with the historical financial statements of WCNB, including the notes thereto, which are included elsewhere herein.

                              FINANCIAL TRUST CORP
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (Unaudited)
                             (Dollars in thousands)

     The following unaudited pro forma combined condensed balance sheet for FTC has been prepared based upon the historical consolidated balance sheets for FTC and WCNB as of March 31, 1995, and gives effect to the Merger. This statement should be read in conjunction with the historical financial statements of FTC, including the notes thereto, which are incorporated by reference herein, the historical financial statements of WCNB, including the notes thereto, which are included elsewhere herein, and the notes to this unaudited pro forma combined condensed balance sheet.

             FINANCIAL TRUST CORP / WASHINGTON COUNTY NATIONAL BANK
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 1995
                             (Dollars in thousands)

                                                             Financial    Washington
                                                              Trust         County
                                                               Corp     National Bank
                                                              (FTC)       (WCNB)          Adjustments    Pro Forma
                                                            --------    -------------     -----------    ---------
Assets

  Cash and due from banks                                     $34,285       $3,394                         $37,679
  Federal funds sold                                            3,090        1,075                           4,165
  Interest bearing bank balances                                  265            0                             265
  Investment securities held to maturity                      245,917            0                         245,917
  Investment securities available for sale                     12,861       40,039                          52,900
  Loans                                                       622,727       88,200                         710,927
  Less:  Reserve for loan losses                               (8,961)      (2,386)                        (11,347)
                                                             ---------    ---------                     -----------
      Net Loans                                               613,766       85,814                         699,580

  Premises and equipment                                       17,903        3,009                          20,912
  Accrued interest receivable                                   7,249          865                           8,114
  Intangible assets                                             8,617          531                           9,148
  Other assets                                                  8,508        2,170                          10,678
                                                             ---------    ---------                     -----------
      TOTAL  ASSETS                                          $952,461     $136,897                      $1,089,358
                                                             ========     ========                      ==========


Liabilities

  Deposits:
     Noninterest bearing                                      $87,597      $15,532                        $103,129
     Interest bearing                                         689,637      109,340                         798,977
                                                             ---------    ---------                     -----------
      Total Deposits                                          777,234      124,872                         902,106
  Short-term borrowings                                        47,193            0                          47,193
  Long-term debt                                                  795            0                             795
  Accrued interest payable                                      1,897          237                           2,134
  Other liabilities                                             7,076          820                           7,896
                                                             ---------    ---------                     -----------
      TOTAL  LIABILITIES                                      834,195      125,929                         960,124

Shareholders' Equity

  Common stock, par value $5 per share - authorized 8,000,000 shares;
     issued 6,710,867 FITC, 7,765,755 Pro Forma                33,554        4,688   (a)   (4,688)          38,829
                                                                                     (b)    5,275
  Surplus                                                      29,443        4,689   (c)     (587)          33,545
  Unrealized holding gain from securities
         available for sale, net of taxes                       2,030                        (423)           1,607
  Retained earnings                                            53,239        2,014                          55,253
                                                             ---------    ---------                     -----------
      TOTAL SHAREHOLDERS' EQUITY                              118,266       10,968                         129,234
                                                             ---------    ---------                     -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $952,461     $136,897                      $1,089,358
                                                             =========    =========                     ===========

Explanation of adjustments:

          (a)  Elimination of WCNB's 468,839 common shares at $10 par value.
          (b) Issuance of 1,054,888 FTC common shares at $5 par value in exchange for the 468,839 WCNB common shares eliminated in adjustment (a).
          (c) Reduction of surplus for the difference between par value of FTC shares issued in adjustment (b) and par value of WCNB shares eliminated in adjustment (a).

                              FINANCIAL TRUST CORP
               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)
                 (Dollars in thousands, except per share data)

     The following unaudited pro forma combined condensed statements of income for FTC have been prepared from the historical results of operations of both FTC and WCNB for each of the periods presented. The unaudited pro forma combined condensed statements of income present the combined income and expenses of FTC and WCNB as if the Merger had been consummated on January 1, 1992. These statements should be read in conjunction with the historical financial statements of FTC, including the notes thereto, which are incorporated by reference herein, the historical financial statements of WCNB, including the notes thereto, which are presented elsewhere herein, and the notes to these unaudited pro forma combined condensed statements of income. The pro forma combined results are not necessarily indicative of the combined results of future operations.

             FINANCIAL TRUST CORP / WASHINGTON COUNTY NATIONAL BANK
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          Quarter Ended March 31, 1995
                 (Dollars in thousands, except per share data)

                                                                     Financial       Washington
                                                                       Trust          County
                                                                       Corp        National Bank
                                                                       (FTC)          (WCNB)         Pro Forma
                                                                    -----------    --------------    ----------
Interest Income

  Loans, including fees                                                  $13,538         $1,795        $15,333
  Investment securities:
    Taxable                                                                2,764            409          3,173
    Tax-exempt                                                             1,010            154          1,164
  Other                                                                       36              1             37
                                                                         -------         ------         -------
                                                                          17,348          2,359         19,707
                                                                         -------         ------         -------
Interest Expense

  Deposits                                                                 6,150            943          7,093
  Short-term borrowings and long-term debt                                   749             11            760
                                                                         -------         ------         -------
                                                                           6,899            954          7,853
                                                                         -------         ------         -------
    NET INTEREST INCOME                                                   10,449          1,405         11,854

Provision for loan losses                                                    130            (54)            76
                                                                         -------         ------         -------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN
    LOSSES                                                                10,319          1,459         11,778
                                                                         -------         ------         -------
Other Income

  Trust department income                                                    491              0            491
  Service charges on deposit accounts                                        488             55            543
  Investment security gains                                                   19              0             19
  Other                                                                      714             32            746
                                                                         -------         ------         -------
                                                                          1,712             87          1,799
                                                                         -------         ------         -------
Other Expenses

  Salaries and employee benefits                                           3,329            588          3,917
  Net occupancy                                                              517             64            581
  Equipment                                                                  365             36            401
  Other                                                                    2,618            407          3,025
                                                                         -------         ------         -------
                                                                           6,829          1,095          7,924
                                                                         -------         ------         -------

    INCOME BEFORE INCOME TAXES                                             5,202            451          5,653

Applicable income taxes                                                    1,200            125          1,325
                                                                         -------         ------         -------
    NET INCOME                                                            $4,002           $326         $4,328
                                                                         =======         ======         =======

Pro Forma Per Share Data
  Net income                                                               $0.60          $0.31          $0.56
  Cash dividends                                                            0.23           0.07           0.21

Weighted average equivalent number of FTC shares outstanding
         during the quarter                                             6,710,867      1,054,888      7,765,755

Historical Per Share Data
  Net income                                                               $0.60          $0.70
  Cash dividends                                                           $0.23          $0.15

Weighted average equivalent number of FTC shares outstanding
         during the quarter                                             6,710,867        468,839

             FINANCIAL TRUST CORP / WASHINGTON COUNTY NATIONAL BANK
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 1994
                 (Dollars in thousands, except per share data)

                                                             Financial  Washington
                                                               Trust    County
                                                               Corp     Bank
                                                               (FTC)    (WCNB)      Pro Forma
                                                             ---------  ----------  ---------
Interest Income

  Loans, including fees                                       $48,994       $7,111     $56,105
  Investment securities:
    Taxable                                                    10,641        1,525      12,166
    Tax-exempt                                                  3,857          660       4,517
  Other                                                           788          116         904
- ----------------------------------------------------------------------------------------------
                                                               64,280        9,412      73,692
                                                              --------------------------------
Interest Expense

  Deposits                                                     22,241        3,691      25,932
  Short-term borrowings and long-term debt                      1,745            2       1,747
- ----------------------------------------------------------------------------------------------
                                                               23,986        3,693      27,679
                                                              --------------------------------
    NET INTEREST INCOME                                        40,294        5,719      46,013

Provision for loan losses                                         795           45         840
- ----------------------------------------------------------------------------------------------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN
    LOSSES                                                     39,499        5,674      45,173
- ----------------------------------------------------------------------------------------------
 Other Income

  Trust department income                                       2,315            0       2,315
  Service charges on deposit accounts                           1,916          248       2,164
  Investment security gains                                       195          (51)        144
  Other                                                         2,524          145       2,669
- ----------------------------------------------------------------------------------------------
                                                                6,950          342       7,292
                                                              --------------------------------
Other Expenses

  Salaries and employee benefits                               12,337        2,298      14,635
  Net occupancy                                                 1,913          271       2,184
  Equipment                                                     1,419          192       1,611
  Other                                                        10,187        1,993      12,180
- ----------------------------------------------------------------------------------------------
                                                               25,856        4,754      30,610
                                                              --------------------------------

    INCOME BEFORE INCOME TAXES                                 20,593        1,262      21,855

Applicable income taxes                                         5,045          381       5,426
- ----------------------------------------------------------------------------------------------
     NET INCOME                                               $15,548         $881     $16,429
     =========================================================================================

Pro forma Per Share Data
  Net income                                                    $2.32        $0.84       $2.12
  Cash dividends - equivalent FTC shares                        $0.87        $0.36       $0.80

  Weighted average equivalent number of FITC shares
    outstanding during the year                             6,711,407    1,054,887   7,766,294

Historical Per Share Data
  Net income                                                    $2.32        $1.88
  Cash dividends                                                 0.87         0.80

  Weighted average shares outstanding during the year        6,711,407     468,839


             FINANCIAL TRUST CORP / WASHINGTON COUNTY NATIONAL BANK
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 1993
                 (Dollars in thousands, except per share data)

                                                                       Financial     Washington
                                                                         Trust         County
                                                                         Corp       National Bank
                                                                         (FTC)         (WCNB)         Pro Forma
                                                                       ---------    -------------     ---------
Interest Income

  Loans, including fees                                                   $47,117         $7,953        $55,070
  Investment securities:
    Taxable                                                                 9,147          1,205         10,352
    Tax-exempt                                                              4,019            691          4,710
  Other                                                                       425             91            516
                                                                          --------        ------        -------
                                                                           60,708          9,940         70,648
                                                                          --------        ------        -------
Interest Expense

  Deposits                                                                 22,070          3,834         25,904
  Short-term borrowings and long-term debt                                    791              3            794
                                                                          --------        ------        -------
                                                                           22,861          3,837         26,698
                                                                          --------        ------        -------
    NET INTEREST INCOME                                                    37,847          6,103         43,950

Provision for loan losses                                                   1,345          2,295          3,640
                                                                          --------        ------        -------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN
    LOSSES                                                                 36,502          3,808         40,310
                                                                          --------        ------        -------
Other Income

  Trust department income                                                   2,086             32          2,118
  Service charges on deposit accounts                                       1,705            271          1,976
  Investment security gains                                                    21             17             38
  Other                                                                     2,601            132          2,733
                                                                          --------        ------        -------
                                                                            6,413            452          6,865
                                                                          --------        ------        -------

Other Expenses

  Salaries and employee benefits                                           11,349          2,138         13,487
  Net occupancy                                                             1,683            240          1,923
  Equipment                                                                 1,151            162          1,313
  Other                                                                     9,548          1,760         11,308
                                                                          --------        ------        -------
                                                                           23,731          4,300         28,031
                                                                          --------        ------        -------

    INCOME BEFORE INCOME TAXES                                             19,184            (40)        19,144

Applicable income taxes                                                     4,769            413          5,182
                                                                          --------        ------        -------
  Income (loss) from continuing operations                                 14,415           (453)        13,962
                                                                          =======         ======        =======

Pro Forma Per Share Data
  Income (loss) from continuing operations                                  $2.15         ($0.43)         $1.80
  Cash dividends - equivalent FTC shares                                     0.78           0.36           0.72

  Weighted average equivalent number of FTC shares outstanding
         during the year                                                  6,702,545      1,054,888      7,757,433

Historical Per Share Data

  Income (loss) from continuing operations                                  $2.15         ($ .97)

  Cash dividends                                                             0.78           0.80

  Weighted average shares outstanding during the year                   6,702,545        468,839

             FINANCIAL TRUST CORP / WASHINGTON COUNTY NATIONAL BANK
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 1992
                 (Dollars in thousands, except per share data)

                                                             Financial  Washington
                                                               Trust      County
                                                               Corp     National Bank
                                                              (FTC)      (WCNB)        Pro Forma
                                                             ---------  -------------  ---------
Interest Income

  Loans, including fees                                       $50,180       $8,681     $58,861
  Investment securities:
    Taxable                                                    10,162        1,568      11,730
    Tax-exempt                                                  4,600          736       5,336
  Other                                                           528           31         559
- -----------------------------------------------------------------------------------------------
                                                               65,470       11,016      76,486
                                                               -------------------------------
Interest Expense

  Deposits                                                     28,545        4,949      33,494
  Short-term borrowings and long-term debt                        697           23         720
- -----------------------------------------------------------------------------------------------
                                                               29,242        4,972      34,214
                                                               -------------------------------
    NET INTEREST INCOME                                        36,228        6,044      42,272

Provision for loan losses                                       2,373          427       2,800
- -----------------------------------------------------------------------------------------------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN
    LOSSES                                                     33,855        5,617      39,472
- -----------------------------------------------------------------------------------------------
Other Income

  Trust department income                                       1,966            3       1,969
  Service charges on deposit accounts                           1,547          261       1,808
  Investment security gains                                       174           18         192
  Other                                                         2,216          134       2,350
- -----------------------------------------------------------------------------------------------
                                                                5,903          416       6,319
                                                               -------------------------------
Other Expenses

  Salaries and employee benefits                               10,955        1,871      12,826
  Net occupancy                                                 1,547          205       1,752
  Equipment                                                       992          169       1,161
  Other                                                         8,832        1,420      10,252
- -----------------------------------------------------------------------------------------------
                                                               22,326        3,665      25,991
                                                               -------------------------------
    INCOME BEFORE INCOME TAXES                                 17,432        2,368      19,800

Applicable income taxes                                         4,079          701       4,780
- -----------------------------------------------------------------------------------------------
    NET INCOME                                                $13,353       $1,667     $15,020
    ===========================================================================================
Pro forma Per Share Data
  Net income                                                    $2.00        $1.58       $1.94
  Cash dividends - equivalent FTC shares                         0.72         0.35        0.67

  Weighted average equivalent number of FITC shares
     outstanding during the year                            6,680,701    1,054,887   7,735,588

Historical Per Share Data
  Net income                                                    $2.00        $3.55
  Cash dividends                                                 0.72         0.79

NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

(1) The unaudited historical financial data of FTC and WCNB do not include any intercompany items.


(2) The pro forma combined condensed statements of income do not reflect Merger- related expenses, which are not expected to be material, that will be deducted in determining net income in the period(s) in which the Merger is consummated.

(3) Pro forma net income per share is based upon the weighted average number of shares outstanding during the periods presented, adjusted to reflect the conversion of each share of WCNB Common Stock into 2.25 shares of FTC Common Stock.

                        WASHINGTON COUNTY NATIONAL BANK
                            SELECTED FINANCIAL DATA

     The following selected financial data as of December 31, 1994, and for each of the five years then ended, has been derived from the financial statements of WCNB which have been examined by independent certified public accountants. In the opinion of the management of WCNB, all adjustments, which include only normal recurring adjustments necessary for a fair presentation of such data, have been included. The selected financial data should be read in conjunction with the financial statements of WCNB, related notes and other information appearing elsewhere herein.

                        WASHINGTON COUNTY NATIONAL BANK

                            SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)
- ----------------------------------------------------------------------------------------------------------
Year Ended December 31                                      1994     1993      1992       1991       1990
- ----------------------------------------------------------------------------------------------------------
Summary of Operations
         Interest income                                 $  9,412  $  9,940  $ 11,016   $ 10,616  $  9,928
         Interest expense                                   3,693     3,837     4,972      5,843     5,745
                                                         --------  --------  --------   --------  ---------
         Net interest income                                5,719     6,103     6,044      4,773     4,183
         Provision for loan losses                             45     2,295       417        307       150
                                                         --------  --------  --------   --------  ---------
         Net interest income after provision
           for loan losses                                  5,674     3,808     5,617      4,466     4,033
         Securities gains (losses)                            (51)       17        18          0         0
         Other income                                         394       434       398        368       340
         Other expenses                                     4,755     4,299     3,665     3,159     2,909
                                                         --------  --------  --------   --------  ---------
         Income (loss) before taxes and effect of
           change in accounting principle                   1,262       (40)    2,368     1,675     1,464
         Applicable income taxes                              381       413       701       441       351
         Effect of change in accounting
           principle - income taxes                             0       (37)        0         0         0
                                                         --------  --------  --------   --------  ---------
         Net Income (Loss)                                    881      (490)    1,667     1,234     1,113
                                                         ========  ========  ========   ========  =========

Per Common Share Data*
         Income (loss) before cumulative effect
           of an accounting change                       $   1.88  $  -0.97  $    3.55  $   2.63  $   2.37
         Net income (loss)                                   1.88     -1.05       3.55      2.63      2.37
         Cash dividends                                      0.80      0.80       0.79      0.63      0.60
         Book value at year-end                             22.03     22.67      24.52     21.75     19.76

Year-End Balance Sheet Data
         Assets                                          $136,658  $136,831   $134,819   $130,047 $107,738
         Loans                                             88,222    88,434     95,476     83,821   76,464
         Deposits                                         124,389   125,469    122,887    119,167   97,805
         Shareholders' equity                              10,328    10,630     11,495     10,199    9,263

Performance Statistics
         Return on average assets                            0.63%    -0.36%      1.25%      1.08%    1.07%
         Return on average equity                            8.00     -4.62      14.50      12.62    11.95
         Average equity/average assets                       7.71      8.11       8.12       8.46     8.52



* All prior year per common share amounts have been restated to reflect the 20% stock dividend paid in December 1992 and 5% stock dividend paid December 1991.

           WASHINGTON COUNTY NATIONAL BANK - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis of financial condition and results of operations as of and through December 31, 1994, should be read in conjunction with the financial statements of WCNB included elsewhere in this Proxy Statement/Prospectus.

     Additional discussion and analysis of financial condition and results of operations relating to WCNB's unaudited financial statements for the first quarter of 1995 begins on page F-8 of this Proxy Statement/Prospectus.


Summary

     For the year ended December 31, 1994, Washington County National Bank ("WCNB" or the "Bank") recorded net income of $881,000, an increase of $1,371,000 over the 1993 loss of $490,000, which was a decrease of $2,157,000 from net income of $1,667,000 in 1992.

     The significant fluctuations in net income are primarily the result of the provision for loan losses. The provision for loan losses was $427,000 in 1992, $2,295,000 in 1993 and $45,000 in 1994. WCNB also incurred significant other operating expenses in 1993 and 1994 for consulting and professional fees related to responding to required actions imposed by a Formal Agreement with the Office of the Comptroller of the Currency (OCC). Other operating expenses were $3,666,000 in 1992, $4,299,000 in 1993 and $4,754,000 in 1994, representing increases over the respective prior years of 16.0%, 17.3 % and 10.6%.


Net Interest Income

     Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing balances. The amount of net interest income is affected by changes in interest rates, account balances or volume and the mix of earning assets and interest bearing liabilities. Net interest income is the primary source of bank profits.

     For the year ended December 31, 1994, net interest income was $5,719,000, a decrease of $384,000 or 6.3% compared to 1993. Net interest income was $6,103,000 in 1993, an increase of $59,000 or 1.0% compared to 1992. Interest income decreased $528,000 or 5.3% in 1994 and decreased $1,076,000 or 9.8% in 1993. The decrease in interest income in 1994 is primarily the result of a decrease in interest rates which more than offset the increase in the average balances of earning assets of $4,141,000 in 1994 over 1993. The decrease in interest income in 1993 is primarily the result of a decrease in rates which offset the $1,861 000 increase in the average balances of earning assets in 1993 over the prior year.

     Interest expense decreased $ 144,000 or 3.7% in 1994 and decreased $1,135,000 or 22.8% in 1993 compared to the respective prior year. The decrease in 1994 is primarily the result of rate decreases which more than offset the $2,616,000 increase in the average balances of interest bearing deposits. The decrease in 1993 is primarily a result of decreases in rates which more than offset the $369,000 increase in the average balance of interest bearing liabilities.

     The decrease in the yield on interest earning assets from 9.01% in 1992 to 7.99% in 1993 and to 7.33% in 1994 reflects the general market rates of interest in these years. The decrease in the cost of funds from 4.51% in 1992 to 3.47% in 1993 and to 3.26% in 1994 also reflects the general market rates for the cost of funds.

     As a result of the above changes, the net interest margin decreased slightly from 5.09% in 1992 to 5.01% in 1993, while decreasing to 4.55% in 1994, representing a decrease of.46% in 1994.

RATE/VOLUME ANALYSIS (TAXABLE EQUIVALENT BASIS)

(Dollars in thousands)
- -------------------------------------------------------------------------------------------------
                                        1994 vs. 1993                 1993 vs. 1992
                                        Increase (Decrease) Due to:   Increase (Decrease) Due to:
                                        --------------------------    --------------------------
                                        Volume    Rate    Net         Volume     Rate       Net
- -------------------------------------------------------------------------------------------------
Interest Earning Assets:
  Federal funds sold and interest bearing
    bank balances                     $     1  $    24 $    25      $    65  $      (5) $      60
  Taxable investment securities           450     (130)    320         (165)      (112)      (277)
  Tax-exempt investment securities         25      (72)    (47)          (8)      (187)      (195)
  Taxable loans                          (376)    (466)   (842)         218       (946)      (728)
  Tax-exempt loans                          0        0       0            0          0          0
- -------------------------------------------------------------------------------------------------
        NET CHANGE IN
        INTEREST INCOME                   100     (644)   (544)         110     (1,250)    (1,140)
        -----------------------------------------------------------------------------------------
Interest Bearing Liabilities:
  Interest bearing demand deposits         20      (61)    (41)          23       (233)      (210)
  Savings deposits                        204      (41)    163          251       (259)        (8)
  Time deposits                          (152)    (114)   (266)        (296)      (600)      (896)
  Other                                    (3)       3       0          (15)        (6)       (21)
- -------------------------------------------------------------------------------------------------
        NET CHANGE IN
        INTEREST EXPENSE                   69     (213)   (144)         (37)    (1,098)    (1,135)
        -----------------------------------------------------------------------------------------
        INCREASE IN NET
        INTEREST INCOME               $    31  $  (400)$  (410)     $   150  $    (152) $      (5)
        =========================================================================================


                        ANALYSIS OF NET INTEREST INCOME

AVERAGE BALANCES AND INTEREST RATES (TAXABLE EQUIVALENT BASIS)
(Dollars in thousands)
- --------------------------------------------------------------------------------------------------------------------------
                                                1994                         1993                          1992
- --------------------------------------------------------------------------------------------------------------------------
                                                  Tax    Tax                   Tax     Tax                  Tax      Tax
                                     Average    Equiv.  Equiv.     Average    Equiv.  Equiv.      Average  Equiv.   Equiv.
                                     Balance   Interest  Rate      Balance  Interest   Rate      Balance  Interest   Rate
- --------------------------------------------------------------   --------------------------    ---------------------------

Assets:

Interest Earning Assets:
  Federal funds sold
    and interest bearing
    bank balances                  $   3,061  $    116   3.79%   $   3,038  $     91   3.00%   $     856  $     31   3.62%
- --------------------------------------------------------------   --------------------------    ---------------------------
Investment Securities:
  Taxable investment securities       28,692     1,525   5.32%      20,220     1,205   5.96%      22,994     1,482   6.45%
  Tax-exempt investment
    securities                        12,958       990   7.64%      12,644     1,037   8.20%      12,742     1,232   9.67%
- --------------------------------------------------------------   --------------------------    ---------------------------
     Total investment securities      41,650     2,515   6.04%      32,864     2,242   6.82%      35,736     2,714   7.59%
- --------------------------------------------------------------   --------------------------    ---------------------------
Loans:
  Taxable loans                       88,176     7,111   8.06%      92,844     7,953   8.57%      90,293     8,681   9.61%
  Tax-exempt loans                         0         0   0.00%           0         0   0.00%           0         0   0.00%
- --------------------------------------------------------------   --------------------------    ---------------------------
     Total loans                      88,176     7,111   8.06%      92,844     7,953   8.57%      90,293     8,681   9.61%
- --------------------------------------------------------------   --------------------------    ---------------------------
     Total Interest
       Earning Assets                132,887     9,742   7.33%     128,746    10,286   7.99%     126,885    11,426   9.01%

Noninterest Earning Assets:
  Cash and due from banks              3,623                         3,525                         3,120
  Other assets                         5,726                         5,254                         4,575
  Less allowance for loan losses      (2,625)                       (1,736)                         (541)
- --------------------------------------------------------------   --------------------------    ---------------------------
     TOTAL                         $ 139,611                     $ 135,789                     $ 134,039
     =========================================================   ==========================    ===========================
Liabilities and Shareholders'
  Equity:

Interest Bearing Liabilties:
  Interest bearing demand deposits $  34,248  $    947   2.77%   $  33,536  $    988   2.95%   $  32,755  $  1,198   3.66%
  Savings deposits                    44,143     1,473   3.34%      38,022     1,310   3.45%      30,740     1,318   4.29%
  Time deposits                       34,908     1,271   3.64%      39,087     1,537   3.93%      46,613     2,433   5.22%
  Other interest bearing liabilities      30         2   6.67%          68         2   2.94%         236        23   9.75%
- --------------------------------------------------------------   --------------------------    ---------------------------
     Total Interest
       Bearing Liabilities           113,329     3,693   3.26%     110,713     3,837   3.47%     110,344     4,972   4.51%

Noninterest Bearing Liabilities:
  Demand deposits                     14,703                        13,595                        12,122
  Other                                  818                         469                           682
- --------------------------------------------------------------   --------------------------    ---------------------------
     Total liabilties                128,850                       124,777                       123,148
Shareholders' equity                  10,761                        11,012                        10,891
- --------------------------------------------------------------   --------------------------    ---------------------------
     TOTAL                         $ 139,611                     $ 135,789                     $ 134,039
     =========================================================   ==========================    ===========================

Net interest income/
  net interest spread                            6,049   4.07%                 6,449   4.52%                 6,454   4.50%
==============================================================   ==========================    ===========================
Net interest margin                                      4.55%                         5.01%                         5.09%
==============================================================   ==========================    ===========================


Loans

     The loan portfolio before the allowance for loan losses decreased slightly from $88,434,000 at December 31, 1993 to $88,222,000 at December 31, 1994, a
decrease of .3%. The balance of the loan portfolio decreased significantly from 1992 to 1993, decreasing from $95,476,000 to $88,434,000 a decrease of
$7,042,000 or 7.4%. The decrease in the loan portfolio between 1992 and 1993 was primarily the result of management's decision to reduce the installment loan and commercial/demand portfolios in response to the intense competition from automobile manufacturers offering favorable interest rates for vehicle financing and general market conditions relative to commercial loans. Installment loans decreased $3,731,000 and commercial/demand loans decreased $2,737,000 from 1992 to 1993.


- -------------------------------------------------------------------------------------------
                                               LOANS


COMPOSITION OF LOANS OUTSTANDING
(Dollars in thousands)
- -------------------------------------------------------------------------------------------
December 31                        1994        1993        1992        1991        1990
- -------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural                  $   3,102   $   4,543   $   5,580   $   6,527   $   5,393
Loans secured by real estate:
  Construction                      4,157       4,275       4,833       1,396       1,785
  Commercial                       16,270      16,174      10,575       6,024       4,245
  Residential                      59,848      57,866      63,860      57,263      48,376
Personal                            4,845       5,576      10,628      12,611      16,965
- -------------------------------------------------------------------------------------------
        Total                   $  88,222   $  88,434   $  95,476   $  83,821   $  76,764
        ===================================================================================


Investment Securities

     The Bank's investment securities portfolio increased $3,972,000 or 10.7% in 1994 based on year end balances. The investment securities portfolio increased $6,547,000 or 21.4% from 1992 to year end 1993 balances.

     The increases in 1994 and 1993 are primarily in the U.S. Treasury and other government agencies classification which reported an increase of $4,420,000 or 18.9% and $6,469,000 or 38.3% over the year end 1993 and 1992 balances, respectively.

- ---------------------------------------------------------------------------------------------
                                    INVESTMENT SECURITIES


INVESTMENT SECURITIES BY MAJOR CLASSIFICATION
(Dollars in thousands)
- ---------------------------------------------------------------------------------------------
December 31                             1994                 1993                 1992
                                --------------------   ----------------   -------------------
Book Value                        Amount        %      Amount        %      Amount        %
- ---------------------------------------------------------------------------------------------
U.S. Treasury and other
  government agencies           $   29,018     68.5%  $  23,361     63.0%  $  16,892     55.4%
State and municipal                 12,552     29.6%     12,922     34.9%     12,691     41.6%
Other                                  781      1.8%        781      2.1%        934      3.1%
- ---------------------------------------------------------------------------------------------
        Total Book Value        $   42,351    100.0% $   37,064    100.0%  $  30,517    100.0%


Fair Value
- ---------------------------------------------------------------------------------------------
U.S. Treasury and other
  government agencies           $   27,781     67.7% $   23,890     63.0% $   17,268     55.1%
State and municipal                 12,471     30.4%     13,221     34.9%     13,085     41.8%
Other                                  784      1.9%        807      2.1%        978      3.1%
        Total Market Value      $   41,036    100.0% $   37,918    100.0% $   31,331    100.0%



     Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which required management to classify investments in equity securities that have readily determinable fair values and all investments in debt securities as either held-to-maturity and reported at amortized cost, available for sale and reported at fair value with unrealized gains and losses reported in a separate component of shareholders' equity, or trading securities and reported at fair value with unrealized gains and losses included in earnings. On January 1, 1994, the Bank classified all securities as available for sale. The adoption of SFAS No. 115 resulted in the Bank recording $807,000 in unrealized losses on securities available for sale net of taxes as a separate component of shareholders' equity at December 31, 1994 with no impact on the results of operations for 1994.

Deposits

     The deposit balances remained relatively stable at the end of 1994 reflecting a decrease of $1,080,000 or .9% from the year end 1993 totals which reported a $2,582,000 or 2.1% increase over year end 1992 totals. The Bank continues to rely on core deposits as its major source of funds. Core deposits represent noninterest bearing demand deposits, interest bearing demand deposits, savings deposits, and time deposits in amounts less than $100,000. Core deposits represent over 98% of deposit totals and continue to be a very stable deposit base.

- ---------------------------------------------------------------------------------------
                                         DEPOSITS

DEPOSITS BY MAJOR CLASSIFICATION
(Dollars in thousands)
- ---------------------------------------------------------------------------------------
                                   1994                1993                  1992
                           ------------------   ------------------   ------------------
December 31                  Amount       %       Amount       %       Amount       %
- ---------------------------------------------------------------------------------------
Noninterest bearing
  demand deposits          $  14,448     11.6%  $  13,745     11.0%  $  13,396     10.9%
Interest bearing demand
  bearing deposits            31,667     25.5%     35,069     28.0%     33,527     27.3%
Savings deposits              45,267     36.4%     39,784     31.7%     33,992     27.7%
Time deposits under $100,000  30,764     24.7%     34,496     27.5%     38,367     31.2%
Time deposits of $100,000
  or more                      2,243      1.8%      2,375      1.9%      3,605      2.9%
- ---------------------------------------------------------------------------------------
                           $ 124,389    100.0%  $ 125,469    100.0%  $ 122,887    100.0%
                           ============================================================

Short-Term Borrowings

     Short-term borrowings consist of repurchase agreements and federal funds purchased, typically written for one to thirty day periods.

     The Bank's use of short-term borrowings represents a minor source of funds. Short-term borrowings represented .8% of liabilities at December 31, 1994 and there were no short-term borrowings at December 31, 1993 or 1992.

     The maximum amounts of borrowings outstanding at any month-end during each year of the reporting period were as follows:

                             SHORT-TERM BORROWINGS

(Dollars in thousands)
- --------------------------------------------------------------------------------
                                        1994            1993            1992
- --------------------------------------------------------------------------------
Amount                               $  1,000        $  2,000        $  2,000
Date                                 December 3      January 2       October 28

     Average amounts outstanding and weighted average rates thereon for each year of the reporting period were as follows:



(Dollars in thousands)
- --------------------------------------------------------------------------------
                                        1994            1993            1992
- --------------------------------------------------------------------------------
Average outstanding                 $     30        $     68        $    236
Rate                                    5.70%           3.25%           3.45%


Noninterest Income and Expense

     Noninterest income has primarily been from service charges on deposits accounts and other service charges. The Board of Directors, with Office of the Comptroller of the Currency (OCC) approval, terminated the Bank's trust powers at the end of 1993. The income from fiduciary activities was insignificant compared to the Bank's total income.

     Other income decreased $110,000 or 24.3% in 1994 primarily due to realized securities losses of $51,000 a $23,000 decrease in service charges on deposit accounts, which more than offset the $13,000 increase in other operating income. Other income increased $35,000 or 8.7% in 1993 compared to 1992, primarily as a result of a $29,000 increase in fiduciary income in 1993, the final year for fiduciary activities.

     Other expenses increased $455,000 or 10.6% in 1994 and $633,000 or 17.3% in 1993. The increases in 1994 and 1993 were primarily due to the addition of personnel and consulting and professional fees incurred both of which were attributable to the cost of the Bank's responses to the OCC's July 1993 Formal Agreement requirements.

ANALYSES OF NONINTEREST INCOME AND EXPENSES


(Dollars in thousands)
- --------------------------------------------------------------------------------------
                                                                    % Change
                                                              ------------------------
Year Ended December 31             1994       1993      1992   1994-1993   1993-1992
- --------------------------------------------------------------------------------------
Other income:
  Fiduciary income               $     0    $    32   $     3     -100.0%     966.7%
  Service charges on deposit
    accounts                         248        271       262       -8.5%       3.4%
  Securities gains (losses)          (51)        17        18     -400.0%      -5.6%
  Other operating income             145        131       133        9.8%      -0.8%
- --------------------------------------------------------------------------------------
                                 $   342    $   451   $   416      -24.3%       8.7%
Other expenses:
  Salaries                       $ 1,767    $ 1,609   $ 1,445        9.8%      11.3%
  Employee benefits                  531        529       426        0.4%      24.2%
  Occupancy expenses                 271        240       205       12.9%      17.1%
  Furniture and equipment
    expenses                         192        162       169       18.5%      -4.1%
  Federal deposit insurance
    assessment                       322        278       266       15.8%       4.5%
  Other operating expenses         1,671      1,481     1,155       12.8%      28.3%
- --------------------------------------------------------------------------------------
                                 $ 4,754    $ 4,299   $ 3,666       10.6%      17.3%
                                 -----------------------------------------------------

        Noninterest income as a
          % of noninterest expense   7.2%      10.5%     11.3%


Federal Income Taxes

     The Bank's effective federal income tax rate for 1994 was 30.2% and 29.6% in 1992. The effective rates in 1994 and 1992 are representative of typical rates for the Bank. The year 1993 was unusual because the Bank reported a loss before taxes of $40,000 primarily as a result of a $2,295,000 provision for loan losses. The Bank's bad debt deduction for income tax purposes is based on specific loan charge-offs. The loans to which the provision was attributable were not charged off resulting in significant deferred income taxes and a corresponding valuation allowance attributable to a certain amount of the temporary difference between the financial and tax reporting of the bad debt allowance. The result was income tax expense in 1993 of $413,000 despite the loss before taxes of $40,000.

     The Bank adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and changed from the deferred method of accounting for income taxes to the asset and liability method per SFAS No. 109 effective January 1, 1993. The cumulative effect of this change in accounting for income taxes was a decrease in net income of $37,000 and is reported separately in the statement of income for the year ended December 31, 1993.


Asset Quality/Risk Analysis

     Management devotes a substantial amount of time to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the minimization of risk associated with such outlays. Asset quality was stable between 1994 and 1993 through management's efforts to improve loan policies and procedures.

     Loan Risk Analysis: The Bank follows generally conservative lending practices and continues to carry a good quality loan portfolio with no unusual or undue concentrations of credit. No loans are extended to nondomestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low when compared to industry standards. Net charge-offs represented .24%, .23% and .4% of average outstanding loans in 1994, 1993 and 1992, respectively. Nonperforming loans, as represented by nonaccrual and restructured items were 3.08%, 3.18% and .38% of outstanding loans at December 31, 1994 1993 and 1992, respectively. Loans 90 days or more past due and still accruing represents .08%, .47% and .38% of outstanding loans at December 31 1994, 1993 and 1992, respectively.

     Allowance for Loan Losses: The provision for loan losses for 1994 totaled $45,000 compared to $2,295,000 in 1993 and $427,000 in 1992. The increase in the provision was made in 1993 because of an adverse change in the local real estate market which resulted in nonperforming assets increasing from $362,000 in 1992 to $2,819,000 in 1993 an increase of $2,457,000 or 678.7%. The total of nonperforming assets decreased by $77,000 or 2.7% between 1993 and 1994 to a level of $2,742,000. As a result of these changes the allowance for loan losses increased from $505,000 at December 31, 1992 to $2,594,000 at December 31, 1993, an increase of $2,089,000 or 413.7%, while decreasing $169,000 or 6.5% to $2,425,000 at December 31, 1994.
The Bank experienced net charge-offs of $214.000, $206,000 and $462,000 in 1994, 1993 and 1992, respectively. The ratio of net charge-offs compared to loans outstanding remained relatively stable, decreasing from .48% at year end 1992 to
 .23% at year end 1993 and increasing to .24% at year end 1994. The reserve for loan losses represented 2.75%, 2.93% and .53% of loans outstanding at December 31, 1994, December 31, 1993 and December 31, 1992, respectively.


- -------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE
(Dollars in thousands)
- -------------------------------------------------------------------------------------------
Year Ended December 31              1994        1993        1992        1991        1990
- -------------------------------------------------------------------------------------------
Amount of loans outstanding at
  end of period                   $ 88,222    $ 88,434    $ 95,476    $ 83,821    $ 76,464
===========================================================================================
Daily average loans outstanding   $ 89,016    $ 88,634    $ 96,010    $ 83,584    $ 76,527
===========================================================================================

Balance of allowance for possible
  loan losses at beginning of
  period                          $  2,594    $    505    $    540    $    485    $    429
Loans charged off                     (293)       (308)       (510)       (262)       (112)
Recoveries of loans previously
  charged off                           79         102          48          10          18
- -------------------------------------------------------------------------------------------
Net loans recovered (charged off)     (214)       (206)       (462)       (252)        (94)
Additions to allowance charged to
  expense                               45       2,295         427         307         150
- -------------------------------------------------------------------------------------------
Balance at end of period          $  2,425    $  2,594    $    505    $    540    $    485
===========================================================================================
Ratio of net charge-offs to
  average loans outstanding          0.24%       0.23%       0.48%       0.30%       0.12%
===========================================================================================
Ratio of reserve to gross loans
  outstanding at December 31          2.75%       2.93%       0.53%       0.64%       0.63%
===========================================================================================


     The allocation of the reserve for loan losses for the years ended December 31, 1994, and 1993 and 1992 is as follows:

(Dollars in thousands)
- --------------------------------------------------------------------------------------------------
                         1994                       1993                       1992
- --------------------------------------------------------------------------------------------------
                                 Percent of                 Percent of                 Percent of
                                 Applicable                 Applicable                 Applicable
                        Amount   Loan Portfolio    Amount   Loan Portfolio    Amount   Loan Portfo
- --------------------------------------------------------------------------------------------------

Real estate           $ 1,245          1.55%     $   750          0.96%     $   146          1.84%
Commercial                429         13.83%         634         13.96%         123          2.20%
Consumer                   30          0.62%          86          1.54%          17          0.16%
Unallocated               721                    --1,124                   ---  219
- --------------------------------------------------------------------------------------------------
                      $ 2,425          2.75%     $ 2,594          2.93%     $   505          0.53%
==================================================================================================

     Risk Elements: Nonperforming assets are comprised of nonaccrual and restructured loans and real estate owned other than bank premises (OREO). OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the principal amount of the loan outstanding at the time acquired or the estimated fair value of the property minus the estimated cost to sell the asset. The excess, if any, of the principal balance at the time acquired over the carrying amount is charged against the reserve for loan losses.


- -----------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
(Dollars in thousands)
- -----------------------------------------------------------------------------------------------------------
December 31                                       1994       1993        1992         1991       1990
- -----------------------------------------------------------------------------------------------------------
Loans on nonaccrual (cash) basis            $    1,927  $     2,740  $      141   $      65   $    169
Loans whose terms have been negotiated to
    provide a reduction of deferral of
    interest or principal because of a
    deterioration in the financial position
    of the borrower                                   0           0           0           0          0
OREO                                                815          79         221         235        136
- -----------------------------------------------------------------------------------------------------------
        Total nonperforming assets              $ 2,742     $ 2,819  $      362   $     300   $     305
        ===================================================================================================
        Ratio of nonperforming assets to
            total loans and OREO                    3.08%      3.18%       0.38%       0.37%       0.40%
        ===================================================================================================
        Ratio of nonperforming assets to
            total assets                            2.01%      2.25%       0.27%       0.23%       0.28%
        ===================================================================================================

OTHER RISK ITEMS
(Dollars in thousands)
- -----------------------------------------------------------------------------------------------------------
December 31                                        1994        1993        1992        1991        1990
- -----------------------------------------------------------------------------------------------------------
Loans past due 90 or more days and still
         accruing                             $       68  $      418  $     153   $     166    $    370
- -----------------------------------------------------------------------------------------------------------
Percentage of total loans and OREO                 0.08%       0.47%       0.16%       0.20%       0.48%
===========================================================================================================
Percentage of total assets                         0.05%       0.33%       0.11%       0.13%       0.34%
===========================================================================================================


     The Bank's loan loss history has been quite good compared to industry standards and current risk analysis appears favorable, but the continuing softness of the national economy will affect some borrowers' ability to comply with the terms of their loan agreements. Under these circumstances, increases in nonperforming assets, credit losses and/or provisions for loan losses may result.

     In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114, as subsequently amended by SFAS No. 118, is required to be adopted in the fiscal year beginning January 1, 1995. While management has not definitely concluded as to the effects of SFAS No. 114 and SFAS No. 118 on operations, they are not expected to be material.

Liquidity and Rate Sensitivity

     The primary function of asset liability management is to assure adequate liquidity and rate sensitivity. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to met their credit needs. Interest rate sensitivity management requires the maintenance of appropriate balance between interest-sensitive assets and liabilities. Interest-bearing assets and liabilities that are maturing or repricing should be adequately balanced to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

     The Bank has consistently followed a strategy of pricing assets and liabilities according to prevailing market rates and matching maturities as prudently as possible, within the guidelines of sound marketing and competitive practices. The goal is to maintain a predominantly matched position with very few planned mismatches. Rate spreads will be sacrificed at times in order to enable the overall rate sensitivity position to stay within the guidelines called for by asset/liability management policy. Rate sensitivity is measured by monthly gap analyses plus earnings at risk analyses. Investment and pricing decisions are made using both liquidity and rate sensitivity analyses as tools. The schedules that follow reflect maturities and interest rate sensitivity of certain of the Bank's assets and liabilities at December 31, 1994.

- -----------------------------------------------------------------------------------------------
ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO
MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES
(YIELDS AND % OF PORTFOLIO BASED ON AMORTIZED COST)
(Dollars in thousands)
- -----------------------------------------------------------------------------------------------
                                            After One                      Over
                              One Year      But Within    Five-Ten          Ten
                              or Less       Five Years      Years         Years         Total
- -----------------------------------------------------------------------------------------------
U.S. Treasury:
   Market Value             $    2,518    $    5,475    $        0    $        0    $    7,993
   Amortized Costs               2,554         5,685             0             0         8,239
   Yield                          4.25%         5.43%         0.00%         0.00%         5.07%

U.S. Government
  agencies:
   Market Value                    985        18,802             0             0        19,787
   Amortized Costs                 988        19,791             0             0        20,779
   Yield                          6.89%         5.57%         0.00%         0.00%         5.63%

States and political
  subdivisions: (Tax
  Exempt)
   Market Value                  2,697         9,774             0             0        12,471
   Amortized Costs               2,683         9,869             0             0        12,552
   Tax-equivalent yield
     (35% bracket)                8.11%         7.43%         0.00%         0.00%         7.57%

States and political
  subdivisions: (Taxable)
   Market value                      0             0             0             0             0
   Amortized costs                   0             0             0             0             0
   Yield                          0.00%         0.00%         0.00%         0.00%         0.00%

Mortgage backed
  securities:
   Market Value                      0             0             0             0             0
   Amortized Costs                   0             0             0             0             0
   Yield                          0.00%         0.00%         0.00%         0.00%         0.00%

Other securities:
   Market Value                    503             0             0             0           503
   Amortized Costs                 500             0             0             0           500
   Yield                          9.30%         0.00%         0.00%         0.00%         9.30%
- -----------------------------------------------------------------------------------------------
        Total Market Value   $    6,703    $   34,051    $        0    $        0    $   40,754
        =======================================================================================
        Total Amortized costs$    6,725    $   35,345    $        0    $        0    $   42,070
        =======================================================================================
        Yield                     6.55%         6.07%         0.00%         0.00%         6.14%
        =======================================================================================
        % of Portfolio            16.0%         84.0%          0.0%          0.0%        100.0%



ANALYSIS OF LOAN PORTFOLIO MATURITY AND SENSITIVITY TO
CHANGES IN INTEREST RATES
(Dollars in thousands)
- ----------------------------------------------------------------------------------------
                                                    Loans Maturing or Repricing
                                  ------------------------------------------------------
                                                 After One       After
                                   One Year      But Within       Five
                                   or Less       Five Years      Years          Total
                                  ------------------------------------------------------
Commercial, financial
  and agricultural               $    2,583    $      519    $        0    $    3,102
Loans secured by real estate
  Construction                        4,157             0             0         4,157
  Mortgage                           50,456        19,491         6,171        76,118
Installment loans to Individuals      2,416         2,265           164         4,845
- ----------------------------------------------------------------------------------------
             Total                $   59,812    $   22,275    $    6,335    $   88,222
             -----                ======================================================
   % of Portofolio                     67.8%         25.2%          7.2%        100.0%
  ----------------                ======================================================

Loans Maturing or Repricing
  Predetermined interest rates                  $   2,784    $    6,335
  Floating or adjustable interest rates            19,491             0
                                                ----------   -----------
                                                $  22,275    $    6,335

- ----------------------------------------------------------------------------------------


     Maturities of time certificates of deposit of $100,000 or more, issued by domestic offices, outstanding at December 31, 1994, are summarized as follows:


         (Dollars in thousands)
         ------------------------------------------------------------------------
         Matures in:                                                    Amount
         ------------------------------------------------------------------------
         3 months or less                                            $      536
         Over 3 through 12 months                                         1,153
         Over 1 through 5 years                                             554
         Over 5 through 10 years                                              0
         ------------------------------------------------------------------------
               TOTAL                                                 $    2,243
         ========================================================================


     Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long term investment securities and fixed rate loans. Similarly, time deposits over $100,000 and short term certificates are much more rate sensitive than passbook savings accounts and long term certificates. The shorter term interest rate sensitivities are key to measuring the interest sensitivity gap, or excess of interest earning assets or interest bearing liabilities.

     The following table shows the interest sensitivity gaps for five different time intervals as of December 31, 1994. For the first 30 days there was an excess of interest earning assets over interest bearing liabilities. A balanced position is achieved, on a cumulative basis, for the remainder of the first year. A positive cumulative position or excess of interest earning assets over interest bearing liabilities, is maintained through the remaining time frames and is within the confines of Bank asset/liability management policy.


INTEREST RATE SENSITIVITY GAPS AS OF DECEMBER 31, 1994
(Dollars in millions)
- ---------------------------------------------------------------------------------
                                 0-30      31-90     91-365    1-5       Over 5
                                 Days      Days      Days      Years     Years
- ---------------------------------------------------------------------------------
Interest earning assets        $   22    $   17    $   32        55    $     6
Interest bearing liabilities       10        18        35        48          0
- ---------------------------------------------------------------------------------
Interest sensitivity gap       $   12    $   -1    $   -3    $    7    $     6
=================================================================================

Capital Adequacy

     The Bank maintains a strong capital base in order to take advantage of business opportunities while ensuring that it has adequate resources to absorb both normal and unusual risks inherent in the banking business. Internal capital generation, net income retained after declaration of dividends, has been the primary method employed to increase capital accounts.

     Total shareholders' equity decreased $302,000 during 1994 primarily as a result of recording a net unrealized loss on securities available for sale of $807,000. Shareholders' equity would have increased $505,000 or 4.8% in 1994 without considering the effect of recording the unrealized losses. Total shareholders' equity decreased in 1993 by $865,000 or 7.5% as a result of a $490,000 loss for the year that was primarily the result of the additional provision for loan losses.

     Cash dividends remained at the same level of $375,000 or $.80 per common share for both 1994 and 1993. The 1993 dividends were $4,000 or 1% higher than the 1992 amount of $.79 per common share.

     The Bank's capital position has been relatively stable as demonstrated by the ratios that follow:


CAPITAL AND DIVIDEND RATIOS
(Dollars in thousands)                                            1994             1993         1992
- ----------------------------------------------------------------------------------------------------
At December 31:
- ----------------------------------------------------------------------------------------------------
Equity/Assets                                                    7.56%          7.77%          8.53%

For the Year
- ----------------------------------------------------------------------------------------------------
Average Equity/Average Assets                                    7.71%          8.11%          8.13%
Dividends paid                                                    375            375            371
Dividend payout                                                 42.58%     Not Calculated     22.27%



     In 1990, bank regulators began to phase in risk-based and minimum leverage capital ratios for assessing capital adequacy. The risk-based capital ratios, based upon guidelines adopted by bank regulators in 1989, focus upon credit risk. In general, the standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance-sheet activities such as loan commitments and interest rate swaps.

     At December 31, 1992, risk-based capital requirements became fully implemented. Capital elements are segmented into two tiers. Tier 1 capital represents shareholders' equity reduced by intangible assets, while Tier II capital includes certain allowable long-term debt and the portion of the allowance for loan losses equal to 1.25% of risk-adjusted assets. The minimum leverage ratio guideline is intended to supplement the risk-based capital ratios and is based upon Tier I capital less intangibles as a percentage of average assets.

     The capital ratios of the Bank have consistently exceeded regulatory requirements by a substantial amount. The Bank's capital ratios were as follows:

                                                                                            Regulatory
At December 31                                     1994          1993           1992          Minimum
- -------------------------------------------------------------------------------------------------------
Tier I capital ratio                             13.57%         13.18%         14.03%          4.00%
Total (Tier II) capital ratio                    14.84%         14.46%         14.68%          8.00%
Leverage ratio                                    7.75%          7.28%          8.04%          3.00%

Regulatory Matters

     WCNB is subject to periodic examinations by the OCC and the Maryland Banking Commission. During 1993 and 1994 several examinations were conducted of the Bank. These examinations included, but were not limited to, procedures designed to review lending practices, credit quality liquidity compliance, operations, and capital adequacy of the Bank. In July 1993 the Bank entered into a Formal Agreement with the OCC. The agreement required the Board of Directors, among other things, to appoint a Compliance Committee, to employ an outside management consultant to review and evaluate the effectiveness of the Board's supervision, to evaluate the adequacy of Bank policies and procedures, to evaluate the adequacy of staffing levels and to assess the Bank's current strategic plan and its applicability to present and future activities. The agreement required the Compliance Committee to submit progress reports to the Board and the OCC regarding the development and implementation of plans in the areas of management, dividends, loan portfolio management, compliance, internal audit, and trust activities. As of December 31, 1994 the Bank submitted all required reports and had begun the implementation of plans outlined under the agreement.

     As of the March 31, 1994 examination, the OCC reported that the Bank was in partial compliance with the formal agreement. Throughout the remainder of 1994 the Bank continued its efforts to comply with all articles under the agreement. Management expects that OCC will reevaluate the Bank's compliance with the agreement as of March 31, 1995.

     Late in 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). This law has established a new framework for the relationship between insured depository institutions and the various regulatory agencies. Numerous banking regulations implementing FDICIA were released during 1992, 1993 and

1994. While all of the regulations mandated by this legislation are not yet in final form, the enactment of FDICIA is expected to dominate the regulatory landscape for the foreseeable future. New regulations addressing capital adequacy, risk-based insurance premiums, brokered deposits, annual audits, interbank liabilities, audit committee composition, truth in savings provisions, market-based accounting and generally expanded regulatory requirements are either already adopted or in varying stages of completion. These final regulations are expected to have a pervasive impact on the management and regulation of the banking and thrift industries. At the same time, this legislation is expected to increase the compliance costs required to conform to this new level of regulatory authority. Notwithstanding the additional compliance costs associated with FDICIA, WCNB does not expect these regulations to materially impact operations during 1995.

                           QUARTERLY RESULTS OF OPERATIONS

(Dollars in thousands,
except per share data)
- --------------------------------------------------------------------------------------------
Three Months Ended               March 31         June 30    September 30     December 31
- --------------------------------------------------------------------------------------------
1994
Interest income                  $  2,294        $  2,398        $  2,349        $  2,371
Interest expense                      912             921             926             934
Net interest income                 1,382           1,477           1,423           1,437
Provision for loan losses              45               0               0               0
Securities gains (losses)               0               0               0             (51)
Other income                           78              90             129              96
Other expenses                      1,088           1,069           1,089           1,508
Income(loss) before income taxes      327             498             463             (26)
Applicable income taxes                83             140             155               3
Net income(loss)                      244             358             308             (29)
Net income(loss) per share           0.52            0.76            0.66           -0.06
Return on average assets             0.71%           1.01%           0.88%          -0.09%

(Dollars in thousands,
except per share data)
- --------------------------------------------------------------------------------------------
Three Months Ended               March 31         June 30    September 30     December 31
- --------------------------------------------------------------------------------------------
1993
Interest income                  $  2,546        $  2,521        $  2,474        $  2,399
Interest expense                      999             964             945             929
Net interest income                 1,547           1,557           1,529           1,470
Provision for loan losses           2,070              75              75              75
Securities gains (losses)              13               2               2               0
Other income                           87              90             132             125
Other expenses                      1,017             937           1,082           1,263
Income(loss) before taxes          (1,440)            637             506             257
  and effect of change in
  accounting principle
Applicable income taxes               (35)            232             138              78
Net income (loss) before
  cumulative effect of
  change in account                (1,405)            405             368             179
Cumulative effect of change in
  accounting principle -
  income taxes                        (37)              0               0               0
Net Income (loss)                  (1,442)            405             368             179
Net income (loss) per share         -3.08            0.86            0.79            0.38
Return on average assets            -4.27%           1.20%           1.08%           0.53%

             INFORMATION CONCERNING WASHINGTON COUNTY NATIONAL BANK

General

     WCNB is an independent full-service bank, engaged in substantially all of the business operations customarily conducted by independent federally chartered banks, including but not limited to taking deposits, granting loans, financing commercial transactions and rendering nontrust services. It is a member of the FDIC.

     WCNB traces its history to 1815, when The Conococheague Bank was formed by a group of distinguished Washington County citizens. In 1827, the Bank was reorganized under the name of "Washington County Bank." In 1865, the Bank became a national bank under laws then newly in effect. In 1951, the Bank merged with The Savings Bank, also located in Williamsport, and became Washington County National Savings Bank. WCNB purchased the Clear Spring office of Maryland National Bank in 1984 and, in 1985, acquired Citizens' Bank of Keedysville. Also in 1985, the Bank officially changed its name again to Washington County National Bank.

     WCNB's executive offices are located at 14 West Potomac Street, Williamsport, Maryland 21795, and its telephone number is (301) 223-7600.

Properties

     The headquarters of WCNB are located at 14 West Potomac Street, Williamsport, Maryland. The Williamsport property, which is owned in fee simple, also houses the main branch of the bank. WCNB also has the following branches, all of which are owned in fee simple:

                  307 West Potomac Street, Williamsport, Maryland 10721 Fairway Lane, Hagerstown, Maryland
                  121 South Mill Street, Clear Spring, Maryland 19 South Main Street, Keedysville, Maryland 7620 Old National Pike, Boonsboro, Maryland
                  103 West Main Street, Sharpsburg, Maryland
                  17345 Virginia Avenue, Hagerstown, Maryland

In addition, WCNB owns a one-acre parcel of land located at the corner of Eastern Boulevard and Professional Court, in Hagerstown, which is available for the construction of an additional branch office.

Competition

     The banking industry is highly competitive. WCNB faces strong competition in all areas of its operations, primarily from entities operating in Washington County, Maryland including branches of some of the largest banks in Maryland. Its most direct competition for deposits historically has come from other commercial banks, savings banks, savings and loan associations and credit unions operating in Washington County. WCNB competes with money market mutual funds and corporate and government securities for deposits. WCNB competes for loans with banking entities, as well as mortgage banking companies and other institutional lenders. The competition for loans varies from time to time depending upon certain factors including the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, conditions in the mortgage market and other factors which are not readily predictable.


Regulation and Supervision

     WCNB is subject to regulation by the Office of the Comptroller of the Currency ("OCC") and the Maryland Banking Commission and is insured by FDIC. As a result of several periodic examinations by the OCC in 1993, WCNB entered into a Formal Agreement with the OCC in July 1993. A "formal agreement" within the meaning of 12 U.S.C. section 1818(b)(1) is a written agreement which results from supervisory concerns on the part of the OCC in connection with the practices of a regulated financial institution. The OCC required WCNB to enter into this Agreement to ensure timely and effective corrective action regarding certain practices deemed unsafe and unsound by the OCC, as identified in two Reports of Examination prepared on behalf of WCNB as of January 31, 1993. The Agreement required the Board of Directors to appoint a Compliance Committee, and to employ an outside management consultant to review and evaluate the effectiveness of the Board's supervision, the adequacy of WCNB's procedures, and the adequacy of staffing levels and to assess the Bank's current strategic plan and its applicability to present and future activities. The Agreement required the Compliance Committee to submit progress reports to the Board of Directors and the OCC regarding the development and implementation of plans in the areas of management, dividends, loan portfolio management, compliance, internal audit, and trust activities. As of December 31, 1994, WCNB had submitted all required reports and had begun the implementation of plans outlined under the agreement.

     As of the March 31, 1994 examination, the OCC reported that WCNB was in partial compliance with the Formal Agreement. Throughout the remainder of 1994 WCNB continued its efforts to comply with all provisions of the Agreement. The OCC is reevaluating WCNB's compliance with the Agreement as of March 31, 1995.

     During 1992, 1993 and 1994, numerous regulations were promulgated under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). While all of the regulations mandated by the legislation are not in final form, FDICIA is expected to dominate the regulatory environment for the foreseeable future. The regulations govern such matters as capital adequacy, risk-based insurance premiums, brokered deposits, annual audits, interbank liabilities, audit committee composition, truth in savings provisions, and market- based accounting. Increased compliance costs can be expected as a result of FDICIA and related regulations, but WCNB does not expect these regulations to materially impact operations during 1995.

Legal Proceedings

     From time to time, WCNB is involved in various legal actions arising in the ordinary course of business, none of which, in Management's opinion, will have a material adverse effect on the Bank.

Employees

     At March 31, 1995, WCNB employed 85 full time employees and 7 part time employees. The following table reflects the number of employees at each branch.


      Branch                                         Full Time                Part Time
      ------                                         ---------                ---------

14 West Potomac Street                                  49                        1
307 West Potomac Street                                  6                       --
10721 Fairway Lane                                       6                       --
121 South Mill Street                                    6                       --
19 South Main Street                                     3                        3
7620 Old National Pike                                   5                        2
103 West Main Street                                     6                        1
17345 Virginia Avenue                                    4                       --


Relations with Independent Certified Public Accountants

     The accounting firm of Smith Elliott Kearns & Company has acted as independent certified public accountants for WCNB since 1974. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and has undergone peer review.

                 MANAGEMENT OF WASHINGTON COUNTY NATIONAL BANK

Directors and Executive Officers

     The present directors and executive officers of WCNB and their beneficial ownership of WCNB Common Stock are as follows:

                                    Business Experience
                                    Including Principal
                                    Occupation for the
                                    Past 5 Years and Certain                            Director
Name and Age                        Other Directorships                                 Since
- ------------                        -------------------------                           --------
James E. Byron (67)                 International Trade Specialist                        1963
                                    U.S. Department of Commerce

David K. Cushwa IV (43)             President of District Cycle Supply                    1990
                                    Co., Inc.; President of Architectural
                                    Products Inc.

M. L. Patterson, Jr. (64)           President & CEO of Washington                         1972
                                    County National Bank; Vice Chairman
                                    of the Board

David K. Poole, Jr. (69)            Attorney                                              1976
                                    Poole & Poole, P.A.

Warren A. Resley (66)               Co-owner                                              1989
                                    Resley Tire Company

Leo E. Riffle (79)                  Retired Restaurateur                                  1969

Thomas H. Shank (65)                Chairman of the Board of                              1981
                                    Washington County National Bank;
                                    Chairman of the Board of G.A.
                                    Miller Lumber Co.; Real Estate
                                    Developer

James G. Thompson (54)              President of Thompson's Gas &                         1987
                                    Electric Service, Inc.



                                                EXECUTIVE OFFICERS


         Name                               Age                        Position
         ----                               ---                        ---------

M. L. Patterson, Jr.                        64                         President & CEO (since 1979);
                                                                       Vice Chairman of the Board (since 1991)

Donald W. Crawford                          59                         Senior Vice President (since 1993);
                                                                       Vice President (since 1985)

David E. Drury                              36                         Vice President (since 1991);
                                                                       Assistant Vice President (1987-1991)

Edward L. Hose                              44                         Vice President (since 1985)

Charles E. Lumm                             61                         Vice President (since 1985)

Richard L. Martin                           45                         Vice President (since 1985)

William K. Walker III                       49                         Vice President (since 1992);
                                                                       Vice President (1989-1992), Hagerstown
                                                                       Trust Company (an unrelated banking
                                                                       company located in Hagerstown, MD)

     The Board of Directors of WCNB may consist of not less than five nor more than twenty-five directors. The Board of Directors may from time to time create such standing or special committees as they deem proper, and may appoint committee members from among members of the Board of Directors or employees of WCNB.

     As of May 31, 1995, WCNB has six standing committees of the Board of Directors. As Chairman, Mr. Shank is an ex officio member of all committees.

     The Audit Committee, chaired by Mr. Byron, is responsible for reviewing matters with WCNB's independent auditors. Messrs. Resley and Thompson are members of this committee.

     The Executive Committee, chaired by Mr. Shank, has authority to act between meetings of the Board of Directors. Messrs. Byron, Riffle and Thompson are members.

     The Director Loan Committee, chaired by Mr. Riffle, is responsible for approving loans between the amounts of $500,000 and $1,000,000. Mr. Thompson and Mr. Poole also are members of this committee.

     The Finance Committee, chaired by Mr. Cushwa, is responsible for reviewing matters of finance for WCNB. Messrs. Poole and Riffle are members of this Committee.

     The Human Resources Committee, chaired by Mr. Resley, oversees personnel and compensation issues. Messrs. Cushwa and Poole are members.

     The Compliance Committee, chaired by Mr. Byron, oversees WCNB's compliance with regulatory requirements. Messrs. Cushwa, Patterson and Resley are members of this committee.


Executive Compensation

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the components of compensation for the years ended December 31, 1994, 1993 and 1992 for the executive officer of WCNB whose compensation exceeded $100,000.


Name and                                                               Other                          All
Principal                                                              Annual                        Other
Position(1)                Year     Salary           Bonus(2)          Compensation(3)          Compensation(4)
- -----------                ----     ------           --------          --------------           ---------------
M.L. Patterson, Jr.        1994     $93,082.50       $16,754.85        $14,091.25                     $57.00
President, Chief           1993     $91,000.00         - 0 -           $12,703.87                     $78.00
  Executive Officer        1992     $85,000.05       $13,600.00        $11,867.67                     $93.00
  and Vice Chairman
  of the Board


(1) For additional information concerning Mr. Patterson's employment arrangements with WCNB, see "PROPOSED MERGER--Interest of Certain Persons in the Merger."

(2)  Bonus is the result of payments made under WCNB's Cash Incentive Plan.

(3) WCNB has an Executive Compensation Plan for Directors and an Executive Compensation Plan for Management. Amounts in this column represent the amounts paid and accrued under the plans in the years 1994, 1993, and 1992.

(4) Amounts appearing in this column represent payment by WCNB for term life insurance and AD&D coverage, available under a group plan offered on the same terms to all WCNB employees.

Compensation and Benefit Plans

                              CASH INCENTIVE PLAN

     WCNB has established a Cash Incentive Plan which provides all employees with the ability to share in a portion of the Bank's net income. To be eligible to participate, an employee must have been employed for one (1) full year as of December 31 in any program year, or have retired or been displaced due to acquisition by another financial institution during the program year. Distributions under the plan are based on a percentage of the participant's annual wages, less any cash incentive payment received with respect to the previous year, and less certain insurance costs added to the participant's wages. Payments under the plan are made within sixty (60) days after the end of the fiscal year.

     Distributions are based on the return on average assets, calculated by WCNB's independent auditors at the end of each fiscal year. Employees receive a distribution equal to a percentage of their respective annual salaries. WCNB's President is eligible to receive a distribution in the range of twelve to eighteen percent (12% - 18%) of his salary. Other officers, excluding the President, are eligible to receive a distribution in the range of six to nine percent (6% - 9%) of their respective salaries. For all other employees, a total distribution pool is established in an amount equal to fifty percent (50%) of the total cash incentive distribution amount for all Vice Presidents and the President. Each employee receives a percentage of the pool, derived by dividing the total pool by the total compensation of the participants, less any cash incentive distributions received by those participants in the prior year. The Board of Directors of WCNB has the authority to modify, change and/or cancel the Cash Incentive Plan.


                   EXECUTIVE COMPENSATION PLAN FOR MANAGEMENT

     The Board of Directors of WCNB has adopted an Executive Compensation Plan for Management, to provide supplemental retirement benefits for management. This is a non- qualified benefit plan. The Board of Directors has the authority to designate the executive officers of WCNB who are eligible to participate in the plan. The plan provides for the payment of death benefits prior or subsequent to retirement, funded by an insurance policy purchased by WCNB. The plan also provides for a supplemental retirement benefit upon a participant's retirement on or after the "normal retirement date," which is the first day of the month following the sixty-fifth (65th) birthday of the participant. Participation in the plan terminates at the request of a participant, upon the termination of a participant's employment other than by retirement, disability or death, or at the discretion of the Bank (except that such termination shall not affect current participants). In the event that the plan is terminated, existing participants' benefits are prorated. In the event of a merger or acquisition of WCNB, all benefits will be provided for all participants as of the date of such merger or acquisition, regardless of the years of participation in the plan and irrespective of whether or not the Bank continues to employ those participants.

     Benefits payable upon death prior to a participant's retirement are payable monthly for a period of ten (10) years. At WCNB's discretion, a lump sum settlement may be made. Participants who have at least five (5) years of credited service will receive a monthly supplemental retirement payment for ten
(10) years commencing on the normal retirement date. In the event that a participant dies subsequent to his retirement, his designated beneficiary will receive all remaining payments to which the participant would have been entitled. At the Bank's sole discretion, a lump sum settlement may be made.


                                  PENSION PLAN

     WCNB sponsors a Defined Benefit Pension Plan under the Employee Retirement Income Security Act of 1974 (ERISA). The plan, as amended January 1, 1991, is designed to provide bank employees with a fixed monthly retirement benefit payable at the normal retirement age of 65. The plan was originally established effective January 1, 1963. Each full-time employee of WCNB becomes an eligible participant in the plan after completing one year of service and attaining the age of 21. The plan generally provides for a fixed monthly pension benefit at the normal retirement age of 65 calculated as follows: 1.40% of average monthly compensation multiplied by the participant's years of credited service after January 1, 1989 (limited to 18 years) plus a participant's accrued monthly benefit calculated based upon pay and service to December 31, 1988. Effective January 1, 1989, the plan benefit formula was amended to comply with provisions of the Tax Reform Act of 1986. Average monthly compensation is based on the participant's highest five consecutive years measured to the earlier of the date of termination of employment or normal retirement date.

     Amounts are set aside each year in trust on the basis of actuarial calculations. Such amounts cannot be readily determined with respect to any specified participant. The cost of the plan to WCNB in 1993 and 1994 was equal to 4.81% and 4.89% respectively of the total salaries of plan participants at the beginning of each year. Participants' salaries equal base pay plus overtime and other taxable compensation earned during any given plan year. Retirement benefits are not subject to any deduction for Social Security benefits or other offset amounts.

     The following is a table which shows the estimated annual benefits payable upon retirement to persons in the identified years of service and salary categories, assuming retirement at age 65 and during calendar year 1994.


Final Average                                              Annual Retirement Benefits for
Compensation                                                 Years of Service Indicated
                                                     10 Years          15 Years         20 Years
- ---------------------------------------             ---------------------------------------------
$ 20,000......................                       $  2,800          $  4,200         $  5,040
  30,000......................                          4,200             6,300            7,560
  40,000......................                          5,600             8,400           10,080
  50,000......................                          7,000            10,500           12,600
  75,000......................                         10,500            15,750           18,900
 100,000......................                         14,000            21,000           25,200

Compensation of Directors

     Directors receive a fee of $225 for each Board of Directors meeting attended and $100 for each committee meeting attended. Messrs. Shank and Patterson do not receive committee meeting fees. In addition, directors are eligible to participate in the Bank's Executive Compensation Plan for Directors. The terms of this plan are virtually identical to those of the Executive Compensation Plan for Management, described above, except that the plan permits a director to waive receipt of a portion of his director fees in exchange for the retirement benefits under the plan. WCNB has used the deferred fees to acquire life insurance policies on the lives of participating directors to substantially fund WCNB's obligations under the plan.


Certain Transactions

     Certain directors, officers, and shareholders of WCNB, including their immediate families and companies in which they have a significant interest, have borrowed funds from the Bank. It is the policy of WCNB that loans to such persons and entities shall be made on the same terms as loans made to other borrowers. Each of the loans to directors, officers, their family members and related entities was made in the ordinary course of business, on substantially the same credit terms, including interest rate and collateralization, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 1994, the aggregate outstanding indebtedness of these loans was approximately

$1,344,000. Five (5) of these loans were in excess of $60,000. None of these loans is on nonaccrual status, past due, restructured, or presents potential problems in the judgment of Management.

     David K. Poole, Jr., a director of WCNB, is a partner of the law firm of Poole & Poole, P.A., which in 1994 received $5,388 from WCNB for the performance of legal services. WCNB intends to continue to engage this firm to render legal services.


Securities Ownership of Certain Beneficial Owners and Management

     WCNB is authorized to issued 1,000,000 shares of common stock. As of May 31, 1995, WCNB had 480 shareholders and 468,839 shares of Common Stock outstanding. Also as of that date, the following persons were known to WCNB to own beneficially more than five percent (5%) of the outstanding shares of its Common Stock:

                                            Shares Beneficially                 Percentage
         Name                                      Owned                        of Ownership
         ----                               -------------------                 ------------
Thomas H. Shank                                   31,162                             6.65%
1909 Applewood Drive
Hagerstown, MD 21740

Regina F. Cushwa                                  26,201                             5.59%
16014 Cloverton Lane
Williamsport, MD 21795

Marion M. Miller                                  25,000                             5.33%
16614 Tammany Lane
Williamsport, MD 21795


     WCNB knows of no arrangements, other than the Merger, the operation of which may at a subsequent date result in a change of control of WCNB.

     The following table sets forth certain information with respect to the directors of WCNB, as well as all directors and officers of WCNB as a group. All of the shares shown in the following table are owned both of record and beneficially, and the person named possesses sole voting power except as otherwise indicated in the notes to the table.

                                                                                Shares Beneficially
                                                                                   Owned as of
                                                                                   May 31, 1995
                                                                                --------------------
                                                                                             Percent
Name and Address (1)                                                            Amount      of Class
- --------------------                                                            ------      --------
James E. Byron (2)                                                               5,151        1.11%

David K. Cushwa, IV                                                              6,135        1.31%

M. L. Patterson, Jr. (3)                                                         1,288        0.27%

David K. Poole, Jr. (4)                                                          3,600        0.77%

Warren A. Resley (5)                                                             2,124        0.46%

Leo E. Riffle (6)                                                                7,000        1.49%

Thomas H. Shank (7)                                                             31,162        6.65%

James G. Thompson                                                                2,058        0.44%

Officers and directors as a group                                               60,122       12.82%
         (14 persons in group)

- ------------------------------------

(1)  The address of each director is that of WCNB.
(2) Mr. Byron shares voting and investment power with Lynne K. Byron with respect to 3,521 shares. Mr. Byron disclaims beneficial ownership of 310 shares held by Katharine Devereaux Byron, and 5,169 shares held by Lynne K. Byron.
(3) Mr. Patterson shares voting and investment power with Maxine B. Patterson with respect to 1,188 shares. Mr. Patterson disclaims beneficial ownership of 120 shares held by Maxine B. Patterson and 44 shares held by M. L. Patterson, III and Maxine B. Patterson.
(4) Mr. Poole shares voting and investment power with Janice Poole with respect to 2,250 shares.
(5) Mr. Resley shares voting and investment power with Joyce L. Resley with respect to 1,340 shares.
(6) Mr. Riffle disclaims beneficial ownership of 7,000 shares held by Betty Lee Riffle.
(7) Mr. Shank shares voting and investment power with Marlene H. Shank with respect to 600 shares.

                  INFORMATION CONCERNING FINANCIAL TRUST CORP

     FTC is a Pennsylvania business corporation and a registered bank holding company, headquartered in Carlisle, Pennsylvania. In addition to the nonoperating national bank subsidiary of FTC being organized for purposes of the Merger, FTC's five operating subsidiaries are (i) Farmers Trust Company, a bank and trust company organized under Pennsylvania law; (ii) Chambersburg Trust Company, also a Pennsylvania bank and trust company; (iii) First National Bank and Trust Company, a national banking association; (iv) First Federal Savings Bank, also a national banking association; and (v) Financial Trust Life Insurance Company, an insurance company organized under the laws of Arizona. As of March 31, 1995, FTC's four bank subsidiaries operated 34 banking offices and 16 remote service facilities in seven south central Pennsylvania counties which include the cities of Carlisle, Chambersburg, Waynesboro, and Hanover. First National Bank and Trust Co. is a member of the Federal Reserve System. All banks are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law, and engage in general commercial banking and provide individuals, businesses, municipalities and state agencies with comprehensive financial services. FTC also offers, through its insurance subsidiary, credit life and disability insurance to the banks' consumer loan customers. FTC and its subsidiaries employed approximately 436 full-time equivalent employees as of March 31, 1995. FTC intends, subject to necessary regulatory approvals, to merge First Federal Savings Bank into Farmers Trust Company, and to change the name of the latter bank to Financial Trust Company. Additionally, FTC has applications pending for regulatory approvals to form a new subsidiary, Financial Trust Services Co., into which all trust services of the bank subsidiaries would be consolidated.

     At March 31, 1995, FTC had consolidated total assets, deposits and shareholders' equity of $952.5 million, $777.2 million and $118.3 million, respectively. FTC's personal and corporate trust assets totalled $345.6 million at December 31, 1994, and at that date on the basis of total assets, FTC was the eighteenth largest independent bank holding company in Pennsylvania.

     As a registered bank holding company, FTC is subject to regulation under the federal Bank Holding Company Act of 1956, as amended, and the rules adopted by the Federal Reserve Board (FRB) thereunder. Under applicable FRB policies, a bank holding company such as FTC is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support each subsidiary bank in circumstances when it might not do so absent such a policy. Any capital loans made by a bank holding company to any of its subsidiary banks would be subordinate in right of payment to the claims of depositors and certain other creditors of such subsidiary banks.

     The principal executive offices of FTC are located at 1415 Ritner Highway Carlisle, Pennsylvania 17013, and its telephone number is (717) 243-8003.

     Certain information relating to the executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters as to FTC is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN FTC DOCUMENTS BY REFERENCE." Shareholders of WCNB desiring copies of such documents may contact FTC at its address or phone number given under "AVAILABLE INFORMATION" above.

     Neither FTC nor WCNB is aware of any material relations (i) between FTC or its directors or executive officers and WCNB or (ii) between WCNB or its directors or executive officers and FTC, except as described under "PROPOSED MERGER--Interests of Certain Persons in the Merger."

                        DESCRIPTION OF FTC COMMON STOCK

     As of the date of this Proxy Statement/Prospectus, FTC was authorized to issue 16,000,000 shares of Common Stock, $5.00 par value, of which 6,710,867 shares were issued and outstanding and none were held in treasury. Each share of FTC Common Stock is entitled to one vote on all matters. The FTC Common Stock is not redeemable and has no preemptive rights to subscribe for additional shares that FTC may issue and no exchange or conversion rights. In the event of dissolution and winding up of the affairs of FTC, holders of FTC Common Stock would be entitled to receive pro rata any assets of FTC remaining after all requisite payments have been made to FTC's creditors. Holders of FTC Common Stock are entitled to dividends when, as and if declared by the FTC Board of Directors out of funds legally available, and the ability of FTC to pay dividends is dependent primarily on the earnings and financial condition of its bank subsidiaries (see "MARKET PRICES, DIVIDENDS AND RELATED SHAREHOLDER MATTERS"). Shares of FTC Common Stock that are presently issued and outstanding are, and those shares to be issued in the Merger will be, fully paid and non-assessable.

     This description does not purport to be complete and is qualified in its entirety by the further description of FTC Common Stock set forth below under "CERTAIN DIFFERENCES OF RIGHTS OF SHAREHOLDERS OF FTC AND WCNB."

         CERTAIN DIFFERENCES OF RIGHTS OF SHAREHOLDERS OF FTC AND WCNB

     Upon consummation of the Merger, shareholders of WCNB, which is organized under the National Bank Act, will become shareholders of FTC which is a Pennsylvania business corporation governed by the Pennsylvania Business Corporation Law ("BCL"). Shareholders of WCNB who become shareholders of FTC by reason of the Merger will also become subject to the privileges and restrictions provided by the Articles of Incorporation and Bylaws of FTC, which differ in certain respects from those contained in the Articles of Association and Bylaws of WCNB. The following is a summary of significant differences, and is qualified in its entirety by reference to the respective Articles and Bylaws of FTC and WCNB.


Authorized Common Stock

     Pursuant to shareholder approval given at FTC's 1995 Annual Meeting, the number of shares of Common Stock, $5.00 par value, that FTC is authorized to issue was increased from 8,000,000 to 16,000,000 shares, of which 6,710,867 shares were issued and outstanding and none were held in treasury as of the date of this Proxy Statement/Prospectus. WCNB is authorized to issue 1,000,000 shares of Common Stock, par value $10.00 per share, of which 468,839 shares were issued and outstanding as of May 31, 1995, and none were held in treasury. Neither FTC nor WCNB is authorized to issue any other class of capital stock. The Boards of Directors of each entity may issue shares of authorized but unissued Common Stock without shareholder approval unless the transaction is one which, by its nature, requires shareholder approval.


Voting Rights

     All voting rights are vested in the holders of FTC Common Stock and WCNB Common Stock, each share of the respective Common Stock being entitled to one vote on all matters. Although shareholders of WCNB have the right to vote cumulatively in an election of directors, FTC shareholders do not have cumulative voting rights.


Amendment of Articles and Bylaws

     FTC's Articles of Incorporation provide that those provisions of the Articles (summarized in the next following paragraph) requiring a sixty-six and two-thirds percent affirmative vote may be amended or repealed only by a vote of the holders of sixty-six and two-thirds percent of the FTC Common Stock. Other Articles amendments could be effected by a majority of the votes cast by all FTC shareholders. Under a provision of the BCL applicable to FTC as a "registered corporation" (one having a class of voting stock registered under the Securities Exchange Act of 1934), its shareholders may not propose amendments to the FTC Articles. FTC's Bylaws may be amended or repealed by a majority of the votes cast by all FTC shareholders, or (subject to certain limitations) by majority action of the Board subject to the right of the FTC shareholders to change such action. In the case of WCNB, its Articles of Association may be amended by the vote of the holders of a majority of the WCNB Common Stock and its Bylaws may be amended by majority vote of all directors then in office. WCNB shareholders may propose amendments to the Articles of WCNB.


Required Vote for Mergers and Similar Transactions

     Under the BCL, a merger, consolidation or sale of all or substantially all of the assets of a Pennsylvania business corporation generally may be accomplished by a majority of the votes cast by all shareholders entitled to vote. However, the Articles of Incorporation of FTC provide that any merger, consolidation, sale of all or substantially all assets or similar transaction involving FTC requires the affirmative vote of the holders of at least 66-2/3% of the outstanding shares entitled to vote. The affirmative vote of the holders of at least two- thirds of the outstanding WCNB Common Stock is required to approve the Merger and would be required to approve any other consolidation or merger of WCNB in accordance with the requirements of the National Bank Act.


Dissenters' Rights

     The dissenters' rights, if any, of FTC shareholders are governed by the BCL. The BCL provides for dissenters' rights in a variety of transactions, including (i) mergers or consolidations to which a corporation is a party (other than mergers not requiring a shareholder vote) and (ii) certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation. However, except in the case of a merger or consolidation in which their shares would be converted into something other than shares of the surviving or new corporation (or cash in lieu of fractional shares), shareholders of a Pennsylvania business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or held of record by 2,000 or more shareholders. While the FTC Common Stock is not listed on either the New York or the American Stock Exchange, FTC currently has more than

2,000 shareholders of record and accordingly dissenters' rights would not be available upon a merger or consolidation to which FTC is a party.

     By virtue of the National Bank Act, WCNB shareholders are entitled to receive the appraised value of their shares if they oppose a merger or consolidation and follow certain procedural steps necessary to exercise their dissenters' rights. Such procedures are applicable to the Merger and are described at "PROPOSED MERGER--Dissenters' Rights of WCNB Shareholders."


Board of Directors

     The Bylaws of FTC provide that FTC directors shall be divided into three classes with each class being as nearly equal in number as possible, with the terms of the three classes being staggered so that the term for one class expires at the annual meeting of the shareholders each year and each director serves a three-year term. WCNB does not have such a classified or staggered board and its directors, of whom there must not be less than five nor more than 25, are elected at WCNB's annual meeting of shareholders for one-year terms. The number of directors of each entity is established from time to time by its respective Board.


Nomination of Directors

     The Bylaws of FTC and WCNB each provide generally that, with certain exceptions, nominations of candidates for election to the Board of Directors, other than those made by management, must be made in writing and delivered or mailed to the President of the company not less than 14 nor more than 50 days prior to any shareholders' meeting called for the election of directors. Such written notification must include certain information relating the proposed nominee, to the extent known to the nominating shareholder. In the case of WCNB, the notice also must be sent to the Comptroller of the Currency.


Call of Special Shareholders Meeting

     The Articles of Association and Bylaws of WCNB provide that a special meeting of shareholders may be called at any time by the Board of Directors or by any five shareholders owning not less than twenty percent of the outstanding shares of WCNB Common Stock. In the case of FTC, special meetings of shareholders may be called at any time by the Chairman of the Board, the President or the Board of Directors, but under a provision of the BCL applicable to "registered corporations" such as FTC, special meetings may not be called by FTC shareholders.


Anti-Takeover Provisions

     The Articles of Incorporation and Bylaws of FTC contain a number of provisions that may be considered to be "anti-takeover" in nature. Among these are the previously described three-year staggered terms of office for directors; the requirement of the giving of advance written notice as a precondition to nominations of persons to be elected to the Board other than nominations made by existing management; the absence of cumulative voting in director elections; and the sixty-six and two-thirds percent shareholder vote requirements for mergers and certain similar transactions. Further, a provision in the Articles of Incorporation of FTC permits its Board of Directors to oppose an "Acquisition Transaction" (defined generally as including a tender offer, merger proposal, purchase of assets proposal or similar proposed transaction) on the basis of factors other than economic benefit to the shareholders, including the impact of the acquisition on the employees and customers of the corporation and its subsidiaries and the communities which they serve.

     The BCL also contains provisions applicable to "registered corporations" such as FTC, including those providing generally that, subject to certain exceptions, (i) a vote of disinterested shareholders is necessary to approve fundamental transactions between the corporation and any "interested shareholder", defined to include the shareholder in question and its affiliates;
(ii) in the event any person or group acquires 20% voting power, such acquired shares lose all voting rights unless the same are restored by action taken by the shareholders holding a majority of both the disinterested shares and all voting shares; (iii) in the event any person or group acquires, offers or acquire, or discloses the intention to acquire, 20% voting power, such person must disgorge to the corporation any profit realized from the sale of his or its shares realized within 18 months after the control shares are acquired; and (iv) if any person or group acquires voting power over 20% or more of the votes entitled to be cast in an election of directors, the remaining shareholders may demand that the acquiring person purchase their shares at "fair value", which is defined to be not less than the highest price per share paid by the acquiring person within 90 days before obtaining such voting power, plus an increment representing the proportional value of any control premium. Additionally, as discussed above, BCL provisions applicable to FTC prohibit FTC shareholders from proposing amendments to the FTC Articles of Incorporation and from calling special shareholders' meetings.

     The provisions discussed above may be considered to be "anti-takeover" in nature, because they may have the effect of discouraging or making more difficult the acquisition of control over FTC by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of FTC (including the present shareholders of WCNB, who will become shareholders of FTC following the Merger) by providing a measure of assurance that FTC's shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the anti-takeover provisions set forth in the Articles of Incorporation and Bylaws of FTC and the BCL provisions, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to FTC Common Stock. To the extent that these provisions actually discourage such a transaction, holders of FTC Common Stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of FTC, even if their removal would be regarded by some shareholders as desirable. As to provisions applicable to WCNB that might be considered to be "anti-takeover" in nature, as noted advance written notification must be given concerning non-management nominees for election to the WCNB Board of Directors, and mergers and similar transactions require the approval of the holders of at least sixty-six and two-thirds percent of the outstanding shares.


Indemnification

     The Articles of Incorporation of FTC provide for indemnification by FTC of all persons whom it has the power to indemnify (which includes its directors and officers) to the fullest extent permitted under the laws of Pennsylvania, which indemnification continues as to a person who has ceased to be a director, officer, employee or agent of FTC. The Articles also provide that such indemnification is not exclusive of any other rights to which such persons may be entitled, and FTC has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances. The WCNB Articles and Bylaws similarly provide for the indemnification of directors, officers and employees except to the extent that such persons are adjudged to be liable for gross negligence, willful misconduct or criminal acts, and subject to certain other exceptions. WCNB likewise has purchased directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling FTC pursuant to the foregoing provisions of FTC's Articles, FTC has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Miscellaneous

     Neither the FTC nor the WCNB Common Stock has any preemptive rights entitling the holders to acquire additional stock or securities, subscription or conversion rights, or redemption or repurchase provisions, and such shares are non-assessable and require no sinking fund. Shareholders of FTC and WCNB are entitled to receive dividends that may be declared by the respective Boards of Directors and to share pro rata in the event of dissolution or liquidation. For information concerning dividends and dividend restrictions, see "MARKET PRICES, DIVIDENDS AND RELATED SHAREHOLDER MATTERS."

     Holders of FTC Common Stock who are Pennsylvania residents will not be subject to the Pennsylvania county personal property tax on their shareholdings. However, in some jurisdictions shares of common stock of a general business corporation such as FTC may be the subject of personal property taxation.


                                    EXPERTS

     The consolidated financial statements of FTC appearing in FTC's Annual Report (Form 10-K) for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of WCNB as of December 31, 1994 and for each of the years in the three year period ended December 31, 1994 included in this Proxy Statement/Prospectus have been audited by Smith Elliott Kearns & Company, independent certified public accountants, as set forth in their reports, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

     The validity of the shares of FTC Common Stock to be issued in connection with the Merger and certain other legal matters in connection with the Merger are being passed upon by McNees Wallace & Nurick, Harrisburg, Pennsylvania, as counsel for FTC. Certain other legal matters in connection with the Merger are being passed upon by Shapiro and Olander, Baltimore, Maryland, as counsel for WCNB.

                                 OTHER MATTERS

     The Board of Directors of WCNB does not know of any other matters intended to be presented for shareholder action at the Special Meeting. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, any proxy given pursuant to this solicitation will be voted in accordance with the judgment of the persons named in the accompanying proxy.


Return of Proxy

     YOU ARE URGED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY.

                              FINANCIAL STATEMENTS
                       OF WASHINGTON COUNTY NATIONAL BANK


     The unaudited financial statements of WCNB for and as of the period ended March 31, 1995, and management's discussion and analysis of financial condition and results of operations, are given on pages F-1 through F-10.

     After Page F-10 are the 1994 Annual Report and 1992 Annual Report of WCNB which contain the following financial statements:

          Report of Independent Public Accountants
             Balance Sheets at December 31, 1994 and 1993
          Statements of Income for the years ended December 31, 1994, 1993 and 1992
          Statements of Changes in Shareholders' Equity for the years ended
             December 31, 1994, 1993 and 1992
          Statements of Cash Flow for the years ended December 31, 1994,
             1993 and 1992
          Notes to Financial Statements

WASHINGTON COUNTY NATIONAL BANK
BALANCE SHEETS (Unaudited)

(Dollars in thousands)                                                             March 31    December 31
                                                                                     1995         1994
                                                                                   --------    -----------
ASSETS

Cash and due from banks                                                              $3,394       $3,096
Federal funds sold                                                                    1,075        -----
   Investment securities available - for - sale
      (amortized cost basis of $40,729 and $42                                       40,039       41,036
   Loans, net of unearned income of $534
      and $435 respectively                                                          88,200       88,222
   Less:  Reserve for loan losses                                                    (2,386)      (2,425)
                                                                                   ---------------------
      Net Loans                                                                      85,814       85,797
   Premises and equipment                                                             3,009        3,035
   Accrued interest receivable                                                          865          854
   Intangible assets                                                                    531          543
   Other assets                                                                       2,170        2,297
                                                                                   ---------------------

      TOTAL ASSETS                                                                 $136,897     $136,658
                                                                                   =====================
LIABILITIES
   Deposits:
      Non-interest bearing                                                          $15,532      $14,448
      Interest bearing                                                              109,340      109,941
                                                                                   ---------------------
         Total Deposits                                                             124,872      124,389
   Short-term borrowings                                                             -----         1,000
   Accrued interest payable                                                             237          208
   Other liabilities                                                                    820          733
                                                                                   ---------------------

      TOTAL LIABILITIES                                                            $125,929     $126,330

SHAREHOLDERS' EQUITY
    Common Stock, par value $10 per share-
      authorized 1,000,000 shares;
      468,839 shares issued and outstanding                                           4,688        4,688
   Surplus                                                                            4,689        4,689
   Net unrealized holding gain from securities
      available - for - sale, net of income taxes                                      (423)        (807)
   Retained earnings                                                                  2,014        1,758
                                                                                   ---------------------

      TOTAL SHAREHOLDERS' EQUITY                                                     10,968       10,328
                                                                                   ---------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $136,897     $136,658
                                                                                   =====================
See notes to consolidated financial statements.

WASHINGTON COUNTY NATIONAL BANK
STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share data)


                                                                                Three Months Ended March 31
                                                                                       1995     1994
                                                                                       ----     ----

Interest Income:
Loans, including fees
   Investment securities:                                                            $1,795       $1,749
      Taxable                                                                           409          338
      Tax-exempt                                                                        154          172
Other, primarily federal funds sold                                                       1           35
                                                                                     -------------------
TOTAL INTEREST INCOME                                                                 2,359        2,294

Interest Expense:
Deposits                                                                                943          912
Short-term borrowings and long-term debt                                                 11            0
                                                                                     -------------------
TOTAL INTEREST EXPENSE                                                                  954          912

NET INTEREST INCOME                                                                   1,405        1,382
Provision for possible loan losses                                                      (54)          45
                                                                                     -------------------

NET INTEREST INCOME AFTER PROVISION
   FOR POSSIBLE LOAN LOSSES                                                           1,459        1,337

Other Operating Income:
   Service charges on deposit accounts                                                   55           55
   Investment security gains (losses)                                                     0            0
   Other                                                                                 32           23
                                                                                     -------------------
TOTAL OTHER OPERATING INCOME                                                             87           78

Other Operating Expense:
   Salaries and employee benefits                                                       588          533
   Net occupancy                                                                         64           74
   Equipment                                                                             36           47
   Other                                                                                407          434
                                                                                     -------------------
TOTAL OTHER OPERATING EXPENSES                                                        1,095        1,088
                                                                                     -------------------

INCOME BEFORE INCOME TAXES                                                              451          327
   Applicable income taxes                                                              125           83
                                                                                     -------------------
NET INCOME                                                                             $326         $244
                                                                                     ===================

PER SHARE DATA
   Net income                                                                          $0.70      $0.52
   Dividends                                                                           $0.15      $0.15

Weighted average number of shares outstanding                                        468,839    468,839

See notes to consolidated financial statements.

WASHINGTON COUNTY NATIONAL BANK
STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

                                                                               Three Months ended March 31
                                                                                        1995     1994
                                                                                        ----     ----

CASH FLOW FROM OPERATING ACTIVITIES:

Net Income                                                                              $326       $244
Adjustments to reconcile net income to net
   cash provided (used) by operating activities:
Depreciation                                                                              44         44
Amortization of intangible assets                                                         12         24
Provision for loan losses                                                                (54)        45
Net amortization of investment security premiums                                            (38)       (19)
(Increase) decrease in interest receivable                                               (11)       380
Increase (decrease) in interest payable                                                   29        (10)
Increase (decrease) in other liabilities                                                (154)        31
                                                                                      -----------------

CASH FLOW FROM OPERATING ACTIVITIES                                                      154        739
                                                                                      -----------------

CASH FLOW FROM INVESTING ACTIVITIES:
(Increase) decrease in interest bearing bank balances
Proceeds from sales and maturities of investments                                          1,660      1,300
Purchases of investment securities                                                         0     (5,538)
Net (increase) decrease in loans                                                          22        428
Net loans recovered (charged-off)                                                         15          2
Purchase of premises and equipment                                                       (18)       (34)
(Increase) decrease in other assets                                                      127       (151)
                                                                                      -----------------

NET CASH PROVIDED BY (USED IN) INVESTING
   ACTIVITIES                                                                          1,806     (3,993)
CASH FLOW FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                                   483      3,175
   Net (decrease) in short-term borrowings                                            (1,000)     -----
   Cash dividends                                                                        (70)       (70)
                                                                                      -----------------

CASH FLOW USED IN FINANCING ACTIVITIES                                                  (587)     3,105
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                                    1,373       (149)
CASH AND CASH EQUIVALENTS AT BEGINNING
   OF PERIOD                                                                           3,096      8,195
                                                                                      -----------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                            $4,469     $8,046
                                                                                      =================
See notes to consolidated financial statements.

WASHINGTON COUNTY NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 1995


NOTE A - BASIS OF PRESENTATION

          The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting interim financial information and with the instructions to Form Regulation S-X. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report.

NOTE B - INCOME TAXES

         Income tax expense is less than the amount calculated using the statutory tax rate primarily as a result of tax exempt income earned from state and political subdivision obligations.

NOTE C - COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the company makes various commitments and incurs certain contingent liabilities which are not reflected in the accompanying financial statements. There were firm commitments to extend credit in the amount of $4,691,000,000 at March 31, 1995. Commitments under outstanding standby letters of credit amounted to $110,000 at March 31, 1995. Management does not anticipate any losses as a result of these customary banking transactions.

NOTE D

The entire investment securities portfolio is considered to be available-for-sale. The amortized cost and fair values of investment securities were as follows at the dates indicated:
(Dollars in thousands)

                                                             March 31, 1995
                                                  Amortized Cost      Fair Value
                                                  --------------      ----------

U.S. Treasury and other U.S.
  government agencies                                  $28,249          $27,548
State and political subdivisions                        12,199           12,210
Equity Securities                                          281              281
                                                       ------------------------
    Total Available-for-sale                           $40,729          $40,039
                                                       ========================




                                                          December 31, 1994
                                                  Amortized Cost      Fair Value
                                                  --------------      ----------

U.S. Treasury and other U.S.
  government agencies                                   $29,018         $27,781
States and political subdivisions                        12,552          12,471
Corporate and mortgage backed
       securities                                           500             503
    Equity Securities                                       281             281
                                                        -------         -------

    Total Available-for-sale                            $42,351         $41,036
                                                        =======================

NOTE E - LOANS

    Loans consisted of the following at the dates indicated:
    (Dollars in thousands)

                                        March 31, 1995   December 31, 1994
                                        --------------   -----------------

    Commercial, financial
       and agricultural                       $3,040         $3,102
    Real estate - construction                 3,413          4,157
    Real estate - residential                 59,289         59,848
    Real estate - other                       18,254         16,270
    Consumer                                   4,738          5,280
                                             ----------------------
                                              88,734         88,657

    Less:  unearned income                       534            435
                                             ----------------------

       Total Loans                           $88,200        $88,222
                                             ======================


NOTE F - DEPOSITS

    Deposit composition was as follows, at the dates indicated:
    (Dollars in thousands)

                                        March 31, 1995    December 31, 1994
                                        --------------    -----------------
    Non-interest bearing
       demand deposits                       $15,532        $14,448

    Interest bearing demand deposits          14,698         15,019
    Money market deposit accounts             15,291         16,710

    Savings accounts                          42,367         45,205

       Time deposits under $100,000           33,993         30,764
       Time deposits of $100,000
          and over                             2,991          2,243
                                            -----------------------

                                            $124,872       $124,389
                                            =======================

NOTE G - CHANGES IN ACCOUNTING PRINCIPLES

Effective January 1, 1994, the company adopted the provisions of Statement of Financial Accounting Standards No. 115 which governs accounting for certain investments in debt and equity securities. On January 1, 1994 the company classified all securities as available for sale. Unrealized losses on securities available-for-sale net of taxes which are recorded as a separate compenent of shareholder's equity, are $807,348 and $423,405 at December 31, 1994 and March 31, 1995 respectively.

WASHINGTON COUNTY NATIONAL BANK

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

         This discussion should be read in conjunction with the unaudited financial statements of Washington County National Bank at and for the three month period ended March 31, 1995, and the accompanying notes which precede this discussion.


RESULTS OF OPERATIONS

Summary

     Washington County National Bank recorded net income of $326,000 for the first quarter of 1995, a 33.6% increase over the $244,000 earned during the first quarter of 1994. On a per share basis, first quarter 1995 net income was $.70 compared to $.52 for the first quarter of 1994 and $(.06) for the fourth quarter of 1994.

The following statistics compare 1995's first quarter performance to that of 1994:

                                                        1st Quarter  1st Quarter
                                                            1995       1994
                                                            ----       ----

             Return on average assets                      0.95%      0.71%
             Return on average equity                     12.29%      9.10%
             Average equity/Average assets                 7.77%      7.74%

A more detailed discussion of the elements having the greatest impact on net income follows:

Net Interest Income

     Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. The amount of net interest income is effected by changes in interest rates, account balances or volume, and the mix of earning assets and interest bearing liabilities.

     Net interest income for the first quarter of 1995 increased $23,000, or 1.7%, over the first quarter of 1994. Net interest income increased $13,000, or 0.9% on a full tax equivalent basis.

The table that follows states rates on a fully taxable equivalent basis, net of disallowed interest expense deductions, and demonstrates the aforementioned effects:

                                   1st Quarter, 1995                1st Quarter, 1994
                                   -----------------                -----------------
                                   Avg. Balance Rates               Avg. Balance Rates
                                   ------------------               ------------------

     Interest earning assets       $129,127     7.55%               $131,390     7.25%
     Interest bearing liabilities   110,227     3.51%                113,099     3.27%
                                   ------------------               ------------------
     Free Funds                     $18,900                          $18,291
                                    =======                          =======

     Net interest income (F.T.E.)    $1,470                           $1,457
                                    =======                          =======
     Net interest spread (F.T.E.)               4.04%                             3.98%
                                                =====                             =====

     Free funds ratio                          14.64%                            13.92%
                                                =====                             =====
     Net interest margin (F.T.E.)               4.56%                             4.44%
                                                =====                             =====

Other Income and Other Expenses

Total non-interest income increased 11.5%, or $9,000, over the first quarter of 1994. Gains were made in service charges, excluding those on deposit accounts, and in other income areas.

Total non-interest expenses increased 0.6%, or $7,000 over the first quarter of 1994. This increase is primarily atrributable to salaries and employee benefits.

The provision for loan losses decreased by $99,000 compared to first quarter of 1994 with the ratio of reserves to gross loans at 2.71% on March 31, 1995 versus 3.00% on March 31, 1995 versus 3.00% on March 31, 1994 and 2.75% on
December 31, 1994. Due to the quality of the loan portfolio, management believes it is well reserved and a negative provision for 1995's first quarter is justifiable. The unallocated portion of the reserve approximated $1,000,000 at March 31, 1995.

Income before income taxes is up 37.9%, or $124,000, for the first quarter of 1995. Income tax expense is up $42,000 or 50.6% for the same period. The effective income tax rates were 27.7% for 1995's first quarter and 25.4% for 1994's first quarter.

LIQUIDITY AND RATE SENSITIVITY

The Bank continues to follow a strategy of pricing assets and liabilities according to prevailing market rates and matching maturities as prudently as possible within the guidelines of sound marketing and competitive practices. The overall liquidity is strengthened by the reliance upon core deposits as the major source of funds.

The primary objective of Washington County National Bank's asset/liability management is to maximize net interest income while maintaining adequate levels of liquidity and interest rate risk. Meeting the needs of the local communities we serve is also quite important. Management is committed to continued investment in these local communities and is confident that it will be able to meet credit demands while preserving liquidity and profitability.

Rate sensitivity is measured primarily by the use of a monthly gap analysis prepared as of March 31, 1995 on a cumulative basis demonstrates the following rate sensitive asset/rate sensitive liability ratios at that date:


                                                                  Excluding Prepayments
                                                                  ---------------------
                 0 - 3 months                                         1.38 to 1.00
                 0 - 6 months                                         1.31 to 1.00
                 0 - 12 months                                        1.62 to 1.00


Total shareholders' equity represented 7.77% of assets at March 31, 1995, versus 7.74% one year earlier.

Any loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been disclosed under Item III of Industry Guide 3 do not result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources.

Washington County National Bank's management is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on the corporation's liquidity, capital resources or operations.

                                                                       EXHIBIT A


                   AGREEMENT AND PLAN OF AFFILIATION BETWEEN

            FINANCIAL TRUST CORP AND WASHINGTON COUNTY NATIONAL BANK


     THIS AGREEMENT AND PLAN OF AFFILIATION is made this 23rd day of December, 1994 by and between Financial Trust Corp, a Pennsylvania business corporation having its principal office in Carlisle, Pennsylvania ("FTC"), and Washington County National Bank, a national banking association having its principal office in Williamsport, Maryland ("Bank").

                              W I T N E S S E T H:

     WHEREAS, FTC is a Pennsylvania bank holding company and desires to affiliate with Bank; and

     WHEREAS, the Board of Directors of Bank has determined that it would be in the best interests of Bank, its shareholders, its customers and the communities served by it to become affiliated with FTC; and

     WHEREAS, it is proposed that FTC and Bank enter into an agreement and plan of affiliation under which Bank will merge with a wholly-owned national banking association subsidiary of FTC, newly created for such purpose ("Interim Bank"), and all the outstanding shares of common stock of Bank will be converted into the right to receive shares of common stock of FTC; and

     WHEREAS, the respective Boards of Directors of FTC and Bank have adopted resolutions approving the affiliation of Bank with FTC pursuant to the proposed merger of Bank with and into Interim Bank (hereafter, the "Merger") substantially upon the terms and conditions set forth in this Agreement and Plan of Affiliation (hereafter, the "Agreement") and in the Bank Merger Agreement substantially in the form attached hereto as Appendix A (the "Merger Agreement"); and

     WHEREAS, the parties desire to adopt this Agreement as a plan of reorganization and to consummate this Merger in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

     NOW THEREFORE, with the intent to be legally bound, the parties agree as follows:

                                   ARTICLE I

                        MERGER OF BANK AND INTERIM BANK

SECTION 1.01. Interim Bank.

     (a) FTC shall cause Interim Bank to be duly organized as a national banking association. Interim Bank will be wholly-owned by FTC.

     (b) FTC shall not permit Interim Bank to conduct any business operations which would impair or adversely affect the consummation of the Merger or any of the transactions contemplated in this Agreement or the Merger Agreement.

     (c) Prior to the consummation of the Merger, FTC shall cause Interim Bank to take all necessary and proper action to ratify, approve and adopt this Agreement and the Merger Agreement and to undertake the performance of all of the terms and conditions of this Agreement and the Merger Agreement to be performed by Interim Bank.


SECTION 1.02. Merger.

     (a) Promptly upon approval of the organization of Bank by the Comptroller of the Currency ("Comptroller"), Bank and Interim Bank shall execute the Merger Agreement.

     (b) Subject to the provisions of the Merger Agreement, Bank will be merged with and into Interim Bank. Each share of common stock of Bank, par value $10.00 per share, outstanding prior to the Merger (hereafter, "Bank Common Stock") will be converted into 2.25 shares of FTC Common Stock, par value $5.00 per share ("FTC Common Stock"). Upon consummation of the Merger in accordance with the Merger Agreement, all of the stock of the Surviving Bank, hereinafter defined, will be issued to and held by FTC.

     (c) Interim Bank shall be the surviving bank in the Merger (the "Surviving Bank") and upon consummation of the Merger in accordance with the Merger Agreement the separate existence of Bank shall cease. The Articles of Association of Surviving Bank shall be the Articles of Association of Interim Bank as in effect immediately prior to the Merger until amended in accordance with law. The Bylaws of Surviving Bank shall be the Bylaws of the Interim Bank as in effect immediately prior to the Merger until altered, amended or repealed in accordance with law. The effect of the Merger shall be as provided in the Merger Agreement.

     (d) Immediately following the Effective Date, the directors, officers and employees of the Surviving Bank shall be the same as those of the Bank immediately before the

Effective Date, except that Ray L. Wolfe shall become a new director of Surviving Bank. Additionally, but subject nonetheless to satisfaction of any qualification requirements set forth in the Bylaws of FTC, three directors to be selected by the Board of Directors of Bank shall become new directors of FTC.


SECTION 1.03. Effective Date.

     Subject to the termination provisions of this Agreement, the Effective Date shall be such date following approval of the Merger by the Comptroller pursuant to the provisions of Title 12, Section 215a of the United States Code that is no earlier than the later of:

          (i) Thirty-one (31) days following the date of the approval of the Merger by the Comptroller; or

          (ii) Thirty (30) days after the approval of FTC's acquisition of Bank ("Acquisition") by the Board of Governors of the Federal Reserve System (the "Board"); or

          (iii) Immediately following the approval of the Acquisition by the Pennsylvania Department of Banking; or

          (iv) Immediately following the approval of the Acquisition by the Office of the Bank Commissioner of Maryland; or

          (v) Immediately following the securing of any other required regulatory approval.


SECTION 1.04. Conversion of Shares.

     On the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Subject to the provisions of Article III hereof with respect to dissenting shares, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will, in accordance with and subject to the provisions of Section 1.05, be converted into 2.25 shares of FTC Common Stock.

          (b) Each share of Bank Common Stock which, immediately prior to the Effective Date, was issued and held in the treasury of Bank will be cancelled and retired.

          (c) No Perfected Dissenting Shares, as hereinafter defined, will be converted into FTC Common Stock under this Section 1.04, but such Perfected Dissenting Shares will be subject to the provisions of Article III hereof.

          (d) Each authorized but unissued share of Bank Common Stock will cease to exist.

          (e) Each share of common stock of Interim Bank issued and outstanding immediately prior to the Effective Date will continue to be issued and outstanding and shall be held by FTC.


SECTION 1.05. Fractional Interests.

     Neither certificates nor script for fractional interests in FTC Common Stock will be issued, but in lieu thereof each holder who would otherwise have been entitled to a fraction of a share of FTC Common Stock will be paid an amount in cash equal to such fraction multiplied by the Closing Market Value Per Share of the FTC Common Stock. For purposes of this Agreement, "Closing Market Value Per Share" shall mean the average of the closing sales price of FTC Common Stock as reported by the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") for the ten (10) consecutive trading days ending on and including the second trading day prior to Closing. Such sales prices of FTC Common Stock shall be determined by reference to quotations contained in the Wall Street Journal, absent manifest error. Each such payment shall be made from funds contributed by FTC to enable the Bank to pay for the liquidation of such fractional interests using funds not acquired from Bank.


                                   ARTICLE II

               EXCHANGE OF BANK COMMON STOCK CERTIFICATES FOR FTC
                           COMMON STOCK CERTIFICATES

SECTION 2.01. Surrender of Certificates.

     As promptly as practicable after the Effective Date, each holder of Bank Common Stock shall be instructed to surrender his certificates with respect to the same to FTC, and each such holder, in conformity with the provision of
Article I hereof, shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole shares of FTC Common Stock into which his shares of Bank Common Stock shall have been converted.


SECTION 2.02. Exchange Procedures.

     Each certificate for shares of Bank Common Stock delivered for exchange under this Section 2.02 shall be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time, and in one transmittal package for the same shareholder account, the number of whole shares of FTC Common Stock for which certificates will be issued pursuant to this Section 2.02 shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of FTC Common Stock are to be issued to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the person to whom certificates for shares of FTC Common Stock are to be issued shall pay any transfer or other taxes required by reason of such issuance or payment in respect to shares of Bank Common Stock which are surrendered.


SECTION 2.03 Rights Evidenced by Certificates.

     Each certificate for shares of FTC Common Stock issued in exchange for certificates of Bank Common Stock pursuant to Section 2.01 shall be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of Stock from that date. Until surrendered pursuant to
Section 2.01, each certificate theretofore evidencing shares of Bank Common Stock shall, from the Effective Date of the Merger, evidence solely the right to receive a certificate for shares of FTC Common Stock pursuant to Section 2.01 and shareholders of Bank shall not be entitled to any payment of any kind prior to surrender of such shares.


SECTION 2.04. Failure to Surrender Bank Common Stock Certificates Within Two (2)
              Years of Effective Date.

     All Bank Common Stock certificates must be surrendered for exchange within two (2) years from the Effective Date. In the event that any such certificates are not surrendered for exchange within such two (2) year period, the shares of FTC Common Stock that would otherwise have been issued in exchange for such unsurrendered Bank Common Stock certificates may be sold by FTC in which event the net proceeds of such sale shall be held for the holders of the unsurrendered Bank Common Stock certificates. From and after any such sale, the sole right of the holders of the unsurrendered Bank Common
Stock certificates shall be the right to collect the net sale proceeds and dividends accumulated to the date of sale held for their account, which right shall be subject to such escheat or similar laws as shall then be in effect. Any cash payment that would otherwise have been paid in exchange for such unsurrendered Bank Common Stock certificates shall be held for the account of the holder of unsurrendered Bank Common Stock certificates, and such holder's sole right shall be to collect the cash held for his account, which right shall be subject to such escheat or similar laws as shall then be in effect. No interest shall accrue or be payable in respect of such cash payment or net sale proceeds and dividends accumulated to the date of sale. No party hereto shall be liable to any holder of Bank Common Stock for any amount paid in good faith to a public official or agency pursuant to such escheat or similar laws as shall then be in effect.


                                  ARTICLE III

                        DISSENTING SHAREHOLDERS OF BANK

SECTION 3.01. Rights of Dissenting Shareholders.

     Each holder of Bank Common Stock who objects to the Merger shall be entitled to such rights and remedies of a dissenting shareholder, and shall be subject to such limitations on such rights and remedies, as are specified in
Section 215a(b) of Title 12 of the United States Code ("12 U.S.C.
Section 215a(b)").


SECTION 3.02. Disposition of Shares of Dissenting Shareholders.

     In the event there are holders of Bank Common Stock who dissent from the Merger and exercise and perfect the right to obtain appraisal of and payment for their shares ("Perfected Dissenting Shares") pursuant to 12 U.S.C. Section 215a(b), the following provisions shall govern payments made in respect of Perfected Dissenting Shares and the rights of conversion and exchange of such Shares as otherwise contemplated by Article I hereof or by the Merger Agreement:

          (a) Payments of Appraised Value and Expenses. All payments in respect of Perfected Dissenting Shares shall be made directly by FTC or from funds contributed to the capital of Surviving Bank by FTC. FTC shall be free to make such arrangements, as in the reasonable judgment of its officers may be appropriate, to borrow funds and incur indebtedness in order to make such payments so long as not inconsistent with the representations made in any request for rulings from the Internal Revenue Service ("IRS",) or in connection with the opinions of counsel contemplated hereunder, or otherwise not permitted under the Internal Revenue Code, and the substance of the rulings and opinions as received. To the extent not prohibited by 12 U.S.C. Section 215a(b), FTC shall advance or contribute to Surviving Bank funds to cover the costs of any appraisal proceedings in respect of the Perfected Dissenting Shares and all similar costs and expenses.

          (b) Cancellation of Shares and Rights. To the extent that notice given pursuant to 12 U.S.C. Section 215a(b) in respect of Perfected Dissenting Shares is received by Bank prior to or on the Effective Date, such Shares shall be deemed to have been retired and cancelled immediately prior to the Merger, with the effect that no conversion thereof shall occur pursuant to
     Article I hereof or the Merger Agreement. If such notice is received during the thirty (30) day period immediately following the Effective Date, the right to shares of FTC Common Stock and all further procedures contemplated hereby or in the Merger Agreement as might otherwise be applicable shall be suspended in respect of such Shares.


                                   ARTICLE IV

                               CERTAIN COVENANTS

SECTION 4.01. Covenants and Actions of Bank Pending the Closing.

     (a) Shareholders Meeting. Bank shall take appropriate action to convene and conduct the Bank Shareholders Meeting after FTC's Registration Statement containing the Proxy Statement/Prospectus, as hereafter defined, has become effective under the Securities Act of 1933, as amended ("Securities Act"). The Board of Directors of Bank, subject to its continuing fiduciary duties to its shareholders and the provisions of Section 4.01(h)(xii) hereof, shall use its best efforts to secure approval of the Merger. In connection with the Bank Shareholders Meeting, Bank shall duly cause its directors and officers to solicit the vote of the shareholders of Bank to approve the transactions contemplated by this Agreement by mailing or delivering to each such shareholder the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") in the final form filed with the Comptroller and/or the Securities and Exchange Commission ("SEC",) and by taking other permissible actions in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the proxy rules of the Comptroller or the SEC thereunder, to the extent applicable.

     (b) Proxy Statement/Prospectus. Bank shall cooperate with FTC in the preparation and filing, in accordance with the requirements of the proxy rules under the Exchange Act, of the Proxy Statement/Prospectus and the filing thereof as part of the FTC Registration Statement, as hereinafter defined.

     (c) Regulatory Approvals. Bank shall cooperate with FTC: (i) in the preparation and filing by FTC of applications with the Comptroller for its approval of the Merger and related transactions, and applications with the Board and the Pennsylvania Department of Banking and the Office of the Bank Commissioner of Maryland for their respective approvals of the Merger; (ii) in publishing all notices in connection with such applications; and (iii) in supplying all information reasonably requested by FTC, the Comptroller, the Board, the Pennsylvania Department of Banking, the Office of the Bank Commissioner of Maryland and any other regulatory agencies in connection with such applications and related transactions.

     (d) Access to Properties and Records. Between the date of this Agreement and the Effective Date, Bank shall give to FTC and its authorized representatives reasonable access during normal business hours to the properties, books and records of Bank, including without limitation all regulatory reports and comments, and shall cause its officers to furnish such additional financial and operating data and other information as FTC may reasonably request, subject to the obligation of FTC and its authorized representatives to maintain the confidentiality of all information concerning Bank obtained by reason of such access, except for such information it may be required to disclose in connection with the Proxy Statement/Prospectus, the FTC Registration Statement and applications to governmental agencies whose approval must be obtained to effect the Merger and related transactions.

     (e) Notice of Actions and Proceedings. Bank shall promptly notify FTC of any actions, claims or legal, administrative or arbitration proceedings or investigations threatened or commenced against Bank of which Bank has knowledge and which, if pending on the date hereof, would have been required to be disclosed to FTC to assure the accuracy of the representations of Bank in
Section 5.01 hereof or which otherwise relate to and affect, the business or assets of Bank in any material respect or the consummation of the Merger and the transactions contemplated hereby.

     (f) Bank Affiliates. Bank shall furnish FTC with a schedule of all holders of Bank Common Stock and other persons who on the Effective Date may be deemed to be affiliates of Bank within the meaning of Rule 145 under the Securities Act and shall use its best efforts to assist FTC in obtaining from each of such persons an executed affiliate's agreement in a form reasonably satisfactory to counsel for Bank and for FTC.

     (g) Related Party Transactions. Without the prior written consent of FTC, which shall not be unreasonably withheld or delayed, Bank shall not on or after the date hereof enter into any transactions of the type described in Section 5.01(s) of this Agreement.

     (h) Conduct of Business in the Ordinary Course. Pending the Effective Date, the business and operations of Bank shall be conducted diligently and only in the ordinary course and Bank shall use its best efforts to preserve its business and organization intact, retain its employees, and to preserve its goodwill with its customers and others having business relations with it. Bank shall:

          (i) carry on its business diligently and substantially in the same manner as heretofore and in substantial compliance with applicable law and will not institute any unusual or novel methods of management or operation of its properties or business;

          (ii) maintain its books and records in the usual, ordinary and normal course and make no change in any accounting practice, method or application;

          (iii) promptly advise FTC in writing of the happening of any event of which Bank has knowledge and which may reasonably be expected to have a material or adverse effect on its financial condition, business, prospects or affairs;

          (iv) continue in effect its present insurance coverage on all properties, assets, business and personnel;

          (v) maintain all of its tangible property in customary repair, order and condition (reasonable wear and tear excepted); and,

          (vi) not do anything, nor fail to do anything which may cause a breach of, or default in, any material contract, agreement, commitment or obligation to which it is a party or by which it may be bound.

     Furthermore, without the prior written consent of FTC, which shall not be unreasonably withheld or delayed, or except as expressly contemplated herein, Bank shall not:

          (vii) amend its articles of incorporation or association or amend its bylaws;

          (viii) issue, sell, purchase, acquire or redeem, or grant options, calls, warrants, or other rights to purchase, any shares of its capital stock or other securities;

          (ix) adopt or modify any bonus, pension, profit-sharing or other compensation plan or contract or modify any employee compensation other than modifications involving normal cost-of-living increases, regular and merit bonuses and normal increases related to promotions or increased job responsibilities and modifications which in the opinion of Bank's counsel are required by law, such opinion to be reviewed and approved by FTC's counsel who shall not unreasonably withhold approval;

          (x) take any action which if taken prior to the date hereof would constitute a material breach of any representation or warranty contained herein;

          (xi) declare, pay or set aside a dividend or other distribution in respect of its capital stock other than regular cash dividends, in an average amount equal to $.20 per share per quarter (and in no event may the Bank declare, pay or set aside any dividend after the Comptroller has approved the Merger), the same to be paid on a date no earlier than the payment date in the corresponding period of the preceding year;

          (xii) merge or consolidate with any other bank, corporation or other entity, acquire any stock (except in a fiduciary capacity), solicit any offers for any of its stock or substantially all of its assets, effect any reorganization or recapitalization, or, except in the ordinary course of business, acquire any assets of any other person, corporation or business organization, or enter into discussions with any person concerning, or agree to do, any of the foregoing. Except as required by applicable fiduciary duties, in the opinion of counsel to Bank, during the period prior to the Effective Date, Bank shall give immediate notice, confirmed in writing, to FTC of any offer, solicitation or proposal by or on behalf of any bank, corporation, partnership, person or other entity or group with respect to any possible merger, acquisition or similar transaction involving Bank or any division or material asset of Bank;

          (xiii) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of its business; or

          (xiv) subject any of its properties or assets to any material lien, claim, charge, option or encumbrance not in existence on the date hereof.

SECTION 4.02. Covenants and Actions of FTC Pending the Closing.

     (a) Shareholders Meeting. FTC, as the sole shareholder of Interim Bank and on its behalf, shall, subject to its right of termination hereunder, approve the Merger.

     (b) Proxy Statement/Prospectus. FTC shall cooperate with Bank in the preparation and filing, in accordance with the requirements of any applicable proxy rules, of the Proxy Statement/Prospectus.

     (c) Applications for Regulatory Approvals. FTC shall cause Interim Bank to file all necessary applications and take all reasonable actions related thereto for consent to the Merger by the Comptroller. FTC shall file all necessary applications with the Board and with the Pennsylvania Department of Banking and the Office of the Bank Commissioner of Maryland for their respective approvals of the Acquisition and shall provide Bank with copies of all correspondence and notices concerning the Merger and the Acquisition to or from such agencies.

     (d) Registration Statement of FTC. FTC shall prepare and file with the SEC under the Securities Act a registration statement on Form S-4 or on any other appropriate Form promulgated by the SEC for the registration of the shares of FTC Common Stock to be issued pursuant to the terms hereof which shall include the Proxy Statement/Prospectus. FTC shall not be liable for any untrue statement of a material fact or omission to state a material fact in the FTC Registration Statement made by FTC in reliance upon, and in conformity with, information concerning Bank furnished to FTC by Bank or its agents or representatives for use therein. FTC shall provide Bank with copies of all correspondence, comment letters or notices to or from FTC concerning or relating to the FTC Registration Statement and shall advise Bank promptly after it receives notice of the time when such Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the FTC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the FTC Registration Statement or the filing or submission of additional information. FTC will not file any amendment or supplement to the FTC Registration Statement without the prior approval of Bank, which shall not be unreasonably withheld or delayed, except in any instance where it or its legal counsel determines that such filing is required as a matter of law or regulation.

     (e) Notice of Actions and Proceedings. FTC shall promptly notify Bank of any actions, claims or legal, administrative or arbitration proceedings or investigations threatened or commenced against FTC which, if pending on the date hereof, would have been required to be disclosed to Bank to assure the accuracy of the representations of FTC in Section 5.02 hereof or which otherwise relate to, or affect, the business or assets of FTC in a material respect or the consummation of the Merger and the transactions contemplated hereby.

     (f) Access to Properties and Records. Between the date of this Agreement and the Effective date, FTC shall give to Bank and its authorized representatives reasonable access during normal business hours to the properties, books and records of FTC and shall cause its officers to furnish such additional financial and operating data and other information as Bank may reasonably request, subject to the obligation of Bank and its authorized representatives to maintain the confidentiality of all information concerning FTC obtained by reason of such access except for such information Bank may be required to disclose in connection with the Proxy Statement/Prospectus and such applications to governmental agencies in connection with the Merger as may be filed by Bank.

     (g) Offered Employment. Subject to consummation of the Merger, FTC agrees to cause Bank to offer employment contracts to each of M. L. Patterson, Jr., and to David E. Drury providing for a term of three years and compensation in an amount no less than the amount of compensation that as of the date of this Agreement each is scheduled to receive during calendar year 1995.


SECTION 4.03. Mutual Covenants and Actions of Bank and FTC.

     A ruling from the IRS or an opinion of McNees, Wallace & Nurick to the effect set forth in Section 6.01(1) hereof shall be obtained. In case a ruling from the IRS is sought, the parties shall cooperate and each shall furnish to the other and to the IRS such information and representations as shall, in the opinion of counsel for FTC and Bank, be necessary or advisable to obtain such rulings.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


SECTION 5.01. Representations and Warranties of Bank.

     Bank represents and warrants that:

     (a) Organization and Corporate Records. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States; has full corporate power and authority to own its assets and to transact the business in which it is engaged and proposes to engage; and is duly authorized to engage in the banking business as a member of the Federal Reserve System and as an insured bank under the Federal Deposit Insurance Act. The copies of the Articles of Association and Bylaws of the Bank heretofore delivered to FTC are complete and accurate copies as existing on the date hereof. The minute books of Bank contain a complete and accurate record of all meetings of Bank and the stock transfer books of Bank are complete and accurate.

     (b) Capitalization. The authorized capital stock of Bank consists solely of 1,000,000 shares of common stock, par value $10.00 per share, of which 468,839 shares have been issued and are outstanding as of the date of this Agreement. All of such shares have been validly issued and are fully paid and non-assessable. Bank is not a party to, or bound by, any option, call, warrant, or other commitment or agreement obligating Bank at present or upon the occurrence of any future event to issue or to sell any shares of common stock or other capital stock of Bank.

     (c) Subsidiaries. Bank owns no subsidiaries or equity interest in any unincorporated entity, either directly or indirectly.

     (d) Corporate Authority; Absence of Violation. The Board of Directors of Bank has authorized the execution and delivery of this Agreement, has directed that this Agreement be submitted to its shareholders for their approval and, subject to their approval, has authorized the performance of this Agreement and the consummation of the Merger. This Agreement has been duly and validly executed and delivered by and constitutes the Bank's valid and binding obligation enforceable against Bank in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles. Bank has the full power, authority and legal right to enter into this Agreement and, subject to the approval of its shareholders and to the regulatory approvals specified elsewhere in this Agreement, to consummate the Merger. Neither the execution or delivery hereof, the consummation of the Merger nor compliance by Bank with any of the provisions of this Agreement shall violate any provision of the Articles of Association or Bylaws of Bank or conflict with or result in a material breach of or material default under any material agreement, obligation or instrument to which Bank is a party or by which it is bound, or violate any order or decree of any court or any statute, rule or regulation applicable to Bank or its properties or assets. Notwithstanding anything contained herein to the contrary, each of FTC and Bank acknowledges and agrees that (a) Bank has previously delivered, and FTC has reviewed, each of the documents listed on the attached Schedule 5.01(d), and (b) nothing contained in any of such documents shall constitute a default under this Agreement.

     (e) Financial Statements. Bank has delivered to FTC copies of the following financial statements, each of which fairly represents the financial condition and results of operations of Bank, at the dates and for the periods covered by such statements and which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements:

          (i) A Balance Sheet, Statement of Income, Statement of Changes in Shareholders Equity, Statement of Cash Flow, and the Notes thereto, for each of the years ended December 31, 1993, 1992 and 1991 (its "1993 Financial Statements", "1992 Financial Statement", and "1991 Financial Statements" respectively), certified by Smith Elliott Kearns & Company covering the operations of Bank;

          (ii) Unaudited Balance Sheet, Statement of Income, Statement of Changes in Shareholders' Equity and Statement of Cash Flow for the period ended September 30, 1994 (its "1994 Financial Statements"), certified as being true, correct and complete by Bank's vice president finance covering the operations of Bank.

     (f) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the 1994 Financial Statement, as of the date of this Agreement, Bank has no liability or obligation of any nature, due or to become due, absolute, contingent or otherwise, including liability for or in respect of taxes, required to be reflected or reserved against therein by generally accepted accounting principles. Bank has no liability for accrued vacation and sick pay (other than such attributable to the current fiscal period).

     (g) Absence of Certain Changes. Since January 1, 1994, there has not been:

          (i) any material adverse change in the condition, financial or otherwise, or in the assets, liabilities, business, or prospects of Bank other than changes in the ordinary course of business which do not in the aggregate materially and adversely affect the business or prospects of Bank;

          (ii) any damage to or destruction or loss of property of Bank (whether or not insured) which has had a material, adverse effect on the business of Bank; or

          (iii) any declaration, payment or setting aside of a dividend or distribution in respect of Bank Common Stock other than regular cash dividends each in an amount per share no greater than the amount per share paid, and paid on a date no earlier than the payment date in the corresponding period of the preceding year, or any direct or indirect redemption, purchase or acquisition of any Bank Common Stock by Bank; or

          (iv) any increase or modification in the compensation (current or deferred, qualified or nonqualified) payable or to become payable to any of the officers, directors, agents, consultants or employees of Bank or any bonus arrangement with any of them (other than normal cost-of-living increases, regular bonuses and normal increases related to promotions or increased job responsibilities, and other than payments made to consultants for services rendered in connection with the first listed item referenced in Schedule 5.01(d)) except as set forth in Schedule 5.01(g)(iv); or

          (v) any material obligation incurred other than in the ordinary course of business; or

          (vi) any material change in business practices or procedures; or

          (vii) any change or modification in accounting or financial reporting practices or methods.

     (h) Taxes. There are no tax deficiencies, interest or penalties which are reflected as due under any tax returns or which have been assessed as a result of any audits that have not been paid in full, nor are there any outstanding agreements to extend periods during which additional assessments may be made. Bank has not filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code") or joined in the filing of, or been required to file, a consolidated return for any year. All federal income tax returns required for all periods and other returns in respect of all other federal, state and local taxes of any kind have been properly and accurately prepared, timely filed and all taxes, interest and penalties due in respect thereof have been paid. To the best of Bank's knowledge (after due inquiry), there is no proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby except as set forth in Schedule 5.01(h).

     (i) Title to Properties. Bank has good and marketable title to all of its real estate and assets (including those reflected in the 1993 Financial Statements except such as have been disposed of in the ordinary course of business) free of any mortgage, encumbrance, lien or security interest, except pledges of assets to secure public deposits and minor imperfections in title and encumbrances which do not materially detract from the value or impair the use of the properties affected thereby.

     (j) Leases and Contracts. Bank is not a party or subject to any material lease, contract, license, or commitment of any kind which cannot be cancelled without material cost or penalty to Bank. There is no material default of Bank under any material lease, contract or commitment to which Bank is a party or is subject. All properties held by Bank under leases are held by it under valid, binding and enforceable leases and Bank enjoys quiet and peaceful possession of said leased properties except as set forth in Schedule 5.01(j).

     (k) Compliance with Laws and Interpretations. Bank (i) is in substantial compliance with, and is not in default in any material respect under any law, regulation, ruling, pronouncement, ordinance, order, rule and decree applicable to the conduct of its business or the ownership of its properties, including without limitation those relating to regulatory minimum capital requirements, lending and collection, employee hiring, management, compensation, and treatment, shareholders, and fee charging, (ii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, and
(iii) has all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities, which are necessary to the business or operations of Bank as they are now being conducted, the non-receipt of which might in the aggregate materially adversely affect its businesses except as set forth in
Schedule 5.01(k).

     (l) Litigation and Administrative Proceedings. There is no action or suit or any administrative proceeding to which Bank is or may be a party, pending, or to its knowledge (after due inquiry) threatened, in which there could be a judgment, order, decree, liability, fine, penalty, injunction or cease-and-desist order which may have a material adverse effect on its condition, financial or otherwise, or the conduct of its business. Bank has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, or before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other Federal, state or local government agency except as set forth in Schedule 5.01(l).

     (m) Public Health, Safety, and Environmental Laws. Bank (as owner, tenant and secured lender) is not in violation of, nor has it received notice of a potential or actual violation of, any applicable federal, state or local law, statute, rule, regulation or ordinance relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation may have a material adverse effect on the business, properties or financial condition of Bank. Any improvements on any real estate owned or leased by Bank do not contain friable asbestos or substances containing asbestos and deemed hazardous by any federal, state or local laws, regulations or orders respecting such materials. After due inquiry, Bank is unaware of any liability or class of liability of Bank (as owner, tenant or secured lender) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

     (n) Employee Benefit Plans. Bank has no employee pension benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except the Bank's Defined Benefit Pension Plan (the "Bank Pension Plan"), and has no other employee benefit or welfare plans, or stock option or incentive stock, or other similar plans. Bank provides no health or other welfare benefits to retirees other than as mandated by COBRA. The Bank Pension Plan and, to the extent applicable, all such other plans, have been maintained and operated in material compliance with all applicable provisions of ERISA, is not subject to any "accumulated funding deficiency" within the meaning of ERISA and the regulations thereunder, or any outstanding liability to the Pension Benefit Guaranty Corporation and has not been a party to any "prohibited transaction", nor has any "reportable event" occurred in respect thereof, as such terms are defined in ERISA, and no such plan is a "Multi-Employer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations of the Department of Labor, respectively. Further, on a termination basis, the benefits as of December 31, 1994, for all plan participants of the Bank Pension Plan and each such other plan will be fully funded by the assets of such Plan or other plan. In addition, there have been no breaches of fiduciary duties or responsibilities by any fiduciary under and with respect to the Bank Pension Plan or other employee benefit or welfare plans maintained by Bank and no individual, government agency or other entity has threatened or asserted any claim with respect to such plans under which Bank has or will have any liability other than the ordinary and normal contributions to such plans.

     The Bank Pension Plan is qualified for favorable income tax treatment under
Section 401(a) and 501(a) of the Internal Revenue Code, and Bank is not aware (after due inquiry) of any matter that would cause loss of such favorable tax status.

     With respect to the Bank Pension Plan, Bank has delivered to FTC an accurate and complete copy of (A) the most recent plan documents, (B) the most recent annual report filed with each of the United States Department of Labor and the Internal Revenue Service, (C) the most recent financial and actuarial report, (D) the most recently issued Internal Revenue Service rulings or determination letters, and (E) all notices to the Pension Benefit Guaranty Corporation of "reportable events", as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). As of January 1, 1994, all accrued contributions and other payments to be made under the Bank Pension Plan have been made or reserves adequate for such purpose have been set aside therefor. As of the date hereof, there was no unfunded liability other than for the current year's liabilities for which reserves adequate for such purpose have been set aside, and no funding deficiency existed with regard to the Bank Pension Plan.

     This Section 5.01(n) is subject to the disclosures set forth in Schedule 5.01(n).

     (o) Proxy Statement/Prospectus. None of the information relating to and furnished by Bank to be included in the Proxy Statement/Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at the time the Proxy Statement/Prospectus is distributed to the shareholders of Bank or at the respective times of the meetings of the shareholders of Bank called to vote on this Agreement. Bank shall promptly advise FTC in writing if prior to the Effective Date it shall obtain knowledge of any facts that would make it necessary to amend the Proxy

Statement/Prospectus or any Application to a regulatory agency, in order to make the statements therein not misleading or to comply with applicable law. Bank shall not be liable for any untrue statement of or omission to state a material fact in the Proxy Statement/Prospectus which is made in reliance on information furnished by FTC.

     (p) Tax Ruling Application or Tax Opinion. The information and representations concerning Bank furnished to FTC and to be provided to the IRS for purposes of the request for tax rulings or to counsel for purposes of the tax opinions referred to in Section 6.01(1) are as of the date hereof and shall be on the Effective Date true and correct in all material respects.

     (q) Insurance and Fidelity Bonds. Bank is, and continuously since at least January 1, 1993, has been, insured with reputable insurers against all risks normally insured against by companies of the same type and in the same line of business, and all of the insurance policies or bonds maintained by it are in full force and effect. Bank is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Since at least January 1, 1992, Bank has continuously maintained fidelity bonds insuring it against acts of dishonesty by its employees in such amounts as is customary, usual and prudent for a bank of its size. Since January 1, 1992, there have been no claims under such bonds and Bank is not aware of any facts which would form the basis of a claim under such bonds. Bank has no reason to believe that its fidelity coverage will not be renewed by its carrier on substantially the same terms as its existing coverage.

     (r) Labor Relations and Contract. Bank is not a party to any contract or other agreement with any labor union and Bank enjoys good working relationships with its employees and there are no pending or to Bank's knowledge threatened disputes with or claims by any of the employees of Bank. Bank is not a party to any contract with any employee, agent or consultant that is not terminated at will without liability.

     (s) Related Party Transactions. Except as set forth in Schedule 5.01(s), since December 31, 1992, there have been no transactions between Bank and any of its officers, directors, shareholder owning 5% or more of the Bank's outstanding capital stock, or any of their associates, or any businesses of which an officer or director of Bank is an officer, director, employee or 10% or more equity owner, which are of the type which would be required to be disclosed in a proxy statement of Bank pursuant to the Regulations of the Comptroller.

     (t) Representations Not Misleading. No representation or warranty by Bank in this Agreement, nor any statement, exhibit or schedule furnished to FTC by or on behalf of Bank under and pursuant to the Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 5.02. Representations and Warranties of FTC.

     FTC represents and warrants that:

     (a) Organization. FTC is a business corporation, duly organized, validly existing and in good standing under the laws of Pennsylvania; has full corporate power and authority to own its assets and transact the business in which it is engaged and proposes to engage; and owns all the issued and outstanding shares of voting stock of (i) Farmers Trust Company, a bank and trust company duly organized, validly existing and in good standing under the laws of Pennsylvania ("Farmers"); (ii) Chambersburg Trust Company, a bank and trust company duly organized, validly existing and in good standing under the laws of Pennsylvania ("Chambersburg"); (iii) First National Bank and Trust Company, a national banking association duly organized and validly existing under the National Bank Act ("First National"); (iv) First Federal Savings Bank, a national banking association duly organized and validly existing under the National Bank Act ("First Federal"); and (v) Financial Trust Life Insurance Company, an insurance company duly organized, validly existing and in good standing under the laws of Arizona ("FTLIC"). The said five subsidiaries are referred to hereinafter as the "Subsidiaries".

     (b) Capitalization. The authorized capital stock of FTC, as of the date hereof, consists of 8,000,000 shares of common stock, $5.00 par value per share, of which at September 30, 1994, 6,710,861 shares were issued and outstanding.

     (c) Subsidiaries. FTC owns all the issued and outstanding shares of the Subsidiaries free and clear of any liens, security interests and other encumbrances.

     (d) Corporate Authority; Absence of Violation. The Board of Directors of FTC has authorized the execution and delivery of this Agreement and has authorized the performance of this Agreement. This Agreement has been duly and validly executed and delivered by FTC and constitutes the valid and binding obligation of FTC enforceable against FTC in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles. FTC has the full power, authority and legal right to enter into this Agreement and, subject to the regulatory approvals specified elsewhere in this Agreement, to perform its obligations hereunder. Neither the execution or delivery hereof, the consummation of the Merger nor compliance by FTC with any of the provisions of this Agreement shall violate any provision of its articles of incorporation or bylaws or conflict with or result in a material breach of or material default under any material agreement, obligation or instrument to which it is a party or by which it is bound, or violate any order or decree of any court or any statute, rule or regulation applicable to it or its properties or assets.

     (e) Financial Statements. FTC has delivered to Bank copies of the following financial statements, each of which fairly represents the consolidated financial conditions and results of operations of FTC and its Subsidiaries, at the dates and for the periods covered by such statements, and which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements:

          (i) A Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Shareholders' Equity, Consolidated Statement of Cash Flow, and the Notes thereto, for each of the years ended December 31, 1993, 1992 and 1991 (its "1993 Financial Statements", "1992 Financial Statements" and "1991 Financial Statements", respectively), certified by Ernst & Young.

          (ii) Unaudited Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Shareholders' Equity and Consolidated Statement of Cash Flow for the period ended September 30, 1994 (its "1994 Financial Statements"), certified as being true, correct and complete by FTC's chief financial officer covering the operation of FTC and Subsidiaries.

     (f) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the 1994 Financial Statement, as of date hereof, FTC has no liability or obligation of any nature, due or to become due, absolute, contingent or otherwise, including liability for or in respect of taxes, required to be reflected or reserved against therein by generally accepted accounting principles.

     (g) Absence of Certain Changes. Since January 1, 1994, there has not been:

          (i) any material adverse change in the condition, financial or otherwise, or in the assets, liabilities or business or prospects of FTC or the Subsidiaries, other than changes in the ordinary course of business which do not in the aggregate materially and adversely affect the business or prospects of FTC and its Subsidiaries on a consolidated basis;

          (ii) any damage to or destruction or loss of property of FTC or the Subsidiaries (whether or not insured) which has had a material, adverse effect on the business of FTC and its Subsidiaries on a consolidated basis;

          (iii) any declaration, payment or setting aside of a dividend or distribution in respect of common stock of FTC other than the regular quarterly dividends;

          (iv) any material change in business practices or procedures; or

          (v) any change or modification in accounting or financial reporting practices or methods.

     (h) Taxes. There are no known tax deficiencies, interest or penalties which are reflected as due under any returns or which have been assessed as a result of any audits which have not been paid in full, and there are no outstanding agreements to extend periods during which additional assessments may be made. Neither FTC nor any of its Subsidiaries has filed any consent or agreement under
Section 341(f) of the Internal Revenue Code. All federal income tax returns for all periods and other returns in respect of all other federal, state and local taxes of any kind have been timely filed and all taxes, interest and penalties due in respect thereof have been paid. To the best of FTC's knowledge, there is no proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby.

     (i) Title to Properties. FTC and the Subsidiaries have good and marketable title to all of their real estate and assets (including those reflected in the 1993 Financial Statements except such as have been disposed of in the ordinary course of business) free of any mortgage, encumbrance, lien or security interest, except pledges of assets to secure public deposits and minor imperfections in title and encumbrances which do not materially detract from the value or impair the use of the properties affected thereby.

     (j) Leases and Contracts. FTC and the Subsidiaries are not a party or subject to any material lease contract or commitment of any kind which cannot be cancelled without material cost or penalty to FTC or such Subsidiary. There is no material default of FTC or any Subsidiary under any material lease, contract or commitment to which FTC or a Subsidiary is a party or is subject. All properties held by FTC and its Subsidiaries under leases are held under valid, binding and enforceable leases and FTC and its Subsidiaries enjoy quiet and peaceful possession of said leased properties.

     (k) Compliance with Laws. FTC (considered on a consolidated basis with its Subsidiaries) (i) is in substantial compliance with, and is not in default in any material respect under any law, regulation, ruling, pronouncement, ordinance, order, rule and decree applicable to the conduct of its business or the ownership of its properties, including without limitation those relating to regulatory minimum capital requirements, lending and collection, employee hiring, management, compensation, and treatment, shareholders, and fee charging,
(ii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, and
(iii) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities, which are necessary to the business or operations of FTC as they are now being conducted, the non-receipt of which might in the aggregate materially adversely affect its businesses.

     (l) Litigation and Administrative Proceedings. There is no action or suit or any administrative proceeding to which FTC or any Subsidiary is or may be a party, pending, or to FTC's knowledge threatened, in which there could be a judgment, order, decree, liability, fine, penalty, injunction or cease-and-desist order which would have a material adverse effect on their condition, financial or otherwise, or the conduct of their business. FTC has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, or before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other federal, state or local government agency.

     (m) Public Health, Safety, and Environmental Laws. FTC and Subsidiaries (as owners, tenants and secured lenders) are not in violation of, nor has it received notice of a potential or actual violation of, any applicable federal, state or local law, statute, rule, regulation or ordinance relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation may have a material adverse effect on the business, properties or financial condition of FTC. Any improvements on any real estate owned or leased by FTC and Subsidiaries does not contain friable asbestos or substances containing asbestos and deemed hazardous by any federal, state or local laws, regulations or orders respecting such materials. After due inquiry, FTC and Subsidiaries are unaware of any liability or class of liability of FTC and Subsidiaries (as owners, tenants or secured lenders) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

     (n) Employee Benefit Plans. The employee benefit plans maintained by FTC are described in FTC's 1994 Proxy Statement, a copy of which has been furnished to Bank, such Proxy Statement and plans being incorporated herein and made a part hereof by reference. Such plans comply in all material respects with state and federal laws applicable to them.

     (o) Proxy Statement/Prospectus. None of the information relating to and furnished by FTC to be included in the Proxy Statement/Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at the time the Proxy Statement/Prospectus is distributed to the shareholders of Bank or at the time of the meeting of the shareholders of Bank called to vote on this Agreement. FTC shall not be liable for any untrue statement of or omission to state a material fact in the Proxy Statement/Prospectus which is made in reliance on information furnished by Bank.

     (p) Tax Ruling Application or Tax Opinion. The information and representations concerning FTC furnished to Bank and to be provided to the IRS for purposes of the request for tax rulings or to counsel for purposes of the tax opinions referred to in
Section 6.01(1) are as of the date hereof and will be on the Effective Date true and correct in all material respects.

     (q) Insurance. FTC and the Subsidiaries have in effect insurance coverage with reputable insurers which coverage, with respect to amounts, types and risks insured, is customary in the industry and adequate for the business conducted by them. FTC's bank Subsidiaries also have in effect fidelity bonds insuring them against acts of dishonesty by their respective employees in such amounts as is customary, usual and prudent for banks of their size, and are not aware of any facts which would form the basis of a claim under such bonds.

     (r) Labor Relations. Neither FTC nor any Subsidiary is a party to any contract or other agreement with any labor union and each of FTC and its Subsidiaries enjoys good working relationships with its employees and there are no pending or to their knowledge threatened labor disputes with any of the employees of FTC or its Subsidiaries.

     (s) Representations Not Misleading. No representation or warranty by FTC in this Agreement, nor any statement, exhibit or schedule furnished to Bank by or on behalf of FTC under and pursuant to the Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

Section 6.01. Conditions Precedent to Obligation of the Parties.

     The obligation of the parties to consummate the transactions contemplated by the Agreement and by the Merger Agreement shall be subject to the satisfaction, on or before the date of Closing (as provided for and defined as "Closing Date" hereinafter at Article VII), of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, as hereinafter provided, by the party for whom the provision was intended to benefit.

     (a) Performance of Covenants. Each of the acts and undertakings of the parties to be performed on or before the Closing Date shall have been duly performed; and the principal executive officer of each of Bank and FTC shall have executed and delivered to the other a certificate, dated as of the Closing Date, to the effect that such officer has no knowledge of the nonfulfillment of the foregoing condition.

     (b) Representations True at Closing. The representations and warranties made herein shall be true and correct in all material respects on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time (except that such representations and warranties may be untrue or incorrect as a result of actions or transactions contemplated or permitted by this Agreement, or actions or transactions made with the consent of the other) and the principal executive officer of each of Bank and FTC shall have executed and delivered to the other a certificate, dated as of the Closing Date, to the effect that such officer (after due inquiry) has no knowledge of the nonfulfillment of the foregoing condition.

     (c) Changes in Financial Condition. Since the date of the Agreement (i) there shall not have occurred any material adverse change in the financial condition, operations, business, assets, liabilities or prospects of Bank (exclusive however, of any such change(s) thereto, or the stock price thereof, as may result from or in any manner, directly or indirectly, relate to (i) the anticipation of the Merger or (ii) any general market or industry condition or other event or circumstance not directly caused by or related to Bank, each of which shall be disregarded), nor shall any pre-existing but undisclosed material adverse condition have been discovered and (ii) there shall not have occurred any material adverse change in the financial condition, operations, business, assets, liabilities or prospects of FTC (exclusive however, of any such change(s) thereto, or the stock price thereof, as may result from or in any manner, directly or indirectly, relate to (i) the anticipation of the Merger or
(ii) any general market or industry condition or other event or circumstance not directly caused by or related to FTC, each of which shall be disregarded), nor shall any pre-existing but undisclosed material adverse condition have been discovered.

     (d) Certified Resolutions. Each party shall have furnished the other with a certified copy of resolutions duly adopted by its respective Board of Directors and, to the extent necessary for the due approval of the Merger and other transactions contemplated by this Agreement, shareholders authorizing the Merger and the transactions contemplated hereby.

     (e) Shareholder Approvals. The Merger shall have been approved by the affirmative vote of at least two-thirds of the votes which the holders of the outstanding stock of Bank and Interim Bank, respectively, are entitled to cast, and the number of shares of Bank voting against or dissenting from the Merger shall not be more than 10% of the outstanding shares of Bank.

     (f) Government Approvals and Other Consents. FTC, Interim Bank and Bank shall have received in form and substance satisfactory to FTC's and Bank's counsel all necessary federal and state governmental and regulatory approvals for the Merger and transactions contemplated thereby and hereby (including but not limited to the approval of the Board, the Comptroller, the Pennsylvania Department of Banking and the Office of the Bank Commissioner of Maryland).

     (g) No Injunction. No action, proceeding, regulation, or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, the Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, which in the reasonable judgment of FTC and Bank would make it inadvisable to consummate such transactions.

     (h) Litigation. On the Closing Date, there shall not be pending or threatened against either party or any of its officers or directors in their capacity as such, any suit, action or proceeding which, if successful, may have a material adverse effect on the financial condition, operations, or prospects of the party.

     (i) No Misstatements or Omissions. Neither party shall have discovered any material error, misstatement or omission in any of the representations or warranties of the other or in any certification or information furnished or to be furnished hereunder or in the information contained in the proxy materials furnished to the shareholders in connection with the Merger or any material failure to perform or satisfy any covenants of Bank or FTC contained herein.

     (j) Opinion of Bank's Counsel. An opinion of Shapiro and Olander, counsel to Bank, shall have been delivered to FTC, dated the Closing Date and in form and substance satisfactory to FTC and its counsel, to the effect that:

          (i) Bank has been duly organized and is validly existing as a banking association in good standing under the laws of the United States of America and has full corporate power to own its property and assets and to carry on its business as presently conducted;

          (ii) Bank has the full corporate power to execute and deliver the Agreement and the Merger Agreement. All corporate action of Bank required to duly authorize the Agreement and the Merger contemplated hereby has been taken, and the Agreement is valid and binding on Bank in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations hereunder;

          (iii) All shares of Bank Common Stock issued and outstanding as of the Closing Date are duly authorized, validly issued, fully paid and nonassessable other than as provided in Section 55 of Title 12 of the United States Code;

          (iv) The consummation of the Merger contemplated hereby will not violate any provision of Bank's Articles of Association or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any mortgage, loan agreement, order, judgment, law or decree known to such counsel to which Bank is a party or by which Bank is bound, and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which Bank is subject; and

          (v) Such other matters as may be agreed to among the parties hereby and their respective counsel.

     In rendering such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials and of responsible officers of Bank, provided the extent of such reliance shall be specified in the opinion and executed counterparts of such certificates have been furnished to FTC.

     (k) Financial Confirmation. Smith Elliott Kearns & Company, or such other accounting firm as is acceptable to the parties, shall have furnished to FTC a letter, dated the Closing Date, in form and substance satisfactory to FTC to the effect that, based upon a subsequent event review performed with respect to the financial condition of Bank for the period from December 31, 1994, to the latest quarter end prior to the Effective Date, including but not limited to (i) their inspection of the minute books of Bank, (ii) inquiries made by them of officers and other employees of Bank responsible for financial and accounting matters as to transactions and events during the period, as to consistency of accounting procedures with prior periods and as to the existence and disclosure of any material contingent liabilities, and (iii) other specified procedures and inquiries performed by them, nothing has come to their attention that would indicate that (A) during the period from December 31, 1994, to a specified date not more than five days prior to the Closing Date there was any change in the capitalization of Bank, or (B) any material adjustments would be required to be made to the financial statements for the period ended December 31, 1994, in order for them to be in conformity with generally accepted accounting principles applied on a consistent basis with that of prior periods.

     (l) Tax Ruling or Opinion. There shall have been received either a favorable ruling from the IRS or an opinion of McNees, Wallace & Nurick satisfactory in form and in substance to FTC and Bank to the effect that:

          (i) The Merger constitutes a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code;

          (ii) No gain or loss shall be recognized by Bank or FTC by reason of the Merger; and

          (iii) No income, gain or loss shall be recognized by Bank's shareholders on the exchange of their shares of Bank Common Stock for shares of FTC Common Stock.

     (m) Opinion of Counsel for FTC. Bank shall receive from McNees, Wallace & Nurick, counsel for FTC, an opinion, dated the Closing Date, in form and substance satisfactory to Bank and its counsel, covering the same topics, but with respect to FTC as a Pennsylvania business corporation and bank holding company, described at subpart (j) above, as well as with respect to the validity of the Merger, the due authorization and issuance of the shares of FTC Common Stock to be issued in connection with the Merger and such other matters related thereto as may be agreed upon among Bank, FTC and their respective counsel. In rendering such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials and of responsible officers of FTC, provided the extent of such reliance shall be specified in the opinion and executed counterparts of such certificates have been furnished to Bank.

     (n) Securities Act Registration. The FTC Registration Statement contemplated by Section 4.02(d) hereof shall have been filed by FTC with the SEC under the Securities Act and shall have been declared effective prior to the time at which the Proxy Statement/Prospectus is first mailed, and no stop order with respect to the effectiveness of the FTC Registration Statement shall have been issued nor any proceeding therefor initiated or threatened under the Securities Act. The FTC Registration Statement, when and as declared effective by the SEC, and on the date of the respective meetings of shareholders of Bank and Interim Bank, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. In addition, the shares of Common Stock of FTC shall have been duly registered or qualified under or otherwise sold in compliance with the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such stock and its distribution to the shareholders of Bank entitled to receive it.

     (o) Fairness Opinion. If Bank so elects, Bank shall have obtained an opinion, in form satisfactory to Bank's Board of Directors, from an independent financial advisor that the transaction is fair from a financial point of view to Bank's shareholders. The fees and costs of all services of such financial advisor, including but not limited to the rendering of a fairness opinion, shall be borne by Bank notwithstanding any other provision of this Agreement.

     (p) Emergencies. No state of war, national emergency or banking moratorium shall have been declared.

     (q) Availability of Pooling. The Merger shall meet the requirements of pooling of interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC.

     (r) Preservation of Separate Benefit Plans. The determination by counsel(s) that the continuation by each of Bank and FTC of its current benefit plans (qualified and nonqualified) for its employees through December 31, 1996, without inclusion in the other party's plans will not disqualify the tax status of the other party's benefit plan(s).


                                  ARTICLE VII

                                    CLOSING

Section 7.01. Closing.

     The closing hereunder ("Closing") shall take place on the Effective Date or the immediately preceding business day at the offices of FTC, 310 Allen Road, Carlisle, Pennsylvania, at 10:00 a.m. local time, or at such other location and time as the parties may agree to, at which the parties shall exchange the certificates and other documents provided for in this Article VII, provided that all conditions precedent to the obligations of Bank and FTC to close have then been met or waived. Either party may postpone Closing, and thereby delay the Effective Date, for a reasonable period (not to exceed fifteen days) if necessary to enable it to perform any obligations hereunder. Subject to the termination provisions set forth in Article VIII hereof, if either party shall refuse to close because all the conditions precedent to its obligation to close shall not have been satisfied by the other party, it may terminate the Agreement by giving written notice of such termination to the other party. Upon the giving of any such notice, or upon the mutual agreement of the parties hereto, the Agreement (except this Section 7.01 and any applicable provisions of Section 8.02) shall terminate and be of no further force or effect.


Section 7.02. Documents to be Delivered by Bank.

     Bank shall deliver to FTC at the Closing a certificate of its principal executive officer acting in his capacity as such to the effect that, except for changes approved by FTC or contemplated herein, the representations and warranties of Bank in this Agreement are true and correct in all material respects as of the Closing Date as if made on that date; that Bank has performed and complied with all agreements, covenants and conditions to be performed or complied with by Bank under this Agreement; that the holders of the requisite number of shares of Bank Common Stock have approved the Merger; and that a list attached to the certificate contains the names of all the shareholders, if any, and the number of shares held by each of them, who have given written notice of dissent from the Merger or who have voted against it. In addition, Bank shall deliver to FTC at the Closing all such other documents as FTC may reasonably request in connection with the Merger.


Section 7.03 Documents to be Delivered by FTC.

     FTC shall deliver to Bank at the Closing a certificate of its principal executive officer acting in his capacity as such to the effect that, except for changes approved by Bank or contemplated herein, the representations and warranties of FTC in this Agreement are true and correct in all material respects as of the Closing Date as if made on that date; that the shareholders of FTC have approved the Merger, if required; that the FTC Registration Statement has been declared effective by order of the SEC; that FTC has performed and complied with all agreements, covenants and conditions to be performed or complied with by FTC under this Agreement; that FTC, the sole shareholder of Interim Bank, has approved the Merger; that the Merger and the acquisition have been approved by the Board, the Comptroller, Pennsylvania Department of Banking and the Office of the Bank Commissioner of Maryland; and that a period of thirty (30) days has expired since the date of the later of the Comptroller's or the Board's consent without a stay of the effectiveness of that consent by reason of the filing of an action by the United States under the antitrust laws during that period. Copies of the written approval of the Board and the Comptroller shall be attached to the certificate. In addition, FTC shall deliver to Bank at the Closing all such other documents as Bank may reasonably request in connection with the Merger.


                                  ARTICLE VIII

               TERMINATION OF THE AGREEMENT AND MERGER AGREEMENT;
                              AMENDMENT AND WAIVER

Section 8.01. Right of Termination.

     This Agreement may be terminated prior to the Effective Date as follows:

     (a) Joint Action by Both Parties. By joint action of the Board of Directors of each party hereto.

     (b) Unilateral Action by FTC. By action of FTC, if:

          (i) there has been a material breach by Bank of any representation, warranty or covenant contained herein; or

          (ii) any litigation or proceeding is pending before any court or governmental agency against Bank, which in the reasonable business judgment of the board of directors of FTC, because of such litigation or proceeding and the circumstances relating thereto it would be inadvisable or undesirable for it to carry out this Agreement; or

          (iii) there has been a failure to satisfy a condition set forth in
     Article VI intended to benefit FTC.


         (c)      Unilateral Action by Bank.  By action of Bank, if:

          (i) there has been a material breach by FTC of any representation, warranty or covenant contained herein; or

          (ii) any litigation or proceeding is pending before any court or governmental agency against FTC, which in the reasonable business judgment of the Board of Directors of Bank because of such litigation or proceeding and the circumstances relating thereto it would be inadvisable or undesirable for it to carry out this Agreement; or

          (iii) there has been a failure to satisfy a condition set forth in
     Article VI intended to benefit Bank.

     (d) Unilateral Action by Either Party. By action of the board of directors of either party hereto, if the Merger has not been consummated by October 31, 1995, or such later date as the parties may have agreed previously in writing.


Section 8.02 Effect of Termination.

     In the event that this Agreement is terminated as provided herein:

     (a) Notice of Termination. Written notice of such termination shall forthwith be given to the other party.

     (b) Limited Liability for Termination. Upon the giving of notice pursuant to Section 8.02(a) or Section 7.01, this Agreement shall terminate, and subject to the expense provisions of Section 9.02(a), neither party shall be liable to the other as a result of such termination unless the termination was the result of a material breach by the other party, in which event the breaching party shall be liable to the other for all costs and expenses of the other in connection with the preparation and implementation of this Agreement, including the fees and costs of its counsel, accountants and other experts (but excluding the fees and costs of any financial advisor retained by Bank as referenced in
Section 6.01(o)), but shall not be subject to any other liability.

     (c) Confidentiality. Except as otherwise required by law, neither party will use or disclose to third parties (except to the extent publicly available) information obtained by it during any investigation of the other party, and each party shall promptly return such written information in its possession as the other party shall request.


Section 8.03. Amendment.

     This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Bank; provided, however, that after such approval by the shareholders of Bank no such amendment, without further shareholder approval, shall reduce the amount or change the form of the consideration to be delivered to the shareholders of Bank as contemplated by this Agreement or alter or change any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the shareholders of Bank. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04. Waiver.

     Any of the terms or conditions of this Agreement may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by a party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, covenant, representation or warranty.


                                   ARTICLE IX

                              BROKERS AND EXPENSES

Section 9.01. Brokers.

     FTC and Bank each represents and warrants to the other that no broker or finder has acted for it in connection with the execution and delivery of the Agreement or the transactions contemplated hereby.

Section 9.02. Expenses.

     All expenses incurred by FTC and Bank in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party, shall be borne solely and entirely by the party which has incurred the same, except that:

          (a) in the event the transactions contemplated in this Agreement are not consummated for any reason (other than the material breach by one party resulting in termination of this Agreement by the other party), each party shall pay one-half of the costs incurred in printing the FTC Registration Statement including the Prospectus and Proxy Statement, the registration fee thereof and the fees for filing applications for governmental approvals; and

          (b) Bank's expenses unpaid on the Effective Date shall be treated as any other existing Bank indebtedness vested in Surviving Bank as a result of the Merger.


                                   ARTICLE X

                                 MISCELLANEOUS

Section 10.01. Further Assurances.

     Each party agrees to use its best efforts to take or cause to be taken such action to execute and deliver or cause to be executed and delivered such additional documents and instruments and to do or cause to be done all things necessary, proper or advisable under provisions of this Agreement, the Merger Agreement and under applicable law to consummate and make elective the Merger as soon as possible.


Section 10.02. Notices.

     All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by first-class registered or certified mail, postage prepaid, with return receipt requested, or by recognized overnight delivery service guaranteeing next-day delivery, as follows:

         (a)      If to Bank, to:

                  M. L. Patterson, Jr., President and CEO
                  Washington County National Bank
                  14 West Potomac Street, P. O Box 378
                  Williamsport, Maryland 21795

         with copy to:

                  Timothy F. McCormack, Esquire
                  Shapiro and Olander
                  Charles Center South, 20th Floor
                  36 South Charles Street
                  Baltimore, Maryland 21201-3147

         (b)      If to FTC, to:

                  Ray L. Wolfe, President and CEO
                  Financial Trust Corp
                  310 Allen Road
                  Carlisle, Pennsylvania 17013

         with copy to:

                  W. Jeffry Jamouneau, Esquire
                  McNees, Wallace & Nurick
                  100 Pine Street
                  P. O. Box 1166
                  Harrisburg, Pennsylvania 17108-1166

or to such other person or address as any such person may designate in writing to FTC and Bank, as the case may be, in accordance with this Section 10.02.


Section 10.03. Binding Effect.

     All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.04. Headings.

     The Article, Section, paragraph and other headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of the Agreement.


Section 10.05. Survival.

     The representations and warranties of the parties contained herein or in any documents or certificates delivered in connection herewith shall not survive the Closing hereunder except to the extent provided to the contrary in Section 9.02.


Section 10.06. Press Releases.

     The parties will consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.


Section 10.07. Counterparts.

     The Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall be deemed to be original signatures for all purposes and shall be conclusive evidence that a counterpart of this Agreement has been validly executed by the parties so signing and delivery of such facsimile copy shall constitute a valid and binding agreement.


Section 10.08. Integration of Agreement.

     The Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or communications, oral or written, between the parties hereto with respect to the subject matter hereunder. Neither the Agreement, nor any provisions hereof, may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

Section 10.09. Governing Law.

     The Agreement shall be construed under the laws of the Commonwealth of Pennsylvania.

Section 10.10. Incorporation by Reference.

     Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference thereto as though fully set forth at the point referred to in the Agreement.

     IN WITNESS WHEREOF, each party hereto has caused the Agreement to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized of officers, all as of the day and year first above written.


ATTEST:                                              FINANCIAL TRUST CORP


/s/ J. H. Bowers                            By: /s/ Ray L. Wolfe
- ----------------------                          -------------------------------
                                                Ray L. Wolfe, President and CEO


ATTEST:                                              WASHINGTON COUNTY NATIONAL BANK


/s/ Karen P. Horning                         By: /s/ M. L. Patterson, Jr.
- -----------------------                          ------------------------------
                                                 M. L. Patterson, Jr., President and CEO


                                                                       EXHIBIT B
July  , 1995


Board of Directors
Washington County National Bank
14 W. Potomac Street
Williamsport, Maryland  21795

Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Washington County National Bank ("WCNB") of the financial terms of the proposed affiliation whereby WCNB will be merged into Financial Trust Corporation ("Financial Trust"). The terms of the proposed affiliation (the "Proposed Affiliation") between WCNB and Financial Trust are set forth in the Agreement and Plan of Affiliation (the "Agreement") dated December 22, 1994, and provide that each outstanding share of WCNB common stock will be converted into 2.25 shares of Financial Trust common stock subject to certain terms and conditions as detailed in the Agreement.

     Berwind Financial Group, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

     In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of WCNB and Financial Trust, (ii) reviewed the Agreement, (iii) reviewed and analyzed stock market performance of Financial Trust, (iv) studied and analyzed the consolidated financial and operating data of WCNB and Financial Trust, (v) considered the terms and conditions of the Proposed Affiliation between WCNB and Financial Trust as compared with the terms and conditions of comparable bank mergers and acquisitions, (vi) met and/or communicated with certain members of WCNB and Financial Trust's senior management to discuss their respective operations, historical financial statements, and future prospects,
(vii) reviewed a draft of the proxy statement/prospectus and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Board of Directors
July   , 1995
Page 2



     Our opinion is given in reliance on information and representations made or given by WCNB and Financial Trust, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by WCNB and Financial Trust including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning WCNB and Financial Trust nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Affiliation is, in all respects, lawful under applicable law.

     With regard to financial and other information relating to the general prospects of WCNB and Financial Trust, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of WCNB and Financial Trust as to WCNB's and Financial Trust's most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Affiliation, and in preparation of the final proxy statement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Affiliation to WCNB.

     Our opinion is based upon information provided to us by the managements of WCNB and Financial Trust, as well as market, economic, financial, and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Affiliation and does not constitute a recommendation to the Board of WCNB and does not constitute a recommendation to WCNB's shareholders as to how such shareholders should vote on the Agreement.

     Based on the foregoing, it is our opinion that, as of the date hereof, the Proposed Affiliation between WCNB and Financial Trust is fair, from a financial point of view, to the shareholders of WCNB.

                         Sincerely,



                         BERWIND FINANCIAL GROUP, L.P.

                                                                       EXHIBIT C

                    STATUTORY DISSENTERS' RIGHTS PROVISIONS

                    DISSENTERS' RIGHTS OF WCNB SHAREHOLDERS

                               NATIONAL BANK ACT
                              12 USC Section 215a


     (a) One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter [Sections 215-215b], may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall--

          (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

          (2) be ratified and confirmed by the affirmative vote of the share-holders of each such association or State bank owning at least two-thirds of its capital stock outstanding...


                            Dissenting shareholders

     (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.


                              Valuation of shares

     (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one elected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, the shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.


              Application to shareholders of merging associations:
          appraisal by Comptroller; expenses of receiving association;
           sale and resale of shares; State appraisal and merger law

     (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to share- holders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Section 1741 of the Pennsylvania Business Corporation Law and Section 14.1 of the registrant's Bylaws provide that the corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 1742 of the Pennsylvania Business Corporation Law and Section 14.2 of the registrant's Bylaws provide that the corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the county in which the registered office of the corporation is located or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1744 of the Pennsylvania Business Corporation Law and Section 14.4 of the registrant's Bylaws provide that any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

          (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

          (2) If such quorum is not obtainable, or, even if obtainable a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or;

          (3) By the shareholders.

     Notwithstanding the above, Section 1743 and Section 14.3 of the Bylaws provide that to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1745 and Section 14.5 of the Bylaws further provide that expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

     Section 1746 and Section 14.6 of the Bylaws provide that the indemnification provided shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators.

     Section 1747 of the Pennsylvania Business Corporation Law and Section 14.7 of the Bylaws permit a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the director, officer, employee or agent against such liability. Section 1747 declares such insurance to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Article 12 of the Articles of Incorporation of the registrant provides that the corporation shall, to the fullest extent permitted by applicable law, indemnify any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities, or other matters for which indemnification is permitted by applicable law, which indemnification shall not be deemed exclusive of any other right to which any indemnitee may be entitled.

     Section 13.1 of the registrant's Bylaws provides that a person serving as a director of the corporation shall not be personally liable for monetary damages for any action taken, or for any failure to take any action, as a director, unless (1) the director has breached or failed to perform the duties of his office, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, such Bylaw does not apply to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or federal law.

     The registrant maintains directors' and officers' liability insurance with respect to liabilities, including liabilities under the Securities Act of 1933, which they may incur in connection with their serving as such.

Item 21. Exhibits and Financial Statement Schedules


         Exhibit No.                                 Description and Method of Filing
         -----------                                 --------------------------------

           2.1                              Agreement and Plan of Affiliation dated December 23,
                                            1994 between Financial Trust Corp and Washington
                                            County National Bank (previously filed as Exhibit A to
                                            the Proxy Statement/Prospectus).

           3.1                              Articles of Incorporation of Financial Trust Corp as
                                            amended (previously filed).

           3.2                              Bylaws of Financial Trust Corp as amended (previously
                                            filed).

           5.1                              Opinion of McNees Wallace & Nurick regarding the
                                            legality of the shares of Common Stock of Financial
                                            Trust Corp being registered (previously filed).

           8.1                              Opinion of McNees Wallace & Nurick regarding certain
                                            tax matters (previously filed).

          13.1                              1994 Annual Report to Shareholders of Financial Trust
                                            Corp (previously filed).

          21.1                              Subsidiaries of Financial Trust Corp (listed under "Infor-
                                            mation Concerning Financial Trust Corp" in the Proxy
                                            Statement/Prospectus).

          23.1                              Consent of Ernst & Young LLP, independent accountants
                                            (filed herewith).

          23.2                              Consent of Smith Elliott Kearns & Company, indepen-
                                            dent accountants (filed herewith).

          23.3                              Consent of McNees Wallace & Nurick (contained in their
                                            Opinion previously filed as Exhibit 5.1).

          23.4                              Consent of Berwind Financial Group, L.P. (previously
                                            filed).

          23.5                              Consent of Persons Named As About to Become
                                            Directors (previously filed).

          24.1                              Power of Attorney (included on signature page of the
                                            Registration Statement).

          99.1                              Employment Agreement between Washington County
                                            National Bank and M.L. Patterson, Jr. (previously filed).

          99.2                              Employment Agreement between Washington County
                                            National Bank and David E. Drury (previously filed).

     The following exhibits are filed herewith pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended:*


    Exhibit No.                                               Description
    -----------                                               -----------
         A.                                 Proposed form of proxy for use by shareholders of
                                            Washington County National Bank.

                Included in Proxy           Proposed form of Notice of Annual Meeting of
                Statement/Prospectus        Shareholders of Washington County National Bank.

                Included in Proxy           Proposed form of letter to shareholders of Washington
                Statement/Prospectus        County National Bank to accompany Proxy Statement/
                                            Prospectus.


_____________________

*Filing not required by Item 601 of Regulation S-K.


Item 22. Undertakings

     The undersigned registrant hereby undertakes as follows:

          (1) that prior to any public reoffering of the securities registered hereunder through the use of the prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

          (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of the Registration Statement on Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) To supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlisle, Pennsylvania, on June 30, 1995.


                                                 FINANCIAL TRUST CORP
                                                     (Registrant)



                                                 By  /s/ RAY L. WOLFE
                                                    ---------------------------
                                                    Ray L. Wolfe, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         NAME                                     TITLE                                     DATE
         ----                                     -----                                     ----


                                            President - Vice Chairman
                                            of the Board - Principal
/s/ RAY L. WOLFE                            Executive Officer and Director              June 30, 1995
- ----------------------
Ray L. Wolfe

                                            Principal Financial
/s/ BRADLEY S. EVERLY                       and Accounting Officer                      June 30, 1995
- -----------------------
Bradley S. Everly


                                            Chairman of the Board
         *                                  and Director                                June 30, 1995
- ----------------------
L. Wm. Burkholder, Jr.


         *                                  Director                                    June 30, 1995
- ----------------------
Lynn S. Baker


- ----------------------                      Director                                   _____ __, 1995
Thomas E. Beck


         *                                  Director                                    June 30, 1995
- ----------------------
Harold L. Brake


- ----------------------                      Director                                   _____ __, 1995
Robert W. Brown


         *                                  Director                                    June 30, 1995
- ----------------------
George P. Buckey


         *                                  Director                                    June 30, 1995
- ----------------------
Thomas G. Burkey



         *                                  Director                                   June 30, 1995
- ------------------------
Dennis G. Caverly


         *                                  Director                                   June 30, 1995
- ------------------------
George F. Henneberger


         *                                  Director                                   June 30, 1995
- ------------------------
Webb S. Hersperger, M.D.


         *                                  Director                                   June 30, 1995
- -----------------------
Allan W. Holman, Jr.


         *                                  Director                                   June 30, 1995
- -----------------------
William H. Kiick


         *                                  Director                                   June 30, 1995
- -----------------------
Richard G. King


- -----------------------                     Director                                   ____ __, 1995
William F. Shull


         *                                  Director                                   June 30, 1995
- -----------------------
Paul L. Strickler


         *                                  Director                                   June 30, 1995
- -----------------------
Jack K. Sunday


- -----------------------                     Director                                   ____ __, 1995
Mary Ann Warrell


         *                                  Director                                   June 30, 1995
- -----------------------
Peter C. Zimmerman



*Signed by Bradley S. Everly as Attorney-in Fact.
/s/ BRADLEY S. EVERLY
- -----------------------
Bradley S. Everly

                                 EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)


                                                                                        Page Number
                                                                                        in Sequential
                                                                                        Numbering
Number                              Description                                         System
- ------                              -----------                                         -------------
 2.1            Agreement and Plan of Affiliation dated
                December 23, 1994 between Financial Trust Corp
                and Washington County National Bank (previously
                filed as Exhibit A to the Proxy
                Statement/Prospectus).

 3.1 Articles of Incorporation of Financial Trust Corp, as amended (previously filed).

 3.2 Bylaws of Financial Trust Corp as amended (previously filed).

 5.1 Opinion of McNees Wallace & Nurick regarding the legality of the shares of Common Stock of Financial
                Trust Corp being registered (previously filed).

 8.1 Opinion of McNees Wallace & Nurick regarding certain tax matters (previously filed).

13.1            1994 Annual Report to Shareholders of Financial Trust Corp
                (previously filed).

21.1            Subsidiaries of Financial Trust Corp (listed under
                "Information Concerning Financial Trust Corp" in the
                Proxy Statement/Prospectus).

23.1            Consent of Ernst & Young LLP, independent auditors
                (filed herewith).

23.2 Consent of Smith Elliott Kearns & Company, independent accountants (filed herewith).


23.3 Consent of McNees Wallace & Nurick (contained in their Opinion previously filed as Exhibit 5.1).

23.4            Consent of Berwind Financial Group, L.P.
                (previously filed).

23.5            Consent of Persons Named As About to
                Become Directors (previously filed).

24.1            Power of Attorney (included on
                signature page of the Registration Statement).

99.1            Employment Agreement between Washington County
                National Bank and M.L. Patterson, Jr. (previously filed).

99.2            Employment Agreement between Washington County
                National Bank and David E. Drury (previously filed).


     The following attachments and schedules to the Agreement and Plan of Affiliation (Exhibit 2.1) are omitted but will be furnished upon the request of the Securities and Exchange Commission:

     Agreement of Merger between Washington County National Bank and FTC Interim Bank

         Schedule 5.01(d)           -       list of certain reports, etc., of bank regulators
         Schedule 5.01(q)(iv)       -       list of salary increases
         Schedule 5.01(h)           -       list of certain tax accruals
         Schedule 5.01(j)           -       list of WCNB contracts (one data processing
                                            contract listed)
         Schedule 5.01(k)           -       list of certain reports, etc., of bank regulators
                                            (same list as 5.01(d))
         Schedule 5.01(l)           -       list of certain reports, etc., of bank regulators
                                            (same list as 5.01(d))
         Schedule 5.01(n)           -       list of certain health insurance and retirement benefit
                                            obligations of WCNB
         Schedule 5.01(s)           -       list of certain related party transactions involving
                                            WCNB